AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 2004
                                                    REGISTRATION NO.  333-
-------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      _____________________________________

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      _____________________________________


                        DOBI MEDICAL INTERNATIONAL, INC.
                 (Name of small business issuer in its charter)


           DELAWARE                        3845                  98-0222710
   (State or jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)

               1200 MACARTHUR BOULEVARD, MAHWAH, NEW JERSEY 07430
                                 (201) 760-6464
                        (Address and telephone number of
                          principal executive offices)
               ---------------------------------------------------

               1200 MACARTHUR BOULEVARD, MAHWAH, NEW JERSEY 07430
                                 (201) 760-6464
                   (Address of principal place of business or
                      intended principal place of business)
               --------------------------------------------------


                                PHILLIP C. THOMAS
                             CHIEF EXECUTIVE OFFICER
                        DOBI MEDICAL INTERNATIONAL, INC.
                            1200 MACARTHUR BOULEVARD
                            MAHWAH, NEW JERSEY 07430
                                 (201) 760-6464
                       (Name, address and telephone number
                              of agent for service)

               ---------------------------------------------------

                                    Copy to:
                             GREENBERG TRAURIG, LLP
                                METLIFE BUILDING
                          200 PARK AVENUE - 15TH FLOOR
                            NEW YORK, NEW YORK 10166
                    TEL: (212) 801-9200; FAX: (212) 801-6400
               ---------------------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                     ______________________________________


                                                   CALCULATION OF REGISTRATION FEE

============================== ============================ =========================== ======================= ====================
                                                                                           PROPOSED MAXIMUM          AMOUNT OF
   TITLE OF EACH CLASS OF                                    PROPOSED MAXIMUM OFFERING    AGGREGATE OFFERING       REGISTRATION
 SECURITIES TO BE REGISTERED    AMOUNT BEING REGISTERED (1)      PRICE PER SHARE(2)              PRICE                   FEE
Common Stock,                       29,286,754 shares                 $1.48             $      43,344,395.00    $      5,491.73
  par value $.0001 per share

Common Stock,                        2,580,667 shares(3)              $1.48             $       3,819,387.10    $        483.97
  par value $.0001 per share

Common Stock,                       15,943,102 shares(4)              $1.48             $      23,595,790.00    $      2,989.57
  par value $.0001 per share

Common Stock,                        3,000,001 shares (5)             $1.48             $       4,440,001.40    $        562.55
  par value $.0001 per share

Common Stock,                        3,000,001 shares (6)             $1.48             $       4,440,001.40    $        562.55
  par value $.0001 per share

Common Stock,                        2,580,667 shares(7)              $1.48             $       3,819,387.10    $        483.97
  par value $.0001 per share

Common Stock,                          770,450 shares(8)              $1.48             $       1,140,266.00    $        144.47
  par value $.0001 per share

Common Stock,                          869,278 shares(9)              $1.48             $       1,286,531.40    $        163.00
  par value $.0001 per share

            Total                   58,030,920 shares                 $1.48             $      85,885,759.40    $     10,881.81
------------------------------ ---------------------------- --------------------------- ----------------------- --------------------

(1)  This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant's common stock on the OTC Bulletin Board on
     September 8, 2004.

(3)  Issuable upon conversion of outstanding shares of series A convertible preferred stock at a conversion price of $2.00 per share, subject to adjustment.

(4)  Issuable upon exercise of outstanding common stock purchase warrants at an exercise price of $1.54 per share.

(5)  Issuable upon the closing of the second tranche of the registrant's December 2003 private placement.

(6)  Issuable upon exercise of common stock purchase warrants at an exercise price of $1.54 per share, which may become issuable upon the closing of the second tranche of the registrant's December 2003 private placement.

(7)  Issuable upon exercise of outstanding common stock purchase warrants at an exercise price of $3.00 per share.

(8)  Issuable upon exercise of outstanding common stock purchase warrants at an exercise price of $2.00 per share.

(9)  Issuable in connection with the payment of dividends payable on outstanding shares of series A convertible preferred stock, if those dividends are not paid in cash.

                                               ______________________________________


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL
THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME
EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL
BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------------------------------------------


The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2004


                           DOBI MEDICAL INTERNATIONAL


                                58,030,920 SHARES

                                  COMMON STOCK

                TO BE OFFERED BY CERTAIN HOLDERS OF COMMON STOCK
                    AND WARRANTS TO PURCHASE COMMON STOCK OF
                        DOBI MEDICAL INTERNATIONAL, INC.

         This prospectus relates to the sale of up to 58,030,920 shares of our common stock by the selling stockholders listed in this prospectus. The shares offered by this prospectus include 29,286,754 presently outstanding shares of our common stock, a maximum of 21,874,886 shares of our common stock issuable upon conversion of shares of our series A convertible preferred stock and exercise of outstanding warrants to purchase common stock, 869,278 shares of our common stock issuable on account of dividends payable to the holders of our series A convertible preferred stock if those dividends are not paid in cash, and 3,000,001 shares of common stock and warrants to purchase 3,000,001 shares of common stock which may be issuable in connection with the closing of the second tranche of our December 2003 private placement. These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

         Pursuant to registration rights granted by us to the selling stockholders, we are obligated to register shares held of record and shares issuable upon conversion of our preferred stock and exercise of warrants by the selling stockholders. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. A number of the selling stockholders, however, are parties to agreements with us that limit the number of shares included in this prospectus that the selling stockholder may sell per month. We will receive none of the proceeds from the sale of the above-referenced shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will borne by them.

         Our common stock is quoted on the OTC Bulletin Board under the symbol DBMI OB. The high and low bid prices for shares of our common stock on September 8, 2004, were $1.50 and $1.46 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

         The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

                       ___________________________________

                AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH
           DEGREE OF RISK. PLEASE CAREFULLY REVIEW THE SECTION TITLED
                       "RISK FACTORS" BEGINNING ON PAGE 8.
                       ___________________________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
      UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         _______________________________

               THE DATE OF THIS PROSPECTUS IS _____________, 2004

         IN CONSIDERING THE ACQUISITION OF THE COMMON STOCK DESCRIBED IN THIS PROSPECTUS, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE OFFERS AND SALES WOULD BE UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF COMMON STOCK.

                      _____________________________________

                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY........................................................................1

THE OFFERING...................................................................3

RECENT DEVELOPMENTS............................................................4

RISK FACTORS...................................................................8

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................15

WHERE YOU CAN FIND MORE INFORMATION...........................................15

USE OF PROCEEDS...............................................................16

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS...................16

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................18

BUSINESS......................................................................25

MANAGEMENT....................................................................28

STOCK OWNERSHIP...............................................................34

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................35

PRINCIPAL AND SELLING STOCKHOLDERS............................................38

PLAN OF DISTRIBUTION..........................................................58

DESCRIPTION OF SECURITIES.....................................................60

SHARES ELIGIBLE FOR FUTURE SALE...............................................65

LEGAL MATTERS.................................................................66

EXPERTS.......................................................................66

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE......................................................66

INDEX TO CONSOLIDATED FINANCIAL INFORMATION..................................F-1

                                     SUMMARY

     You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled "Risk Factors," regarding us and the common stock being sold in this offering. Unless the context otherwise requires, "we," "our," "us" and similar phrases refer to DOBI Medical International, Inc., together with its wholly-owned subsidiary, DOBI Medical Systems, Inc.

OUR BUSINESS

     We are an advanced medical technology imaging development stage company engaged in the business of developing and commercializing a new, non-invasive, gentle and cost effective means for the improved diagnosis of cancer and other diseases through the detection of vascular changes (known as "angiogenesis") associated with malignant tumors. We are in the process of seeking Premarket Approval (PMA) from the U.S. Food and Drug Administration (FDA) for our ComfortScan(TM) system, a non-invasive imaging device to assist physicians in diagnosing breast cancer following a suspicious mammogram. We have successfully completed four of the five required steps in the PMA process and anticipate submitting any updates and the pivotal clinical data for FDA review in 2005 and possible approval later that year. We further anticipate that future advances to the ComfortScan system technology may expand the device's intended use to include other diagnostic and treatment applications for which FDA approval would be sought at that time. From inception through December 31, 2003, we have incurred approximately $6,900,000 in research and development expenses.

     The medical and scientific foundation of our technology is the ability of the ComfortScan system to quickly, gently and cost effectively image the body's creation of new blood vessels that support and sustain cancer development. This process, known as angiogenesis, is a vital element in the development and growth of virtually all cancers and over 70 other human diseases. Today, the ability for medical and scientific professionals to accurately and cost effectively image angiogenesis in the human body is virtually non-existent. According to studies of the angiogenesis market by the Massachusetts-based Angiogenesis Foundation, an independent scientific research organization, each year over 500 million cases of angiogenesis-based diseases afflict persons in Western nations alone. Thus, the ComfortScan system provides important physiology-based information not readily available to physicians for determining differences between benign and malignant lesions in the body.

     We have successfully completed four of the five required steps of our PMA process for final FDA acceptance of our ComfortScan system, with the remaining data submission (known as a module), "Clinical Studies and Device Labeling," expected to be completed in 2005. The first four modules consisted of FDA mandated data regarding such information as the theory of operation of the ComfortScan system, a detailed hazards analysis, software and hardware bench testing and other related testing intended to ensure high quality engineering design and manufacturing standards are incorporated into the ComfortScan system. The fifth module, a clinical test of approximately 600 patients involving 120 malignancies, is expected to be submitted to the FDA in mid-2005 with FDA review expected to take approximately six months. If the FDA determines within this anticipated time period that the submission meets the regulatory and statutory requirements, FDA approval to market the device as an adjunct to mammography in the United States could be issued in the fourth quarter of 2005 or shortly thereafter in the first quarter of 2006. We cannot be certain that we will meet this date or that we will receive FDA approval for this product.

RECENT FINANCING TRANSACTION

     On July 30, 2004, we completed a private placement of 206.45 shares of our series A convertible preferred stock (each of which shares is currently convertible into 12,500 shares of our common stock) and four-year warrants to purchase an additional 2,580,667 shares of our common stock at an exercise price of $3.00 per share. We received gross proceeds of $5,161,333 from this private placement. We have agreed to use our commercially reasonable efforts to register the shares of common stock issuable upon conversion of the series A convertible preferred stock and exercise of the warrants for public resale by no later than January 26, 2005. For a more complete description of this private placement, see "Recent Developments" below.

CORPORATE HISTORY AND DECEMBER 2003 TRANSACTIONS

     On December 9, 2003, we completed a reverse merger transaction with Lions Gate Investment Limited, a Nevada corporation formed in October 1999. Until the merger, Lions Gate engaged in oil and gas exploration activities. Lions Gate discontinued these activities following the merger. Upon the closing of the merger, the directors and management of DOBI Medical Systems became the directors and management of Lions Gate. For a more complete description of the reverse merger transaction and concurrent private placement in which we received $5.5 million in gross proceeds, see "Recent Developments" below.

     On January 30, 2004, we changed our name to DOBI Medical International, Inc. and changed our state of incorporation to Delaware pursuant to an agreement and plan of merger, dated as of January 29, 2004, between Lions Gate and DOBI Medical International. This transaction had been approved by the holders of approximately 51% of the outstanding common stock of Lions Gate by written consent in lieu of a special meeting of the shareholders of Lions Gate, all as more fully described in Lions Gate's definitive information statement on
Schedule 14C, which we filed with the SEC on January 9, 2004. DOBI Medical Systems continues as a wholly-owned, operating subsidiary of DOBI Medical International, Inc.

     DOBI Medical Systems was formed, initially as a limited liability company, in Delaware in October 1999. In December 1999, we acquired substantially all the assets of Dynamics Imaging, Inc., including a number of patents and trade secrets that form the basis for our current proprietary technology position.

     Since our business is that of DOBI Medical only, and the former DOBI Medical Systems stockholders control the merged companies, the information in this prospectus is that of DOBI Medical as if DOBI Medical Systems had been the registrant for all the periods presented in this prospectus. The section "Management's Discussion and Analysis or Plan of Operation" and the audited consolidated financial statements presented in this prospectus are those of DOBI Medical Systems, as these provide the most relevant information about us on a continuing basis.

CORPORATE INFORMATION

     Our principal executive offices are located at 1200 MacArthur Boulevard, Mahwah, New Jersey 07430, and our telephone number is (201) 760-6464. Our website is located at www.dobimedical.com. Our SEC filings are available to the public from our website. Information on our website is not, and should not be considered, part of this prospectus.

                                  THE OFFERING

Common stock offered by the selling stockholders:

      Presently outstanding number of shares......................                  29,286,754 shares

      Maximum number of shares that may be issued upon
      conversion of series A convertible preferred stock..........                   2,580,667 shares

      Maximum number of shares that may be issued
      upon exercise of outstanding warrants.......................                  19,294,219 shares(1)

      Maximum number of shares that may be issued in
      connection with the payment of dividends payable on
      outstanding shares of series A convertible preferred
      stock.......................................................                     869,278 shares(2)

      Maximum number of shares which may be issued in
      connection with the closing of the second tranche of
      our December 2003 private placement.........................                   3,000,001 shares(4)

      Maximum number of shares that may be issued upon
      exercise of warrants which may be issued in
      connection with the closing of the second tranche of
      our December 2003 private placement.........................                   3,000,001 shares(4)

      Total shares offered........................................                  58,030,920 shares

Common stock outstanding..........................................                  37,748,292 shares(3)

Use of proceeds...................................................          We will receive proceeds only from the sale of shares in
                                                                            connection with the closing of the second tranche of the
                                                                            December 2003 private placement. We will receive none of
                                                                            the proceeds from the sale of the shares by the selling
                                                                            stockholders, except upon exercise of the warrants.


OTC Bulletin Board symbol.........................................          DBMI.OB

(1)  Includes the common stock into which the warrants issued in the first tranche closing of our December 2003 private placement and reverse merger, and our July 2004 private placement may be exercised.

(2)  At our option, these dividends may be paid either in cash or registered shares of our common stock. In the case of payment in common stock, the stock to be issued will be valued at 95% of the average of the closing trading price of our common stock for the 20 trading days ending on the day prior to the day on which payment is due.

(3)  As of September 8, 2004. Does not include shares of our common stock that are reserved for issuance pursuant to outstanding convertible preferred stock, warrants and stock options, and shares available for future issuance under our 2000 Stock
     Incentive Plan.

(4)  The closing of the second tranche of our December 2003 private placement is conditioned on the achievement of specified performance milestones by not later than June 9, 2005.


                               RECENT DEVELOPMENTS

CHANGE IN CONTROL

     On December 9, 2003, we completed the merger of DOBI Acquisition Corp., a Delaware corporation and our newly-created, wholly-owned subsidiary, with and into DOBI Medical Systems, Inc., with DOBI Medical Systems surviving as our wholly-owned subsidiary. The merger was consummated under Delaware law and pursuant to an Agreement of Merger and Plan of Reorganization, dated December 8, 2003.

     In connection with the merger, a total of 1,738,462 shares of our common stock owned by Keith A. Ebert, one of our directors prior to the merger, Graham Crabtree, Beverly Strench and Renata Kubicek were repurchased by us for an aggregate consideration of $250,000, which amount was contributed to us by Verus International Group Limited as a capital contribution, and then cancelled at the closing of the merger. N. Desmond Smith, another of our directors prior to the merger, also agreed to the cancellation of 400,000 shares of our common stock owned by him in consideration for the termination of an assignment of a number of oil and gas leases by Mr. Smith to us and related receivables due from Mr. Smith, valued on our books at $10,109. Giving effect to the cancellation of these stockholders' shares, there were 8,461,538 shares of our common stock outstanding before giving effect to the stock issuances in the merger and the private placement that we consummated in connection with the merger.

     Pursuant to the Merger Agreement, at closing, we issued 23,576,174 shares of our common stock to the former security holders of DOBI Medical, representing 62.8% of the issued and outstanding shares of our common stock following the merger and the initial tranche of the private placement that we consummated in connection with the merger, in exchange for 100% of the outstanding capital stock of DOBI Medical and convertible promissory notes. Included in the shares of capital stock of DOBI Medical outstanding prior to the merger were 16,590,920 shares of common stock of DOBI Medical, which were converted at the merger on a one-for-one basis into 16,590,920 shares of our common stock, and 982,884 shares of DOBI Medical's class A convertible preferred stock, which were converted at the merger on a 2.25-for-1 basis into 2,211,489 shares of our common stock. Convertible promissory notes of DOBI Medical outstanding prior to the merger included $1,680,500 of outstanding indebtedness under DOBI Medical's series 2 convertible notes, which represented all of the indebtedness outstanding under those notes, and which was converted, together with accrued but unpaid interest thereon, at the merger into 1,718,002 shares of our common stock, and $2,878,000 of outstanding indebtedness under DOBI Medical's series 1 convertible notes, which represented all but $270,000 of the principal indebtedness outstanding under those notes, and which was converted, together with accrued but unpaid interest thereon, at the merger into 3,055,761 shares of our common stock. The $270,000 of indebtedness left outstanding, plus accrued interest, under the series 1 notes remained an outstanding debt obligation of DOBI Medical following the merger.

     In connection with the merger, we assumed all of DOBI Medical's obligations under the DOBI Medical 2000 Stock Incentive Plan and reserved 5,630,000 shares of our common stock for stock options issued and issuable under that plan. At the time of the merger, DOBI Medical had outstanding stock options to purchase 1,472,251 shares of common stock that were converted in the merger into options to purchase shares of our common stock. In addition, all outstanding warrants issued by DOBI Medical prior to the merger to purchase shares of DOBI Medical common stock were either exchanged for, amended to become, or automatically converted into, three-year warrants to purchase shares of our common stock on the same terms and conditions as those warrants issued by us in the private placement we completed concurrently with the merger. These warrants have an exercise price of $1.54 per share. At the closing of the merger, all outstanding DOBI Medical warrants were exercisable into 9,573,321 shares of DOBI Medical common stock, and were either exchanged for, amended to become or automatically converted into three-year warrants to purchase a like number of shares of our common stock. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to our current report on Form 8-K, which we filed with the SEC on December 19, 2003.

     Immediately after the closing of the merger and the first tranche of the private placement, we had outstanding 37,537,712 shares of common stock, warrants to purchase 16,343,352 shares of common stock, and stock options to purchase 1,472,251 shares of common stock. At that time we also entered into a one-year agreement with Strategic Initiatives Inc. for it to provide a comprehensive capital markets program, the purpose of which is to create a broad awareness of our company, our products and our accomplishments to the financial marketplace. As compensation, Strategic Initiatives received a three-year warrant to purchase 250,000 shares of our common stock at $1.54 a share.

     Under Nevada law, we did not need the approval of our stockholders to consummate the merger, as the constituent corporations in the merger were DOBI Acquisition and DOBI Medical, each of which is a Delaware corporation. We were not a constituent corporation in the merger.

     Pursuant to the Merger Agreement, at the closing of the merger, the membership of our board of directors was increased from two to four directors, and Phillip C. Thomas and David H. Clarke were appointed to serve until the next annual meeting of stockholders in the vacancies created by the increase. Upon compliance with provisions of the Securities Exchange Act of 1934 and related rules under that act, pursuant to the Merger Agreement, the number of members comprising our board of directors was increased to six members, and Bradford Baker, William Li, M.D., Robert M. Machinist and Webb W. Turner were appointed to serve as our directors until the next annual meeting of stockholders. In connection with the appointment of these four directors, N. Desmond Smith and Keith A. Ebert, the sole members of our board of directors prior to the merger, resigned as directors.

     In connection with an earlier private placement in which Sterling Financial Investment Group, Inc. acted as DOBI Medical's exclusive placement agent, DOBI Medical agreed to allow a designee of Sterling Financial to be nominated to the board of directors of DOBI Medical. This agreement continues in effect in the event of a merger of DOBI Medical, and will continue to remain in effect as long as Sterling Financial and its investors continue to own at least 10% of our outstanding shares. Bradford Baker was designated to be Sterling Financial's board nominee and, upon compliance with provisions of the Securities Exchange Act of 1934 and related rules under that act, he became one of our directors.

     For accounting purposes, the merger was accounted for as a reverse merger, since the stockholders of DOBI Medical owned a majority of the issued and outstanding shares of our common stock immediately following the merger. Due to the issuance of the 23,576,174 shares of our common stock and the change in the majority of our directors, a change in control of our company occurred on the date of the consummation of the merger. Except as described in this prospectus, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of our company.

DECEMBER 2003 PRIVATE PLACEMENT

     Concurrently with the closing of the merger, we completed a private placement and received subscriptions for a total of 8.5 million shares of our common stock and warrants to purchase an additional 4,250,000 shares of our common stock. The purchase price of the common stock was $1.00 per share, and the exercise price of the warrants is $1.54 per share. The private placement was structured to close in two tranches. The first tranche closed concurrently with the closing of the merger. Investors who participated in the first tranche were required to irrevocably commit to the second tranche, with 64.7% of their subscribed investment being funded at the closing of the first tranche and the remaining 35.3% being funded at the closing of the second tranche. In the first tranche closing of the private placement, we issued 5,500,001 shares of common stock and warrants to purchase 2,750,001 shares of common stock, and received net proceeds of approximately $4,058,000.

     We expect to receive $3.0 million in net proceeds from the closing of the second tranche of the December 2003 private placement (assuming there are no subscriber defaults). The second tranche investment commitment is secured by the shares of our common stock issued in the first tranche. The closing of the second tranche is conditioned on the achievement of the following performance milestones by not later than June 9, 2005:

     o completion of at least 20 patient DOBI Medical clinical test scans after the commencement of FDA Module 5,

     o shipment of at least 10 revenue-producing and production level ComfortScan systems, and

     o our net loss (calculated in accordance with generally accepted accounting principles) being not more than 10% greater on a cumulative basis than $(1.9 million) and $(1.2 million) for the two complete fiscal quarters ended immediately following the closing of the merger, respectively.

     In connection with the merger and private placement, we granted to (i) investors in the private placement, (ii) security holders of DOBI Medical converting debt and preferred equity securities into common stock in the merger, and (iii) Lake Worth Ventures, Inc., one of our significant stockholders, with respect to 370,838 shares of our common stock received in the merger in exchange for a like number of shares of DOBI Medical common stock purchased in December 2002, "weighted average" anti-dilution protection with respect to the common stock acquired by these stockholders in the private placement and merger. The anti-dilution provisions are triggered by a subsequent stock offering by us at a lower price per share than a protected price level ($1.00 per share) and take into account both the lower price and the number of shares issued at the lower price. The anti-dilution protection for the common stock issued in the private placement was due to expire upon the earlier of June 9, 2005, 18 months after the closing of the merger, or the completion of an additional $5.0 million equity financing by us. As a result of the private placement completed on July 30, 2004, in which we raised gross proceeds of $5.16 million, the anti-dilution protection for the common stock issued in the private placement expired. The anti-dilution protection continues to be effective for the other security holders noted above. The anti-dilution provision will be triggered at the closing of a convertible debt or equity offering (before the expiration of the anti-dilution period), regardless of when the subsequent conversion takes place. Former holders of DOBI Medical's common stock and future holders of our shares are not entitled to the benefit of these anti-dilution protections and, as a result, may experience dilution of their ownership percentage if we sell securities in the future at a price of less than $1.00 per share.

     The warrants issued in the private placement are exercisable in whole or in part through December 9, 2006, the third anniversary of the closing of the merger, have an exercise price of $1.54 per share and contain customary anti-dilution protection in the event of stock dividends, stock splits, combinations of shares, recapitalizations or other like events.

     The private placement was made solely to "accredited investors," as that term is defined in Regulation D under the Securities Act of 1933. The shares of common stock and warrants to purchase common stock were not registered under the Securities Act of 1933, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

     Upon the closing of the first tranche of the private placement, we issued warrants to purchase 3,770,000 shares of our common stock to Verus International Group Limited, our financial advisor in the reverse merger transaction, and Sterling Financial Investment Group, or their respective assignees. We will issue warrants to purchase an additional 1.5 million shares of common stock to Verus International upon the closing of the second tranche of the private placement. These warrants are exercisable following the closing of the second tranche of the private placement. The exercise price of the warrants is $1.54 per share, and the warrants expire three years from the closing of the merger.

     In connection with the private placement, we agreed to use our best efforts to file a "resale" registration statement with the SEC covering the shares of common stock issued in the private placement and merger between April 1, 2004 and May 1, 2004. If we failed to timely file the registration statement with the SEC then the total number of shares of our common stock subscribed for in the December 2003 private placement and covered by the registration statement for each named selling stockholder would be increased by 2% per month for each month (or portion thereof) that the registration statement remained unfiled. We obtained extensions from all but one of the selling stockholders in the December 2003 private placement to file the registration statement with the SEC by September 30, 2004, which resulted in our having to issue an additional 11,219 shares of common stock to selling stockholders who invested in the private placement.

JULY 2004 PRIVATE PLACEMENT

     On July 30, 2004, we completed a private placement of 206.45 shares of our series A convertible preferred stock, at a price of $25,000 per share, to accredited investors. For each share of series A convertible preferred stock purchased, an investor received warrants to purchase 12,500 shares of common stock. At the closing of the private placement, we issued warrants to purchase a total of 2,580,667 shares of common stock, which are convertible at an exercise price of $3.00 per share. We received $5,161,333 in gross proceeds from this private placement.

     The shares of series A preferred stock are convertible into shares of our common stock based upon a stated value of $25,000 per share of series A convertible preferred stock, plus any accrued but unpaid dividends, at a price per share of our common stock equal to $2.00, subject to adjustment in the event of stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. Initially, the shares of series A convertible preferred stock we issued in the private placement are convertible into 2,580,667 shares of our common stock.

     Each warrant is exercisable at $3.00 per share of our common stock, subject to adjustment in the event of stock splits or reverse stock splits, stock dividends, recapitalizations or similar events, and expires on July 30, 2008, four years after the date of issuance.

     We incurred cash transaction costs totaling approximately $873,000, which included placement agent commissions and expenses totaling approximately $664,000. In addition, we issued four-year placement agent warrants to purchase 770,450 shares of our common stock at a price of $2.00 per share. For more information about our series A convertible preferred stock and associated warrants, see "Description of Securities."

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

     WE ARE A DEVELOPMENT STAGE COMPANY WITH NO REVENUE TO DATE AND ARE DEPENDENT ON A SINGLE PRODUCT, WHICH CAN HAVE A DETRIMENTAL EFFECT ON THE LONG-TERM CAPITAL APPRECIATION OF OUR STOCK.

     We currently offer only one product, the ComfortScan system, and anticipate that this product will account for substantially all of our revenues, if any, for the foreseeable future. For the fiscal year ended December 31, 2003, we incurred a net loss of $5,151,403 and, as of December 31, 2003, had an accumulated deficit of $16,740,524 and stockholders' equity of $2,487,217. For the six months ended June 30, 2004, we incurred a net loss of $2,951,605 and, as of June 30, 2004, we had an accumulated deficit of $19,692,129 and stockholders' deficiency of $442,020.

     OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INCLUDED A "GOING CONCERN" EXPLANATORY PARAGRAPH IN EACH OF ITS AUDIT REPORTS FOR THE LAST FOUR YEARS, RAISING DOUBT ABOUT OUR ABILITY TO CONTINUE.

     A "going concern" explanatory paragraph was included by our independent registered public accounting firm for the year ended December 31, 2003, and in each of the audit reports for DOBI Medical Systems for the last three years, as a result of the risk surrounding our ability to continue in existence as a development stage company with no revenues and recurring losses and negative cash flows from operations. These conditions raise substantial doubt about our ability to continue as a going concern.

     THE CLOSING OF THE SECOND TRANCHE OF THE DECEMBER 2003 PRIVATE PLACEMENT IS CONDITIONED UPON OUR ACHIEVEMENT OF SPECIFIED PERFORMANCE MILESTONES THAT WE MAY BE UNABLE TO MEET WHICH WOULD CAUSE SOME LIQUIDITY CONCERNS FOR US.

     The closing of the $3.0 million second tranche of the December 2003 private placement is conditioned upon our achievement by June 9, 2005 of specified performance milestones, and if we fail to achieve these milestones or if the investors fail to fully fund the second tranche when called upon to do so, the second tranche closing may be delayed, or may not occur at all. These performance milestones include:

     o the completion of at least 20 patient clinical test scans after the commencement of our fifth "module" for the FDA pre-market approval process,

     o the shipment of at least 10 revenue-producing and production level ComfortScan systems, and

     o our net loss (calculated in accordance with generally accepted accounting principles) being not more than 10% greater on a cumulative basis than ($1.9) million and ($1.2) million for the two fiscal quarters ended immediately following the year ended December 31, 2003, respectively.

     As of June 30, 2004, we had achieved the net loss performance milestone described above. If we are unable to satisfy the remaining milestones on a timely basis, there is a risk that the closing of the second tranche of the December 2003 private placement may be delayed for a significant period of time, or may not occur at all. If and to the extent that the closing of the second tranche of the December 2003 private placement is delayed or is not completed, the net proceeds we received from the closing of the first tranche of the December 2003 private placement and the July 2004 private placement will be insufficient to satisfy all elements of our business plan.

     If the closing of the second tranche of the December 2003 private placement is delayed or not fully funded, we will face substantial future capital requirements, in which case we will have to delay or curtail our business operations.

     The funds that we raised in our July 2004 private placement alone are not adequate to complete the FDA PMA process and to complete the commercialization of our ComfortScan system. In order to complete the FDA PMA process and the commercialization of our ComfortScan system, we will need the full amount of the $3.0 million we expect to receive from the closing of the second tranche of the December 2003 private placement. If we do not meet the specified performance milestones required to close on the second tranche of the December 2003 private placement, or if we meet those milestones but investors who have committed to fund the second tranche fail in whole or in part to do so, we would be required to obtain financing from other sources. We may be unable to obtain financing on satisfactory terms or in a timely fashion. If we do obtain additional financing, it may be dilutive to stockholders, and may involve restrictions on our ability to pay dividends on our capital stock or the manner in which we conduct our business. We currently have no commitments for any additional financings, and there can be no assurance that any such financings, if needed, will be available to us or that adequate funds for our operations, whether from our revenues, financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to us. The inability to obtain sufficient funds may require us to delay, scale back or eliminate some or all of our research and product development and manufacturing programs, clinical trials and studies or regulatory activities, or may cause us to cease our operations.

     THE COMMERCIALIZATION OF OUR COMFORTSCAN SYSTEM IN THE UNITED STATES IS DEPENDENT ON FDA APPROVAL, AND IF WE FAIL TO OBTAIN SUCH APPROVAL, THE PROSPECTS FOR OUR SYSTEM WOULD BE LIMITED AND MORE UNCERTAIN.

     The ComfortScan system is an investigational device. As such, we cannot sell the ComfortScan system in the United States and some markets internationally without FDA approval of the ComfortScan system. It is anticipated that clinical testing for the Company's fifth and final FDA premarket approval will commence in late 2004, and that final FDA approval for the ComfortScan system, including any updates that may be required to the four modules previously accepted by the FDA, will be in the final calendar quarter of 2005. Final FDA approval is contingent upon the timely execution of the clinical trial plan and successful trial outcomes that meet the FDA clinical trial protocol and any other requirements that the FDA may subsequently request. However, there can be no assurance that the clinical trial will be executed in a timely fashion, that the outcomes will meet the accepted protocol, that the FDA will not require further data and supporting evidence, that we will meet these time frames, or that FDA approval of the ComfortScan system will be received or, if received, that it will be received within the time frames that we require to continue operations. If we or the FDA fail to meet these time frames, we will either seek additional funds or discontinue operations. In addition, the FDA enforces its quality system regulations through pre-approval and post approval inspections. If we are unable to pass any of these inspections, the FDA could suspend or terminate our clinical trials. The FDA also retains jurisdiction over a company's post-approval market surveillance and medical device reporting, and if it found our quality standards or the ComfortScan system deficient, the FDA could suspend or withdraw its pre-market approval.

     WHILE ATTEMPTING TO OBTAIN FDA APPROVAL, WE WILL BE DEPENDENT UPON SALES TO INTERNATIONAL MARKETS WHERE FDA APPROVAL IS NOT REQUIRED, AND WE WILL NEED TO COMPLY WITH ALL NECESSARY FOREIGN QUALIFICATIONS FOR SALE IN SUCH MARKETS, WHICH ARE UNFAMILIAR.

     Unless and until we receive FDA approval, we will be wholly dependent on international sales of our ComfortScan system to those markets where FDA approval is not required. Such dependence will expose us to foreign and political risks, including the burden of complying with a variety of quality system regulations and other foreign regulatory requirements as well as currency exchange rate fluctuations, any of which could result in lower sales or profits. International sales are an important aspect of our growth strategy. The time required to obtain approval for sale internationally may be longer or shorter country by country than that required for FDA approval, and each country's requirements may differ. To date, we have limited experience in the international markets. Among other requirements, we will need to enter into additional distribution partnerships in international markets and further develop our independent distribution network outside the United States. Our re-certification audit for compliance with ISO 9000:2000, ISO 13485 MDD93/42/EEC and the Canadian Medical Device Regulations, and our renewal of our CE Mark, UL certificate and FDA Export Certificate, all necessary for international sales, have all been approved. There is no assurance that we will be able to successfully penetrate markets outside the United States. Our reliance on international sales will expose us to related risks and uncertainties, including:

     o Maintaining quality regulation systems so as to ensure compliance with applicable industry and FDA requirements to export outside the United States, all of which we must maintain in order to sell our products in the European Union and other foreign countries that do not require FDA approval,

     o    Complying with differing foreign and domestic regulatory requirements,

     o    Trade restrictions and changes in tariffs,

     o    Import and export license requirements and restrictions,

     o    Dependence on independent distribution partners,

     o    Difficulties in staffing and managing international operations,

     o Difficulties in collecting receivables and longer collection periods, and

     o    Fluctuations in currency exchange rates.

     The primary regulatory authority in Europe is the European Union, which currently consists of 25 member countries encompassing most of the major economies of Europe. The European Union has adopted numerous directives and standards regulating the design, manufacturing, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear a CE Mark, indicating that the device conforms to the essential requirements of the applicable directive and, accordingly, can be commercially distributed throughout the European Union. Our CE Mark, FDA Export Certificate and UL Certificate subject us, our ComfortScan system, our manufacturing processes, quality systems and facilities to comprehensive inspections from time to time. If we failed or had a material deficiency, we could lose any one or all of these marks and certificates, and consequently the right to market and sell our ComfortScan system in European Union countries and those other countries where exportation of an unapproved medical device is permitted under FDA regulations.

     WE WILL NOT BE ABLE TO RELEASE AND COMMERCIALLY SELL THE COMFORTSCAN SYSTEM UNLESS AND UNTIL ITS DESIGN AND THE MANUFACTURING PROCESS IS VERIFIED AND VALIDATED IN ACCORDANCE WITH CURRENT GOOD MANUFACTURING PRACTICES AS SET FORTH IN THE UNITED STATES MEDICAL DEVICE QUALITY SYSTEM REGULATIONS.

     We still need to verify and validate the design and manufacturing processes of the ComfortScan system in order to release it for commercial sale. Verification and validation (as defined and described in 21 Code of Federal Regulations, Part 820) are part of the quality system regulations intended to ensure that finished devices will be safe and effective and otherwise in compliance with the Federal Food, Drug and Cosmetic Act. While we are actively engaged in completing the verification and validation process, there can be no assurance that we will be able to verify and validate the ComfortScan system, including its various hardware and software components. Our reader software component did not pass a preliminary verification and validation test. If we are delayed, or unable to successfully complete verification and validation testing, we will not be able to release the ComfortScan system for commercial sale. In that event, we may not be able to meet our business plan and financial guidance for fiscal year 2004.

     WE ARE DEPENDENT ON THIRD-PARTY PROVIDERS AND CONSULTANTS TO ADVANCE OUR COMPANY, AND IF THEY ARE NOT RESPONSIVE TO US, WE WILL NEED TO ADD THESE FUNCTIONS INTERNALLY, WHICH WOULD DIVERT OUR EFFORTS AND RESOURCES.

     We rely on a number of third-party clinical consultants and medical institutions to advance our clinical and FDA approval processes. We will also rely on third-party manufacturers and parts suppliers for parts and materials necessary to complete assembly of the ComfortScan system. Internationally, we rely on distributors to market, sell and service our ComfortScan system. These distributors, as well as domestic distributors that we may later select, often handle other products and services, many of which may be in competition with our products and which may be of greater significance to them than our products. Should we be unable to enter into satisfactory arrangements with these parties, or in the event of the failure of any third-party manufacturer, supplier, consultant, researcher or other provider to timely perform their obligations or commitments, our timetable toward commencing our clinical trials, obtaining FDA approval, or international commercialization could be delayed.

     EXISTING OR NEW COMPETITORS MAY DEVELOP COMPETING OR SUPERIOR DIAGNOSTIC TECHNOLOGIES, WHICH COULD RESULT IN OUR SYSTEM BECOMING OBSOLETE AND NO LONGER IN DEMAND.

     We are not aware of a similar breast imaging product in the marketplace, but we are aware of several breast imaging products under development utilizing lasers. The market for breast cancer detection equipment is extremely competitive, dominated by international diversified manufacturers including Siemens, Toshiba, GE Medical Systems, Phillips, Imaging Diagnostic Systems, Inc., Hologic/Lorad and Advanced Research Technologies, Inc. In general, these manufacturers will have significantly greater access to capital and marketing resources that we can expect. In particular, these and other large manufacturers have the capital, technology, personnel and marketing strength to support their existing products and develop new products to meet the market's needs for safer, more effective, and more affordable breast cancer detection systems. There is no assurance that competing diagnostic technologies will not emerge that may be superior or cheaper than ours, or that similar technologies may render our ComfortScan system uncompetitive and prevent us from achieving or sustaining profitable operations.

     OUR PATENT PORTFOLIO AND TRADE SECRETS DO NOT ASSURE THAT COMPETITORS AND OTHERS CANNOT DEVELOP TECHNOLOGIES SIMILAR OR SUPERIOR TO OUR COMFORTSCAN SYSTEM, FOR WHICH WE MAY HAVE NO RIGHTS TO SUE FOR INFRINGEMENT.

     We have compiled trade secrets and a patent portfolio in the United States and Europe, have an allowed patent in Canada, and have several patent applications pending. We believe our trade secrets and patent position are extensive enough to protect against unwarranted duplication of our technology by competitors. As we develop and commercialize our products, others may attempt to discover our trade secrets or challenge our patents. The cost of such defense may exceed our financial resources, and there can be no assurance that we would prevail in any trade secret or patent litigation. Further, there can be no assurance that our dynamic functional imaging technology cannot be modified by others to circumvent our patents or reverse engineer our devices, or that competitors will not develop competitive or superior technologies without knowledge of our trade secrets or without infringing our patents. While we generally obtain confidentiality agreements before disclosing proprietary, non-public information to third parties, such agreements may be difficult to enforce in certain domestic and foreign jurisdictions.

     HMOS, HEALTH INSURERS, MANAGED CARE PROVIDERS AND OTHER THIRD-PARTY PAYERS ARE LARGELY UNFAMILIAR WITH OUR COMFORTSCAN SYSTEM, MAKING THEIR ADOPTION OF OUR PRODUCT UNCERTAIN.

     A major portion of all medical care is paid for by third-party payers (i.e., HMOs, health insurers, managed care providers, Medicare and Medicaid, and their equivalent organizations in countries outside the United States), rather than by patients directly. In order to achieve our sales targets in the jurisdictions in which we intend to sell the ComfortScan system, we must educate these third-party payers and otherwise market the ComfortScan system to the third-party payers and must establish the ComfortScan system as a recognized adjunctive diagnostic imaging procedure for which the third-party payers will pay a reasonable fee. There can be no assurance that these efforts will be successful.

     ONCOLOGISTS, GYNECOLOGISTS, RADIOLOGISTS, OTHER PHYSICIANS AND SURGEONS AND THEIR TECHNICAL ASSISTANTS ARE ALSO LARGELY UNFAMILIAR WITH OUR COMFORTSCAN SYSTEM, MAKING THEIR ACCEPTANCE AND ADOPTION OF OUR PRODUCT UNCERTAIN.

     Because the ComfortScan diagnostic breast imaging system is a new system, no oncologists, radiologists or other healthcare professionals have been trained in the use of the ComfortScan system as an adjunctive diagnostic tool (other than those performing clinical tests). We will therefore have to spend considerable amounts of time and money to educate and train these professionals in the use of the ComfortScan system. There can be no assurance that our ComfortScan system will be accepted and adopted by physicians or that we will be able to convince sufficient numbers of professionals to devote the necessary time to learning this new adjunctive diagnostic tool and to accept the results of this diagnostic tool over the more familiar diagnostic procedures, such as biopsies.

     WE MAY BE SUED FOR PRODUCT LIABILITY IN THE FUTURE AND OUR LIABILITY INSURANCE MAY NOT BE ADEQUATE IN A CATASTROPHIC SITUATION.

     We may be held liable if any product we develop in the future, or any product which is made with the use of any of our technologies, causes injury or is found otherwise defective during product testing, manufacturing, marketing or sale. Although we have product liability insurance, we may not have insurance coverage sufficient in amount and scope against potential liabilities or the claims may be excluded from coverage under the terms of the policy. Further, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain sufficient amounts of insurance coverage, obtain additional insurance when needed, or obtain insurance at a reasonable cost, which could prevent or inhibit the commercialization of our products or technologies. If we are sued for any injury caused by our products or technology, our liability could exceed our total assets. Any claims against us, regardless of their merit or eventual outcome, could have a serious and adverse effect upon our business.

     PROPOSED HEALTHCARE REFORMS AND OTHER REGULATORY CHANGES COULD EFFECTIVELY PRECLUDE SOME CUSTOMERS FROM USING OUR COMFORTSCAN SYSTEM, WHICH COULD CAUSE AN EROSION OF OUR CURRENT COMPETITIVE STRENGTHS.

     Several states and the United States government are investigating a variety of alternatives to reform the healthcare delivery system. These reform efforts include proposals to limit and further reduce and control healthcare spending on healthcare items and services, limit coverage for new technology and limit or control the price healthcare providers and drug and device manufacturers may charge for their services and products. If adopted and implemented, these reforms could cause healthcare providers to limit their use of the ComfortScan system or decline to use it at all. More generally, changes in any other laws, rules, regulations, procedures or industry practices that impact upon our ComfortScan system could adversely affect the commercial viability of our ComfortScan system.

     WE MAY NOT EFFECTIVELY MANAGE FUTURE GROWTH, WHICH COULD HARM OUR ABILITY TO PROPERLY SERVICE CUSTOMERS.

     If we achieve rapid growth, particularly when we receive FDA approval for our ComfortScan system, it will place a significant strain on our financial, managerial and operational resources. To achieve and manage growth effectively, we must continue to improve and expand our operational and financial management capabilities. We will need to increase staffing and effectively train, motivate and manage our employees. Failure to manage growth effectively could harm our business, financial condition or results of operations.

     WE MAY NOT BE ABLE TO RETAIN OUR MANAGEMENT AND KEY EMPLOYEES WHO WE NEED TO SUCCEED AND QUALIFIED MEDICAL TECHNOLOGY PERSONNEL ARE EXTREMELY DIFFICULT TO ATTRACT.

     Our success is highly dependent on the retention of existing management and technical personnel, including Phillip C. Thomas, our Co-Founder and Chief Executive Officer. At this stage in our development, the loss or unavailability of any member from our senior management team or technical staff could seriously impede our ability to apply for and receive FDA approval of our products and to commence commercial marketing of our ComfortScan system. We also risk being unable to timely attract highly skilled, experienced and motivated medical technology personnel necessary to execute our business strategy.

RISKS RELATED TO OUR COMMON STOCK

     THE LIQUIDITY OF OUR COMMON STOCK IS AFFECTED BY ITS LIMITED TRADING
MARKET.

     Shares of our common stock are traded on the OTC Bulletin Board under the symbol DBMI.OB. We expect our shares to continue to trade in that market, where they have traded since our reverse merger transaction on December 9, 2003. An "established trading market" may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of an investment in our shares. The trading volume of our common stock historically has been limited and sporadic. Our daily trading volume has averaged between 30,000 and 40,000 shares over the past three months. As a result of this trading activity, the quoted price for our common stock on the OTC Bulletin Board is not necessarily a reliable indicator of its fair market value, and the low trading volume may expose the price of our common stock to volatility. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock and the market value of our common stock would likely decline.

     OUR COMMON STOCK MAY BE CONSIDERED A "PENNY STOCK" AND BE DIFFICULT TO SELL WHEN DESIRED.

     The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore may be designated as a "penny stock" according to rules of the SEC. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares. In addition, since our common stock is currently traded on the OTC Bulletin Board, stockholders may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price. While we have applied for approval to list our common stock on the American Stock Exchange, we cannot be certain that we will receive such approval.

     A SIGNIFICANT NUMBER OF OUR SHARES WILL BE ELIGIBLE FOR SALE AND THEIR SALE OR POTENTIAL SALE MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 58,030,920 shares of our common stock, which represents 153.72% of our currently outstanding 37,748,292 shares of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to this offering and otherwise, the supply of our common stock will increase, which could decrease its price. After the closing of the second tranche of the December 2003 private placement and our July 2004 private placement of series A convertible preferred stock and the exercise of all associated warrants, we expect to have issued 66,492,456 shares of common stock in those private placements, including shares into which warrants and convertible preferred stock are exercisable. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years. Purchasers in the December 2003 and July 2004 private placements, as well as other holders of "restricted" securities, have agreed not to sell, transfer or otherwise dispose of their shares of common stock for a period of time after the closing of that private placement.

     OUR MANAGEMENT AND PRINCIPAL STOCKHOLDERS OWN A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND ARE CAPABLE OF INFLUENCING OUR AFFAIRS, WHICH MAY NOT ALWAYS BE IN THE BEST INTERESTS OF ALL STOCKHOLDERS.

     Our officers, directors and principal stockholders control approximately 48% of our outstanding common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

     INVESTORS SHOULD NOT ANTICIPATE RECEIVING CASH DIVIDENDS ON OUR COMMON
STOCK.

     We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

     CERTAIN EXISTING AND ALL FUTURE STOCKHOLDERS WILL SUFFER DILUTION AND, POTENTIALLY A REDUCTION IN THE VALUE OF THEIR INVESTMENT, IF WE SELL ADDITIONAL SHARES OF OUR COMMON STOCK OR SECURITIES CONVERTIBLE INTO OUR COMMON STOCK IN THE FUTURE.

     In connection with our December 2003 private placement and reverse merger transactions, we granted to (1) the private placement investors, (2) the security holders of DOBI Medical converting debt and preferred equity securities into common stock in the merger, and (3) Lake Worth Ventures, Inc., a significant stockholder, with respect to 370,838 shares of common stock received in the merger in exchange for a like number of shares of DOBI Medical common stock purchased in December 2002, "weighted average" anti-dilution protection with respect to the common stock acquired by these stockholders in the December 2003 private placement and reverse merger. The anti-dilution provisions are triggered by a subsequent stock offering by us at a lower price per share than a protected price level ($1.00 per share) and take into account both the lower price and the number of shares issued at the lower price. The anti-dilution protection for the common stock issued in the private placement will expire upon the earlier of 18 months after the closing of the merger, or the completion of an additional $5.0 million equity financing by us.

     In connection with our July 2004 private placement, we granted to the private placement investors "weighted average" anti-dilution protection with respect to the series A convertible preferred stock acquired by these investors. The anti-dilution provisions are triggered by a subsequent stock offering by us within two years of the closing of the July 2004 private placement at a lower price per share than a protected price level ($2.00 per share) and take into account both the lower price and the number of shares issued at the lower price.

     The anti-dilution provision discussed above would be triggered at the closing of a convertible debt or equity offering (before the expiration of the anti-dilution period), regardless of when the subsequent conversion takes place. Former holders of DOBI Medical's common stock and future holders of our shares are not entitled to these anti-dilution protections and, as a result, may experience dilution of their ownership percentage and, potentially, a reduction in the value of their investment, if we sell securities in the future at a price less than $2.00 per share and even greater dilution if we sell securities in the future at a price less than $1.00 per share.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Included in this prospectus are "forward-looking" statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors." Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this prospectus.

     All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website is not incorporated by reference, and should not be considered part of, this prospectus.

       You may also request a copy of our filings at no cost by writing or telephoning us at:

                        DOBI Medical International, Inc.
                            1200 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                        Attention: Mr. Frank M. Puthoff,
                          General Counsel and Secretary
                                 (201) 760-6464

                                 USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants currently outstanding. In that case, we could receive a maximum of $33,835,308. In connection with the issuance of shares of common stock associated with the closing of the second tranche of our December 2003 private placement, we expect to receive net proceeds of $3.0 million, which will be used to fund FDA clinical trials, continued marketing of the ComfortScan system and for working capital. Exercise of the warrants to purchase 3.0 million shares of common stock issued in connection with closing of the second tranche would result in net proceeds to us of $4,620,001. We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.


           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     As of September 8, 2004, there were 450 record holders of our common stock and there were 37,748,292 shares of our common stock outstanding. We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future.

     Our shares of common stock are quoted on the OTC Bulletin Board under the trading symbol DBMI.OB. We have applied for listing on the AMEX, but cannot be certain that we will receive approval.

     The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the OTC Bulletin Board:


                                                       HIGH             LOW
YEAR ENDED DECEMBER 31, 2003:

First Quarter                                          $.10             $.00
Second Quarter                                          .05              .02
Third Quarter                                           .20              .05
Fourth Quarter (October 1 to December 8)                .85              .20
Fourth Quarter (December 9 to December 31)             3.90             1.25

YEAR ENDING DECEMBER 31, 2004:

First Quarter                                         $3.30            $2.50
Second Quarter                                         3.00             2.30
Third Quarter (through September 8)                    2.74             1.46


     Fourth quarter 2003 market information is divided at December 9, 2003, the closing date of our reverse merger transaction. Trading in our shares began in January 2003, at which time it related only to Lions Gate.

     These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

     This prospectus covers 58,030,920 shares of our common stock offered for sale by the selling stockholders. The shares offered by this prospectus include 29,286,754 presently outstanding shares of our common stock, a maximum of 21,874,886 shares of our common stock issuable upon conversion of shares of our series A convertible preferred stock and the exercise of present outstanding warrants to purchase common stock, 869,278 shares of our common stock issuable on account of dividends payable to the holders of our series A convertible preferred stock, if those dividends are not paid in cash, and 3,000,001 shares of common stock and warrants to purchase 3,000,001 shares of common stock which may be issuable in connection with the closing of the second tranche of our December 2003 private placement. There are agreements with a number of selling stockholders restricting or limiting the sale of the shares included in this prospectus. See "Description of Securities - Restrictions on Transfer."

DIVIDEND POLICY

     We do not expect to pay a dividend on our common stock in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation. Subject to our obligations to the holders of our series A convertible preferred stock (see below), we intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors. The holders of our series A convertible preferred stock are entitled to receive a quarterly cumulative dividend at the end of each calendar quarter calculated at a rate of 8% per year of the issue price of any outstanding share of series A convertible preferred stock through July 30, 2007, 10% per year for the following two years and 12% per year for any additional year in which any share of series A convertible preferred stock remains outstanding. At our option, the dividend may be paid in either cash or registered shares of common stock. In the case of payment in stock, this stock will be valued at 95% of the average of the closing trading price of the common stock for the 20 trading days ending on the day prior to the day on which such payment is due.

     Prior to our reverse merger transaction, DOBI Medical Systems paid dividends pursuant to its class A preferred stock over the last two fiscal years pursuant to the terms of its certificate of incorporation then in effect. Following the merger, all the class A preferred shares were converted into shares of our common stock.

EQUITY COMPENSATION PLAN INFORMATION

     The 2000 Stock Incentive Plan, as amended December 10, 2003, was approved by a written consent of a majority of our outstanding common stock. In connection with our reverse merger transaction, Lions Gate adopted and assumed all of DOBI Medical System's obligations under the 2000 Stock Incentive Plan and increased the number of shares issuable under stock option grants to 5,630,000 shares. As of September 8, 2004, there were outstanding stock options to purchase 3,537,750 shares of our common stock.

     The following table provides information regarding the status of our existing equity compensation plans at December 31, 2003:


                                                                                   NUMBER OF SECURITIES REMAINING
                                NUMBER OF SHARES OF                                 AVAILABLE FOR FUTURE ISSUANCE
                                COMMON STOCK TO BE          WEIGHTED-AVERAGE          UNDER EQUITY COMPENSATION
                              ISSUED UPON EXERCISE OF       EXERCISE PRICE OF        PLANS (EXCLUDING SECURITIES
                               OUTSTANDING OPTIONS,       OUTSTANDING OPTIONS,        REFLECTED IN THE PREVIOUS
       PLAN CATEGORY            WARRANTS AND RIGHTS        WARRANTS AND RIGHTS                 COLUMNS
---------------------------- -------------------------- -------------------------- --------------------------------
Equity compensation plans
approved by security
holders(1)                           2,862,250                    $1.46                       2,767,750

Equity compensation plans               --                         --                            --
not approved by security
holders

           Total                     2,862,250                    $1.46                       2,767,750
---------------------------- -------------------------- -------------------------- --------------------------------

     (1) Consists of DOBI Medical Systems' 2000 Stock Incentive Plan, which we assumed in the merger consummated on December 9, 2003.

SUMMARY OF FINANCIAL DATA

         The summary of financial data as of and for the years ended December 31, 2003 and 2002 presented below is derived from and should be red in conjunction with our audited consolidated financial statements for the year ended December 31, 2003, including the notes to those financial statements, which are included elsewhere in this registration statement along with the section entitled "Management's Discussion and Analysis of Liquidity and Results of Operations". The summary of financial data for the six months ended June 30, 2004 and 2003 presented below is derived from, and should be read in conjunction with our unaudited consolidated financial statements for the six months ended June 30, 2004 and 2003, which are included elsewhere in this registration statement.

                                           For the six months      For the six months
                                           ended June 30, 2004     ended June 30, 2003
                                              (unaudited)              (unaudited)
                                           -------------------     -------------------
Net Loss for the Period                         $  (2,951,605)           $ (2,256,014)
Loss Per share - basic and diluted              $       (0.08)           $      (0.12)

                                           As of June 30, 2004
                                              (unaudited)
                                           --------------------
Working Capital (Deficiency)                    $   (887,629)
Total Assets                                    $   1,021,075
Total Share Capital                             $  19,250,109
Accumulated Deficiency                          $ (19,692,129)
Total Stockholders' Equity
(Deficiency)                                    $    (442,020)

                                           For the Year Ended      For the Year Ended
                                           December 31, 2003       December 31, 2002
                                           ----------------------  -------------------
Net Loss for the Period                         $   (5,151,403)          $ (2,707,462)
Loss Per share - basic and diluted              $        (0.26)          $      (0.15)

Working Capital                                 $    2,411,914
Total Assets                                    $    3,517,347
Total Share Capital                             $   19,227,741
Accumulated Deficiency                          $  (16,740,524)
Total Stockholders' Equity                      $    2,487,217


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this prospectus beginning on page F-1.

OVERVIEW

     We completed a reverse merger transaction on December 9, 2003 with Lions Gate Investment Limited, a Nevada corporation formed on October 29, 1999. Until the merger, Lions Gate engaged in oil and gas exploration activities, which Lions Gate discontinued following the merger and succeeded to the business of DOBI Medical Systems. Upon the closing of the merger and compliance with the provisions of the Securities Exchange Act of 1934, the directors and management of DOBI Medical Systems became the directors and management of Lions Gate. For a more complete description of the reverse merger transaction and accompanying private placement in which we received $5.5 million in gross proceeds, see our current report on Form 8-K, dated December 9, 2003 and filed with the SEC on December 19, 2003.

     On January 30, 2004, we changed our corporate name to DOBI Medical International, Inc. and our state of incorporation to Delaware pursuant to an Agreement and Plan of Merger, dated as of January 29, 2004, between Lions Gate and DOBI Medical International. This transaction was approved by the holders of a majority of our outstanding common stock by written consent in lieu of a special meeting of the shareholders of Lions Gate, all as more fully described in our definitive information statement on Schedule 14C, which we filed with the SEC on January 9, 2004. DOBI Medical Systems continues as a wholly-owned, operating subsidiary of DOBI Medical International, Inc.

     DOBI Medical Systems was formed initially as a limited liability company in Delaware on October 26, 1999. In December 1999, DOBI Medical Systems acquired substantially all the assets of Dynamics Imaging, Inc., including a number of patents and trade secrets that form the basis for its current proprietary technology position.

     Since our business is that of DOBI Medical only, and the former DOBI Medical Systems stockholders control the merged companies, the information described in this prospectus is that of DOBI Medical as if DOBI Medical Systems had been the registrant for all the periods presented.

     For accounting purposes, DOBI Medical was the acquirer in the December 2003 reverse merger transaction, and consequently the transaction is treated as a recapitalization of the company. DOBI Medical's financial statements are the historical financial statements of the post-merger entity.

     We are a development stage company with no revenue. Our goal is to establish the ComfortScan(TM) system as the new standard of imaging-based diagnostic care in the United States and international medical community. The first steps in attaining this goal are to receive FDA approval for the ComfortScan system as a complement to mammography and establish the ComfortScan system as a recognized and widely utilized technology to aid physicians in the effective diagnosis of breast cancer. In that connection, we incur research and development expenses, general and administrative expenses, clinical expenses and sales and marketing expenses.

     We will continue to aggressively seek distribution alliances in international markets. We have entered into distribution agreements in select countries in Latin America, Europe and the Asia-Pacific regions. We expect to begin shipping commercial versions of our ComfortScan system to these international markets pursuant to the Certificate of Exportability (Section 802 of the FDA Act) which was granted in July 2004 and under our CE Marking where FDA or similar governmental approval is not required.

     We have successfully completed four of the five required steps in the FDA premarket approval (PMA) process. In June 2004, the FDA had indicated to us that we had come to agreement with it concerning our PMA protocol which is necessary in order to commence our PMA clinical trials. Subsequently, the FDA raised additional matters which we believe we have addressed in our revised protocol that we submitted to it. We have been awaiting the FDA's response to our revised protocol and expect to finalize our PMA protocol with the FDA in the near future so that we can commence our clinical trials as planned. However, based on recent experience in this regard, there is no assurance that the protocol will be finalized soon. We are actively recruiting PMA clinical sites and expect that a clinical test of approximately 600 patients will be the final step to complete the fifth module of our PMA, however, it is still possible that the FDA may require more than a 600-patient study. We expect the clinical study to take approximately six to nine months to complete. We plan to submit Module 5 to the FDA by the third quarter of 2005 with FDA review expected to take approximately six months. If the FDA determines within this anticipated time period that the submission meets the regulatory and statutory requirements, FDA approval to market the device as an adjunct to mammography in the United States could issue in the fourth quarter of 2005 or shortly thereafter in the first quarter of 2006.

     The development requirements for the first commercial version of our ComfortScan system are largely complete. We are in the process of completing the verification and validation of our ComfortScan system, including hardware components and our software, which includes acquisition, processing, display and reader interpretation components. In order to achieve these goals, it will be necessary to complete our product development and research, including verification and validation of our software, maintaining our CE Mark ISO certifications, Underwriters Laboratory Certificate and FDA Export Certificate. We continue to work on establishing a manufacturing facility compliant with good manufacturing practices, identifying and finalizing agreements with additional distributors, recruiting and training additional PMA clinical test sites and developing and updating training programs for physicians, technicians and other end-users. We expect to hire an adequate number of employees by year end 2004 to expand our efforts in these areas, and our expenses are expected to increase accordingly. We also expect to make investments in property and equipment of approximately $400,000. While we believe that we will meet our goals as specified above, we cannot be certain that we will do so.

     During the second quarter of 2004, we signed distributorship agreements to serve markets in India, Panama, Costa Rica, Colombia and Nicaragua. To date, we have shipped pre-production devices to locations in Europe, South America and India to commence local clinical trials and aid in obtaining local regulatory approvals to sell the ComfortScan system commercially. Production tooling has been completed in preparation for pilot production in August and production in September. We are in the process of finalizing the PMA protocol with the FDA, and are recruiting sites to participate in the PMA clinical trial, scheduled to commence in September 2004. We recently presented information regarding the ComfortScan system at conferences including the SMI Angiogenesis Conference in London, the MilanoTech Technology Conference in Milan and the 23rd International Congress of Radiology in Montreal, Quebec.

     We continue to recruit distributors in countries that do not require FDA approval in order to market the ComfortScan system. We believe that we are currently meeting our business plan goals to execute the commercialization of the ComfortScan system. While we believe that we will continue to meet our business plan goals in the future, we cannot be certain that we will do so.

     The financial statements included in this prospectus have been prepared assuming that we will continue as a going concern. We are currently a development stage enterprise and, as such, our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt or equity financing. We have yet to generate a positive internal cash flow, and until meaningful sales of our system begin, we are totally dependent upon debt and equity funding.

     In July 2004, we completed the private placement of approximately $5.16 million in shares of our series A preferred stock and associated warrants. We believe that the proceeds we received from the July 2004 private placement, together with the $3.0 million in proceeds we expect to receive from the closing of the second tranche of our December 2003 private placement, if we are able to meet the required performance milestones that are necessary to close the second tranche, will be sufficient to fund our operations through the end of 2004 and beyond. While we believe that we will achieve the milestones required to close the second tranche of the December 2003 private placement during 2004, we cannot be certain that we will achieve all those milestones. These matters are more fully discussed in "Liquidity and Capital Resources" below.

     In the event we are unable to obtain debt or equity financing or we are unable to obtain financing on terms and conditions that are acceptable to us, we may have to cease or severely curtail our operations. This would materially impact our ability to continue as a going concern. We have been able to raise the capital necessary to reach this stage of product development and have been able to obtain funding for operating requirements to date. There is no assurance that, if and when FDA premarket approval is obtained, the ComfortScan system will achieve market acceptance or that we will achieve a profitable level of operations. The financial statements included in this prospectus do not include any adjustments that might be necessary should we be unable to continue as a going concern.

     APPLICATION OF CRITICAL ACCOUNTING POLICIES

     Research and development expenses consist primarily of compensation, benefits and related expenses for personnel engaged in research and development activities, outside contract and consulting expenses, material and supplies, and personnel costs to produce prototype units and develop manufacturing processes, methods and templates.

     General and administrative expenses consist of compensation, benefits and related expenses for personnel engaged in general management, finance and administrative positions. They also include expenses for financial advisory, legal and accounting fees, medical and scientific advisory board expenses, insurance and other expenses.

     Clinical program expenses consist of compensation, benefits and related expenses for personnel engaged in clinical-related activities. These expenses also include costs of developmental studies, consultants, and that portion of travel and general corporate expenses allocated to those activities.

     Sales and marketing expenses consist of compensation, benefits and related expenses for personnel engaged in sales, marketing and related business development activities. These expenses also include consultants, printing of promotional materials, trade shows and that portion of travel and general corporate expenses allocated to those activities.

     We account for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived primarily from tax loss carry forwards. We have established a valuation allowance related to the benefits of net operating losses for which utilization in future periods is uncertain. We believe it is more likely than not that we will not realize the benefits of these deductible differences in the near future and therefore a full valuation allowance of approximately $2,000,000 is provided.

     As of June 30, 2004, we had approximately $8,000,000 of federal net operating losses available to offset future taxable income, which, if not utilized, will expire in 2024. No provision for income taxes has been recorded in the financial statements as a result of continued losses. Any benefit for income taxes as a result of utilization of net operating losses may be limited as a result of a change in control.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. As a development stage company, we have not had to make material estimates which have an effect on our financial presentation. When appropriate, we will adopt revenue recognition accounting policies that reflect our business model at that time.

OFF-BALANCE SHEET ARRANGEMENTS

     Our office facilities are subject to a five-year operating lease requiring monthly lease payments of approximately $20,000 per month. We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2004 AND JUNE 30, 2003

     Comparison of Three Month Period Ended June 30, 2004 and June 30, 2003

     Research and development expenses increased approximately $193,000, or 71%, from $273,000 to approximately $466,000 for the three months ended June 30, 2004 compared to the prior year. Substantially all of this increase was attributed to the increased number of personnel recruited to finalize the upgrading and documentation of our investigational prototypes of the ComfortScan system for developmental testing and for refining the engineering of the hardware and software.

     General and administrative expenses increased approximately $230,000, or 81%, from $285,000 to approximately $515,000 for the three months ended June 30, 2004 compared to the prior year. This increase was mainly due to the additional cost associated with the addition of administrative personnel of approximately $19,000, higher insurance costs of approximately $56,000, consulting costs of approximately $73,000 and investor relation costs of approximately $37,000. Many of these additional costs relate to expenses incurred in connection with our compliance with our public reporting requirements.

     Clinical program expenses increased approximately $56,000, to $148,000 for the three months ended June 30, 2004 compared to the prior year due to the increased number of personnel recruited to manage clinical programs in the U.S. and abroad. These additional costs included site costs personnel costs and travel expenses.

     Sales and marketing expenses of approximately $507,000 for the three months ended June 30, 2004 reflect an increase of approximately $388,000, primarily in consulting costs to initiate a capital markets program for the purpose of creating a public awareness of our company and our products, of approximately $306,000 and additional personnel costs of approximately $87,000, compared to the prior year.

     Interest expense for the three months ended June 30, 2004 consisted of minor financing of operational costs. For the three months ended June 30, 2003, interest expense of $359,000 was primarily for series 1 convertible notes, which were converted into common stock in December 2003.

     Comparison of Six Month Period Ended June 30, 2004 and June 30, 2003

     Research and development expenses increased approximately $369,000, or 61%, from $601,000 to approximately $970,000 for the six months ended June 30, 2004 compared to the prior year. Substantially all of this increase was attributed to the increased number of personnel recruited to finalize the upgrading and documentation of our investigational prototypes of the ComfortScan system for developmental testing and for refining the engineering of the hardware and software.

     General and administrative expenses increased approximately $416,000, or 72%, from $576,000 to approximately $993,000 for the six months ended June 30, 2004 compared to the prior year. This increase was mainly due to the additional cost associated with the addition of administrative personnel of approximately $93,000, higher insurance costs of approximately $111,000, consulting costs of approximately $114,000 and investor relations costs of approximately $38,000. Many of these additional costs relate to expenses incurred in connection with our compliance with our public reporting requirements.

     Clinical program expenses increased approximately $139,000, to $277,000, or 100%, for the six months ended June 30, 2004 compared to the prior year due to the increased number of personnel recruited to manage clinical programs in the U.S. and abroad. These additional costs included site costs, personnel costs and travel expenses.

     Sales and marketing expenses of approximately $712,000 for the six months ended June 30, 2004 reflect an increase of approximately $479,000, primarily in consulting costs to initiate a capital markets program for the purpose of creating a public awareness of our company and our products, totaling approximately $397,000 and additional personnel costs of approximately $140,000, compared to the prior year.

     Interest expense for the six months ended June 30, 2004 consisted of minor financing of operational costs. For the six months ended June 30, 2003, interest expense of $707,000 was primarily for series 1 convertible notes, which were converted into common stock in December 2003.

     We believe that the year 2004 will mark our transformation from a development stage company into a commercial enterprise. We expect to begin to ship the first commercial version of the ComfortScan system to select international markets in 2004 and commence the final FDA clinical trial in 2004.

     On the basis of the foregoing, and subject to the risk factors previously described in this prospectus, we believe that cash on hand and resources available will be sufficient fund our working capital requirements through 2004 and beyond.

COMPARISON OF YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

     Research and development expenses increased approximately $222,000, or 24%, from $932,000 to approximately $1,154,000 for the twelve months ended December 31, 2003 compared to the prior year. This reflects an increase in funding available for building prototypes of the ComfortScan system for developmental testing and refining the engineering of the hardware and software and travel associated with onsite clinical sites overseas.

     General and administrative expenses increased approximately $367,000, or 33%, from $1,103,000 to approximately $1,470,000 for the twelve months ended December 31, 2003 compared to the prior year. This increase was mainly due to the additional cost associated with the addition of financial and legal personnel.

     Clinical program expenses increased approximately $250,000, to $300,000 for the twelve months ended December 31, 2003 compared to the prior year as funding became available to restart clinical programs in the U.S. and Europe. These additional costs included site costs, personnel costs and travel expenses.

     Sales and marketing expenses of approximately $420,000 for the twelve months ended December 31, 2003 reflect an increase of approximately $50,000, primarily in consulting costs and travel costs, compared to the prior year.

     Interest expense of approximately $1,808,000 for the twelve months ended December 31, 2003 was primarily related to DOBI Medical's series 1 and series 2 convertible notes. Interest expense for the period included amortization of cash transaction costs for these instruments totaling approximately $662,000, transaction costs arising from the issuance of placement agent warrants totaling approximately $135,000 and accretion of discount arising from the valuation of warrants to purchase common stock issued with the series 1 and series 2 convertible notes totaling approximately $723,000. Of the remaining approximately $288,000 in interest expense accrued in 2003, approximately $215,000 was converted into our common stock.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations since inception through the issuance of equity and debt securities, generating approximately $25,000,000 in gross proceeds to date, described chronologically as follows.

     During the year 2000, DOBI Medical completed its first private placement of shares, issuing 3,170,069 common shares at an issuance price of $2.31 per share, generating gross proceeds of approximately $7,316,000. In 2001, DOBI Medical completed a private placement of 2,211,491 units of its class A convertible preferred shares at an issue price of $1.00 per lot (each lot consisting of one unit of class A convertible preferred shares and one warrant to purchase common shares), generating gross proceeds of approximately $2,211,000. In 2003, DOBI Medical completed the sale of its series 1 convertible 8% notes and warrants in the amount of $3,373,000. Later in 2003, DOBI Medical completed the sale of its series 2 convertible 12% notes and warrants in the amount of $1,680,000. Class A convertible shares and series 1 and series 2 notes were exchanged for DOBI Medical shares in connection with the December 2003 reverse merger transaction described below.

     In December 2003, DOBI Medical merged into a publicly-traded company in which it was the surviving entity and simultaneously completed the first tranche of a two tranche private placement in which we issued 5,500,000 shares of common stock at a price of $1.00 per share and three-year warrants to purchase 2,750,000 shares of common stock at an exercise price of $1.54 per share, generating gross proceeds of $5,500,000. We expect to receive $3.0 million in net proceeds from the second tranche. The second tranche investment commitment is secured by the shares of common stock issued in the first tranche. The closing of the second tranche is conditioned on the achievement of the following performance milestones by not later than June 9, 2005:

     o completion of at least 20 patient clinical test scans after the commencement of FDA Module 5,

     o shipment of at least 10 revenue-producing and production level ComfortScan systems, and

     o our loss from operations for the two complete fiscal quarters ending immediately following the closing of the merger and not exceeding approximately $3,400,000. This milestone was achieved on June 30, 2004.

     In July 2004, we completed the private placement of approximately $5.16 million in shares of our series A convertible preferred stock and associated warrants. The shares of series A convertible preferred stock sold in the private placement carry a dividend of 8% per year and are convertible into 2,580,667 shares of common stock. We also issued four-year investor warrants to purchase 2,580,667 shares of common stock at a price of $3.00 per share.

     We believe that the year 2004 will mark our transformation from a development stage company into a commercial enterprise. We expect to begin to ship the first commercial version of the ComfortScan system to select international markets in 2004 and commence the final FDA clinical trial in 2004. While we believe that we will achieve the two remaining milestones required to close the $3.0 million second tranche of the December 2003 private placement by the end of 2004, we cannot be certain that we will do so.

     On the basis of the foregoing, and subject to the risk factors more fully discussed above, we believe that cash on hand and resources available will be sufficient fund our working capital requirements through 2004 and beyond.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In January 2003, Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," provides guidance for identifying a controlling interest in a variable interest entity ("VIE") established by means other than voting interest. FIN 46 also required consolidation of a VIE by an enterprise that holds such controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modifications to FIN No., 46 and issued Interpretation Number 46R, "Consolidation of Variable Interest Entities - an Interpretation of ARB 51" ("FIN No. 46 R"). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN No. 46R is required in financial statements of public entities that have interests in VIEs or potential VIEs commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public small business issuers' entities is required in all interim and annual financial statements for periods ending after December 15, 2004. The adoption of FASB Interpretation 46 is not expected to have an impact on the Company's financial statements.

                                    BUSINESS

OVERVIEW

     We were founded to develop, advance and commercialize innovative imaging technologies to improve the detection of cancer and other diseases. We are in the process of seeking Premarket Approval (PMA) from the U.S. Food and Drug Administration (FDA) for our ComfortScan(TM) system, a non-invasive imaging device to assist physicians in more accurately diagnosing breast cancer following a suspicious mammogram. We have successfully completed four of the five required steps in the PMA process and anticipate submitting any updates and the pivotal clinical data for FDA review in 2005 and possible approval later that year. We further anticipate that future advances to our ComfortScan system technology may expand the device's intended use to include breast cancer screening and other diagnostic and treatment applications for which FDA approval would be sought at that time.

THE COMFORTSCAN SYSTEM

     The first application of our technology is the ComfortScan system, an adjunct to mammography and physical exams. The ComfortScan system is a non-invasive, non-ionizing medical imaging device designed to assist physicians in the detection of breast cancer at the earliest stages of tumor development by focusing on dynamic functional, physiological imaging (i.e., what is occurring within the tissue in near real-time), rather than a singular morphological image (i.e., a static anatomical snapshot showing anatomical details at a single point in time), such as those created by mammography. Our ComfortScan system depicts dynamic flow, increased blood volume levels and depleted oxygen levels that are unique characteristics of malignancies. ComfortScan has been designed and is being tested to show that it provides high levels of specificity in detecting benign lesions within the breast, thus reducing the number of false positives generated by current techniques and potentially reducing the high number of breast biopsies or other downstream testing now being performed. These unprecedented images provide the physician with new, physiologic information which may be associated with cancer development.

GOVERNMENT APPROVALS

     We are in the process of seeking final PMA of our ComfortScan system. We have successfully completed four of the five required steps in the PMA process. A clinical test of approximately 600 patients involving 120 malignancies is planned to complete the fifth module of our PMA, which is expected to take approximately six to nine months to complete after it begins. Module 5 is expected to be submitted to the FDA by mid-2005 with FDA review expected to take approximately six months. If the FDA determines within this anticipated time period that the submission meets the regulatory and statutory requirements, FDA approval to market the device as an adjunct to mammography in the United States could issue in the fourth quarter of 2005 or shortly thereafter in the first quarter of 2006. We anticipate that future advances to our ComfortScan technology may expand the device's intended use to include breast cancer screening and other diagnostic and treatment applications for which FDA approval would be sought at that time.

MARKETING AND SALES

     We plan to market our ComfortScan system in the United States through a combination of dedicated, internal sales and marketing resources and distribution agreements with major medical device distribution companies. We will continue to aggressively seek distribution alliances in international markets. We have entered into distribution agreements in select countries in Latin America, Europe and the Asia-Pacific regions. We expect to begin shipping our ComfortScan system to select international markets pursuant to FDA export regulations in the third quarter of 2004 under our CE Marking where FDA or similar governmental approval is not required. Our CE Marking and ISO 9001:2000 certification were renewed in June 2004. These and other certifications are necessary in order to commence international sales.

     We plan to execute a marketing plan to enhance awareness abroad and lay the groundwork for product introduction in the United States after final FDA approval. We expect to roll out a full-scale, multi-faceted market awareness campaign to the following groups:

     o scientists and physicians who are thought leaders in angiogenesis, breast cancer and radiology,

     o    physicians such as oncologists and obstetricians-gynecologists,

     o    third-party payers, and

     o    service providers such as radiology practices.

     We intend to target these groups through presentations at scientific seminars, physician education programs, targeted sales efforts, direct marketing and print and other media campaigns.

REIMBURSEMENT STRATEGY

     In the United States and some international markets, healthcare providers that purchase medical equipment, such as the ComfortScan system, often rely on government and private third-party payers to reimburse much of the cost of the procedures for which the products are used. Therefore, decisions by third-party payers concerning reimbursement for use of our products are likely to affect the attractiveness of our products compared with those of our competitors. We plan to educate these third-party payers about the ComfortScan system so that they will "cover" (i.e., reimburse) procedures that use the device. In seeking coverage, we intend to retain experts in the area of coverage of new technologies to develop a strategy for demonstrating to the third-party payers, including Medicare, state Medicaid agencies and private health insurers of all types, that coverage of the ComfortScan system is cost-justified and its significant benefits outweigh its comparatively marginal costs. We believe third-party payers could encourage usage of the ComfortScan system as an accurate, low-cost procedure that will substantially reduce the number of benign biopsies and other testing, resulting in lower healthcare costs while improving overall patient care.

     We intend to implement the following strategy to gain coverage of our ComfortScan procedure:

     o obtain a Current Procedural Terminology, or CPT, code by building on existing adjunctive diagnostic codes,

     o collaborate with key healthcare administrators and private payer organizations that will benefit from the cost effectiveness of the ComfortScan system,

     o retain a dedicated reimbursement specialist with expert knowledge of the federal, state and private payer reimbursement processes,

     o establish a business advisory council composed of highly respected business and healthcare executives to work with us and various women's and professional organizations, and

     o    conduct further testing in locations where it may be needed.

     We will enhance our relationships with a variety of important women's health and breast cancer awareness groups around the nation and plan to actively educate those who can financially benefit from the use of our ComfortScan system such as health insurers, HMOs, managed care companies and physicians. We will enhance and expand our relationships with leading physicians at prestigious cancer institutions worldwide. We have already formed key collaborations with physicians at the Cancer Institute of New Jersey, Columbia Presbyterian Medical Center, Hackensack University Medical Center and Massachusetts General Hospital, among others. We also have in place affiliations with leading scientific research centers, such as the Scripps Research Institute in La Jolla, California and the Angiogenesis Foundation in Boston, Massachusetts. Our Medical Advisory Board is composed of well respected and recognized physicians in radiology, oncology and angiogenesis. We have augmented these efforts with our attendance and participation over the past several years at various medical imaging conferences such as the Annual Meeting of the Radiological Society of North America, the American Association for Cancer Research meeting and the American Society for Clinical Oncology meeting.

COMPETITION

     We have developed, and continue to develop, a new diagnostic technology based on angiogenesis. We are not aware of a similar breast imaging product in the marketplace, but we are aware of several breast imaging products under development utilizing diagnostic x-ray, magnetic resonance imaging, optical imaging, laser, thermal imaging, ultrasound and other technologies. We believe that all of these other products under development are more expensive and more time consuming than our non-invasive, dynamic functional technology that uses high intensity light-emitting diodes and gentle external pressure to highlight areas of vascular development common to malignant tumors in the breast. The market for breast cancer detection equipment is extremely competitive, with both large, international diversified manufacturers, including Siemens, Toshiba, GE Medical Systems, Kodak, Fisher Imaging, Philips, Imaging Diagnostic Systems, Inc., Hologic/Lorad, Advanced Research Technologies, Inc. and smaller firms developing new technologies. These companies, although competitors, may also be possible strategic partners for us. We believe established manufacturers of mammography equipment are seeking to improve their competitive advantage and the efficacy of their technology by providing complementary imaging tools, such as our ComfortScan system, together with, or embedded in, their existing equipment.

INTELLECTUAL PROPERTY

     We own nine issued U.S. patents, five international patents and two pending foreign patent applications covering a broad range of closely-related technologies. These include, among others:

     o optical investigation of physiological components in the human body, methods for optical and acoustic diagnosis of internal organs, multimodal imaging capability, and

     o    the soft breast holder mechanism.

     o We expect to file additional patent applications domestically and internationally as we continue to improve our existing technology, develop new releases and make advances to our ComfortScan system.

EMPLOYEES

     As of September 8, 2004, we had 29 full-time employees and one part-time employee. We have experienced good employee relations and are not and never have been a party to a collective bargaining agreement.

Legal Proceedings

     We are not a party to any material litigation or threatened litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table shows the positions held by our board of directors and executive officers, and their ages, as of September 8, 2004.

NAME                      AGE     POSITION
Robert B. Machinist       51       Chairman of the Board
Phillip C. Thomas         56       Co-Founder, Chief Executive Officer and
                                   Director
David H. Clarke           63       Co-Founder and Director
Bradford Baker            45       Director
William Li, M.D.          42       Director
Webb W. Turner            67       Director
Michael R. Jorgensen      52       Executive Vice President and Chief Financial
                                   Officer
Denis A. O'Connor         50       Senior Vice President-Sales and Marketing
________________

     ROBERT B. MACHINIST became a director of DOBI Medical Systems in October 2003 and became a member of our board in December 2003. Mr. Machinist has served as a managing partner of M Capital, LLC, a private equity investment firm based in Rye, New York, since January 2002. From November 1998 to December 2001, Mr. Machinist served as Managing Director and Head of Investment Banking for the Bank of New York and its Capital Markets division. Mr. Machinist received a B.A. degree from Vassar College and did graduate work at the Weizmann Institute in Rehovot, Israel. He is the Chairman of the American Committee for the Weizmann Institute of Science and a member of its International Board of Governors.

     PHILLIP C. THOMAS is a co-founder of DOBI Medical Systems and became a member of our board and the Chief Executive Officer in December 2003. Mr. Thomas has been the Chief Executive Officer and a director of DOBI Medical Systems since December 1999, and for more than one year before that, he was the Chief Executive Officer of Dynamics Imaging, Inc., a Delaware corporation from which DOBI Medical Systems acquired the DOBI technology and its other non-financial assets. Over the past 25 years, Mr. Thomas has served in a number of public and private high technology senior executive positions. From September 1992 to January 1997, Mr. Thomas was the Chief Executive Officer for Medication Delivery Devices, Inc. (MDD), a medical device start-up. MDD was sold to Baxter Healthcare in 1997, four years after its inception. Mr. Thomas received his B.A. degree from Brigham Young University and has completed executive development courses at Harvard Business School and Stanford Business School.

     DAVID H. CLARKE is a co-founder of DOBI Medical Systems and became a member of our board in December 2003. Mr. Clarke had been a director of DOBI Medical Systems since December 1999. Mr. Clarke is the controlling stockholder of Lake Worth Ventures, Inc., which was the largest stockholder of DOBI Medical Systems and, as a result of the merger, is our largest single stockholder. Since 1995, Mr. Clarke has been the Chairman and CEO of Jacuzzi Brands, Inc. (formerly U.S. Industries, Inc.), a New York Stock Exchange-listed company. Prior to joining Jacuzzi Brands, Mr. Clarke was Deputy Chairman and Chief Executive Officer of Hanson Industries, Inc., as well as Vice Chairman of Hanson plc. Mr. Clarke also serves on the Board of Fiduciary Trust Company International and serves as an Advisory Director for Sterling Financial Group of Companies, Inc., an investment banking firm which served as the placement agent in the private placement which we completed in connection with the reverse merger and served as placement agent for DOBI Medical Systems in four previous private placements.

     BRADFORD BAKER joined the DOBI Medical Systems board of directors in October 2003 and became a member of our board in December 2003. From April 2000 to February 2002, Mr. Baker served as head of the online division of Sterling Financial Investment Group, an investment company banking firm which served as the placement agent in the private placement which the Company completed in connection with the merger. From September 9, 1989 to January 1, 1990, Mr. Baker served as Corporate Secretary and one of four members of the Executive Board of the Resolution Trust Corporation, a federal agency formed to restructure and reorganize the thrift industry. At various times since 1989, Mr. Baker has served as the Acting Executive Secretary of the United States Treasury Department. Mr. Baker is a designee to the Board of Directors by Sterling Financial Investment Group pursuant to an agreement between DOBI Medical and Sterling Financial.

     WILLIAM LI, M.D. joined the DOBI Medical Systems board of directors in October 2003 and became a member of our board in December 2003. Dr. Li is also a member of our Scientific Advisory Board. Dr. Li is a co-founder of the Angiogenesis Foundation in Cambridge, Massachusetts, of which he has been the President since April 1990 and Medical Director since December 1994. Dr. Li has extensive expertise in tumor angiogenesis, in vivo angiogenesis models, angiogenesis therapeutic development, and clinical trial analysis. He trained with Dr. Judah Folkman, who pioneered the field of angiogenesis research. Dr. Li works in association with the National Institutes of Health, the Veteran's Administration and other major governmental and academic institutions on angiogenesis-related programs. Dr. Li received an M.D. from University of Pittsburgh School of Medicine. He completed his clinical training in internal medicine at the Massachusetts General Hospital in Boston. Dr. Li also serves on the faculties of Harvard Medical School, Tufts University School of Veterinary Medicine and the teaching staff at Dartmouth Medical School.

     WEBB W. TURNER joined the DOBI Medical Systems board of directors in June 2000 and became a member of our board in December 2003. Mr. Turner is the Chairman of the Board of Dynamics Imaging, Inc. Since November 2003, Mr. Turner has been self employed as a financial consultant. From July 2003 to October, 2003, Mr. Turner was Senior Area Manager for International Profit Associates, a Chicago-based management consulting firm. From September 1998 to May 2001, Mr. Turner was a consultant with Spencer Trask & Company, an investment banking firm. Mr. Turner has over 20 years' experience with investment banking and advisory firms, and 10 years' experience as the chief executive officer of a furniture manufacturing company. Mr. Turner holds an A.B. degree in economics from Duke University.

     MICHAEL R. JORGENSEN became Executive Vice President and Chief Financial Officer of DOBI Medical Systems in February 2003, and our Executive Vice President and Chief Financial Officer in December 2003 following the completion of the reverse merger. In February 1997, he joined AXS-One, Inc., a multinational financial software company, as Executive Vice President and Chief Financial Officer, Treasurer and Secretary and became its Executive Vice President, North America, in March 2001 and Executive Vice President, Chief Administrative Officer in June 2001 until February 2003.

     DENIS A. O'CONNOR joined us as Senior Vice President-Sales and Marketing in December 2003. From July 2000 to May 2003, Mr. O'Connor served as Chief Executive Officer and Chairman of Advanced Imaging Technologies, Inc., a medical imaging company. That company sold substantially all its assets in May 2003, following commencement of a bankruptcy proceeding with respect to Advanced Imaging Technologies in March 2003. From March 1997 to June 2000, Mr. O'Connor was President and Chief Executive Officer of Life Imaging Systems, Inc. Mr. O'Connor received a B.S. degree in computer science and business administration from the City University of New York and an M.B.A. in marketing from New York University's Stern School of Business.

     There are no family relationships among our directors and executive officers. No director or executive officer, except for Mr. O'Connor (see biography above), has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment, or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

     In connection with the engagement of Sterling Financial Investment Group, Inc. as placement agent in two private placements of DOBI Medical Systems securities in 2000 and 2001, we agreed to nominate one person designated by Sterling Financial to our board of directors so long as stockholders introduced to us by Sterling Financial own at least 10% of all our outstanding equity securities. Bradford Baker is the current director designate of Sterling

Financial. In connection with the engagement of Verus International Group as our financial advisor in the reverse merger transaction, we have agreed to nominate one person designated by Verus to our board of directors so long as stockholders introduced to us by Verus own at least 10% of all our outstanding equity securities. To date, Verus has not designated a nominee to the board.

BOARD COMMITTEES

     AUDIT COMMITTEE. The audit committee of our board of directors consists of Bradford Baker, Chairman, and Robert Machinist. The Board determined each individual to be "financially sophisticated" and an "audit committee financial expert" as those terms are defined by the American Stock Exchange Section 121 of its Company Guide and by Regulation S-B of the Securities Exchange Act of 1934, respectively. The Audit Committee is composed of directors who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment and who possess an understanding of financial statements and generally accepted accounting principles. Thus, each member is an "independent" director as that term is defined by Amex and by the regulations of the Securities Exchange Act of 1934. Pursuant to our audit committee charter, the audit committee's charter specifies the scope of the audit committee's responsibilities and the means by which it carries out those responsibilities; the outside auditor's accountability to the board and the audit committee; and the audit committee's responsibility to ensure the independence of the outside auditors, including their recommendations to improve the system of accounting and internal controls.

     COMPENSATION COMMITTEE. The compensation committee of our board of directors consists of Webb Turner, Chairman, and William Li, M.D. Pursuant to the compensation committee charter, the compensation committee is responsible for reviewing and approving the salary and benefits policies, including compensation of our Chief Executive Officer and the other executive officers. The compensation committee also administers the 2000 Stock Incentive Plan, as adopted and assumed by us, and recommends and approves grants of stock options under that plan. Both Mr. Turner and Dr. Li are, in the opinion of our board of directors, "independent" directors, as that term is defined under American Stock Exchange rules and by the regulations of the Securities Exchange Act of 1934.

     Our board of directors does not intend to establish a nominating committee at this time, and that function will be performed by the independent members of our board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the year ended December 31, 2003, all filing requirements applicable to our executive officers and directors and greater than 10% shareholders were complied with Section 16(a).

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

                           SUMMARY COMPENSATION TABLE

                                                                                                         LONG TERM AWARDS
                                                                                                            SECURITIES
                                                                                       OTHER ANNUAL         UNDERLYING
NAME AND PRINCIPAL POSITION                    YEAR       SALARY         BONUS       COMPENSATION (1)      OPTIONS/SARS
---------------------------                    ----       ------         -----       ----------------      ------------
                                                            ($)           ($)              ($)                 (#)

Phillip C. Thomas                                2003      210,888        12,231            -                  75,000
Chief Executive Officer                          2002      180,938        67,713            -                       -
                                                 2001      203,223             -            -                       -

Michael R. Jorgensen (2)                         2003      179,428        10,962                              387,500
Executive Vice President and                     2002       37,500             -            -                       -
Chief Financial Officer                          2001            -             -            -                       -

Dale A. Johnson (3)                              2003      146,501             -                                    -
Vice President-Business Development              2002      156,435             -            -                 100,000
                                                 2001      157,194             -            -                 250,000

John D. Gardner (4)                              2003       42,113             -                                    -
Vice President-Technology                        2002      116,868             -            -                 150,000
                                                 2001       95,608             -            -                 250,000

--------------------------------------------

(1) Does not include the cost for health and welfare benefits received by the above named officers. The aggregate amounts of such personal benefits did not exceed the lesser of $50,000 of 10% of the total annual compensation of such officer.

(2) Mr. Jorgensen joined DOBI Medical Systems as a consultant in October 2002 and became an employee in February 2003.

(3)  Mr. Johnson resigned from his position on October 31, 2003.

(4)  Mr. Gardner resigned from his position on April 1, 2003.

COMPENSATION OF DIRECTORS

     Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they serve on. Effective September 1, 2004, we pay Robert B. Machinist, the Chairman of our board of directors, $3,500 per month as compensation for serving as our Chairman. We pay each non-employee director a retainer fee of $1,000 per quarter, plus a participation fee of $500 for each regular and/or special meeting of the board of directors, not to exceed $1,000 per quarter, regardless of the number of meetings. We also pay a committee participation fee of up to $250 for each meeting of a committee of the board, not to exceed $500 per quarter, regardless of the number of meetings. Fees are accrued and paid annually, in arrears, following the end of each year's audit. We will also reimburse each director for reasonable accommodations, coach travel and other miscellaneous expenses relating to each director's attendance at board meetings and committee meetings promptly upon submission of actual receipts to the Chief Financial Officer and approval by the Chairman of the Board or the Chief Executive Officer.

     Non-employee directors were awarded an initial grant of non-qualified stock options to purchase 25,000 shares. Due to anticipated greater levels of oversight and work effort, the Chairman of the Board received an initial grant of 100,000 shares, and each committee chair received an initial grant of 25,000 shares. Such option awards have an exercise price equal to the fair market value of the common stock, based on the closing price at the end of trading on the date of the award, vesting in equal annual installments after the first anniversary through the fourth anniversary date of the grant if the director has continued to serve until that date, and have a term of five years from the date of award. Thereafter, upon each subsequent annual stockholders meeting in which a director has been reelected, each non-employee director will be awarded an annual non-qualified option to purchase additional shares equaling 50% of the initial number of shares granted upon election to the Board. These options will be for our common stock under the same terms as indicated above, subject to any adjustments as may be necessary. Other terms and conditions of the option grants are on the standard terms and conditions as those option grants to employees.

     The compensation committee will review the director compensation plan annually, and adjust it according to then current market conditions and good business practices. Before December 9, 2003, directors of Lions Gate were not compensated for their services as directors.

OPTIONS/SAR GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 2003

     Before the assumption of the DOBI Medical Systems, Inc. 2000 Stock Incentive Plan on December 9, 2003, we did not have a stock option plan or other similar plan for officers, directors and employees, and no stock options or SAR grants were granted or outstanding at any time. During 2003, we granted stock options under the DOBI Medical 2000 Stock Incentive Plan to purchase 1,676,000 shares of common stock, including the options described in the table below.

                                                        PERCENT OF TOTAL
                                NUMBER OF SECURITIES       OPTIONS/SARS              GRANTED
                                UNDERLYING OPTIONS/        TO EMPLOYEES             EXERCISE
NAME                                SARS GRANTED           IN FISCAL YEAR        OR BASE PRICE         EXPIRATION
----                           --------------------     --------------------     -------------         -----------
                                        (#)                                         ($/SH)
Phillip C. Thomas                      75,000                  4.47%                 1.00               12/9/2013
Chief Executive Officer

Michael R. Jorgensen                  225,000                 13.42%                 1.00               12/9/2013
Executive Vice President and
Chief Financial Officer

Ivan Masyukov                          75,000                  4.47%                 1.00               12/9/2023
Director, Engineering


AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR ENDED DECEMBER 31, 2003 AND FISCAL YEAR END OPTION/ SAR VALUES

                                                                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED            IN-THE-MONEY
                                    SHARES                        OPTIONS/SARS AT FISCAL       OPTIONS/SARS AT FISCAL
                                   ACQUIRED          VALUE               YEAR END                     YEAR END
NAME                              ON EXERCISE         REALIZED   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                              -----------         --------   -------------------------    -------------------------
                                      (#)             ($)                   (#)                          ($)

Phillip C. Thomas                     --              --                  302,500                      367,475
Chief Executive Officer

Michael R. Jorgensen                  --              --                  387,500                      790,750
Executive Vice President and
Chief Financial Officer

Ivan Masyukov                         --              --                  335,000                      547,525
Director, Engineering

EMPLOYMENT AGREEMENTS

     Phillip C. Thomas, our Co-Founder, Director and Chief Executive Officer, entered into an employment agreement dated December 9, 2003 to continue serving as Chief Executive Officer for a term of three years through December 8, 2006, with automatic one-year extensions on each anniversary of the commencement date under certain conditions. Pursuant to the employment agreement, Mr. Thomas will devote all of his business time and efforts to us and will report directly to the Board of Directors. The employment agreement provides that as long as Mr. Thomas serves as Chief Executive Officer, the Board of Directors will nominate him for election to the Board.

     The employment agreement provides that Mr. Thomas receives a fixed base salary at an annual rate of $260,000, and annual "cost-of-living" increases to be determined by the compensation committee of the board of directors. Mr. Thomas will also be entitled to receive an annual incentive bonus in the discretion of the board or compensation committee with agreed upon criteria based upon operating results for the years 2005 and 2006. For 2004, Mr. Thomas is eligible to receive a cash bonus equal to 50% (or pro rata of 33% of the cash bonus amount for 2004 for each performance milestone completed) of his then current annual base salary upon the performance of the following milestones: (1) after the commencement of FDA Module 5, at least 20 patient clinical test scans have been completed; (2) shipment of at least 10 revenue-producing and production level, scalable ComfortScan systems; and (3) our net loss (calculated in accordance with generally accepted accounting principles) being not more than 10% greater than projected for fiscal year ending 2004. Further, if and upon FDA approval of the ComfortScan system, Mr. Thomas will participate significantly in a bonus pool of $500,000 to key employees as determined by the Compensation Committee.

     Mr. Thomas' employment agreement also provides for termination by us upon death or disability (defined as 180 days of incapacity during any 365 day period) or upon conviction of a felony crime of moral turpitude or a material breach of his obligations to us. In the event Mr. Thomas' contract is terminated by us without cause or for disability, he will be entitled to compensation for the greater of two years or the balance of the term, plus health and disability and life insurance. In the event of a "change of control," as that term is defined under Mr. Thomas's employment agreement, all of his options will vest, and if he is terminated three months before or 24 months after such event, he and his spouse will be entitled, under certain circumstances, to receive his then current base salary and health, disability and life insurance benefits for 24 months after such event. If he voluntarily terminates his employment after 12 months after the change of control, he will be entitled to the same post-termination benefits as if he had been terminated by the acquirer within the first 24 months. Payments made or to be made Mr. Thomas under his employment agreement are not intended to be non-deductible by us by reason of the operation of Section 280G of the Internal Revenue Code of 1986, relating to golden parachute payments. Should any such payment otherwise be taxable to Mr. Thomas, we have agreed to gross-up such payments.

     The employment agreement also contains covenants (1) restricting him from engaging in any activities competitive with our business during the term of his employment agreement and for two years thereafter, (2) prohibiting him from disclosure of confidential information regarding us, and (3) confirming that all intellectual property developed by him and relating to our business constitutes our sole and exclusive property.

     Since he first commenced service with us and our predecessor as Chief Executive Officer, our board of directors has awarded options to purchase an aggregate of 227,500 and 75,000 shares of common stock under the 2000 Stock Incentive Plan, at an exercise price of $2.31 and $1.00 per share, respectively, as adjusted in accordance with the terms of the merger, the terms of the plan and the determination of the board of directors with respect to outstanding options under the plan.


STOCK INCENTIVE PLAN

     Our 2000 Stock Incentive Plan, as amended December 10, 2003, was approved by a written consent of the holders of a majority of our outstanding common stock. In connection with our reverse merger transaction, Lions Gate adopted and assumed all of DOBI Medical System's obligations under its 2000 Stock Incentive Plan and increased the number of shares issuable under stock option grants to 5,630,000 shares. As of September 8, 2004, there were outstanding stock options to purchase 3,537,750 shares of our common stock.

                                 STOCK OWNERSHIP

     The following table sets forth information regarding the number of shares of our common stock beneficially owned on September 8, 2004 by:

     o each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock,

     o    each of our directors and executive officers, and

     o    all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees. Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

     Except as otherwise set forth below, the address of each of the persons listed below is c/o DOBI Medical International, Inc., 1200 MacArthur Boulevard, Mahwah, New Jersey 07430.


                                                                                    PERCENTAGE OF SHARES
                                                            NUMBER OF SHARES       BENEFICIALLY OWNED (1)
                                                           BENEFICIALLY OWNED
                                                       --------------------------- -----------------------

Lake Worth Ventures, Inc.                                       11,738,833(2)                29.7%
   c/o Mr. David H. Clarke
   777 South Flagler Drive - Suite 1100
   West Palm Beach, FL 33401
David H. Clarke                                                 11,897,083                   30.0%
   777 South Flagler Drive
   Suite 1112
   West Palm Beach, FL 33401
Bradford Baker                                                      13,000                       *
William Li, M.D.                                                    13,000                       *
Robert B. Machinist                                                210,189                       *
Phillip C. Thomas                                                3,152,503                    8.3%
Dynamics Imaging, Inc.                                           2,600,003                    6.9%
   400 East 50th Street
   New York, NY 10022
Webb W. Turner                                                   2,639,003(3)                 7.0%
   400 East 50th Street
   New York, NY 10022
Michael R. Jorgensen                                               290,625                       *
Denis A. O'Connor                                                        -                       *

All directors and executive officers
as a group (9 persons)                                          18,215,403                   48.3%

_____________________
*Less than 1% of outstanding shares.

(1) Based upon 37,748,292 shares of common stock outstanding on September 8, 2004, as calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, this includes shares owned by a spouse, minor children and any entities owned or controlled by the named person. It also includes shares that any named person has the right or option to acquire within 60 days of the date of this report. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2) Includes 9,999,486 shares of common stock and warrants to purchase 1,789,346 shares of common stock owned by Lake Worth Ventures, Inc., 64,500 shares of common stock and warrants to purchase 45,000 shares of common stock owned by affiliates of Lake Worth Ventures, which are controlled by David H. Clarke, and options to purchase 48,750 shares of common stock granted to David H. Clarke.

(3) Includes 2,600,003 shares of common stock owned by Dynamics Imaging, Inc. Mr. Turner is the Chairman of the Board of Dynamics Imaging, Inc.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LAKE WORTH VENTURES

     Lake Worth Ventures, Inc., or LWVI, was the largest stockholder of DOBI Medical Systems prior to the reverse merger and continues to be our largest single stockholder. From time to time since January 1, 2001, it lent funds to DOBI Medical Systems pursuant to demand notes, which bore interest at rates ranging from 1.2% to 6.0% per year. The aggregate principal amount lent was $1,443,299, none of which was repaid in cash, and all of which, including accrued interest, was exchanged for capital stock and warrants of DOBI Medical Systems at prices equal to the offering prices in DOBI Medical Systems' then pending private placements. No cash interest was paid on account of such loans. LWVI also lent $250,000 to DOBI Medical Systems shortly before the merger by purchasing series 2 notes and series 2 warrants, which have been converted into common stock and warrants of Lions Gate in the merger. David H. Clarke, a director of DOBI Medical Systems who became a member of our board at the effective time of the merger, is the controlling stockholder of LWVI. In connection with a conversion of $370,837 of demand notes held by LWVI in December 2002 into 370,837 shares of DOBI Medical Systems common stock, LWVI was granted "weighted average" anti-dilution protection with respect to that common stock, and we are obligated to provide such anti-dilution protection to the common stock held by LWVI for which such DOBI Medical Systems, Inc. common stock was exchanged in the merger. The anti-dilution provisions are triggered by a subsequent stock offering by us at a lower price per share than a protected price level ($1.00 per share) and take into account both the lower price and the number of shares issued at the lower price. The anti-dilution protection with respect to LWVI expires at the earlier of 18 months after the merger or upon the closing of a $5.0 million equity financing. In connection with the merger, LWVI agreed not to publicly sell its common stock of our company for a period of two years following the merger, except that LWVI will be released from the lock-up provisions and will be permitted to sell (1) 25% of its shares if our 2004 total revenue is at least $4.1 million, and (2) 25% of their shares upon our receipt of FDA approval to market the ComfortScan system in the United States. Additionally, in the event of a secondary public offering of our securities in which we receive gross proceeds of at least $10.0 million, LWVI may exercise a limited waiver from its lock-up restrictions under specified circumstances. In the event of a secondary public offering of our securities to the public pursuant to an effective registration statement, LWVI may sell a limited number of shares of its common stock up to a maximum of $5.0 million in such offering, conditioned on the written approval of the underwriter selected by us for any such offering, provided approval is not unreasonably withheld, us receiving gross proceeds of at least $10.0 million from that offering and compliance with applicable securities laws.

PHILLIP C. THOMAS AND MICHAEL R. JORGENSEN

     Phillip C. Thomas, our Chief Executive Officer, was indebted to DOBI Medical Systems pursuant to a limited recourse promissory note which was paid in full in December 2002. As of January 1, 2001, the principal amount of the note was $225,000, and from inception to payment of the note in full, the note bore interest at the annual rate of 6%, payable annually in arrears. The original amount of the note, $225,000, was used by Mr. Thomas to purchase 2,925,003 shares of common stock of DOBI Medical Systems. In connection with the merger, Mr. Thomas agreed not to sell his shares of common stock received in the merger for 24 months, provided that those shares will be released from the lock-up provisions and he will be permitted to sell 25% of his shares if our 2004 total revenue is at least $4.1 million, and 25% of his shares upon our receipt of FDA approval to market the ComfortScan system in the United States.

     In connection with the merger, Michael R. Jorgensen, our Chief Financial Officer, agreed not to sell 50,000 shares of common stock received in the merger for 24 months, provided that his shares will be released from the lock-up provisions and he will be permitted to sell 25% of his shares if our 2004 total revenue is at least $4.1 million, and 25% of his shares upon our receipt of FDA approval to market the ComfortScan system in the United States.

STERLING FINANCIAL INVESTMENT GROUP

     From August 2000 to October 2003, Alexis C. Korybut, the President of Sterling Financial Investment Group, was a director of DOBI Medical Systems. Sterling Financial has served as placement agent and provided investment banking and financial advisory services to DOBI Medical Systems from time to time over the past four years on a cash and equity fee basis. Cash fees paid to Sterling Financial amounted to $1,420,855, and Sterling Financial and/or its designees (including Mr. Korybut, a former director of DOBI Medical Systems, Inc.) have received warrants to purchase DOBI Medical Systems securities which have been exchanged in the merger for warrants to purchase an aggregate of 2,062,494 shares of our common stock. Certain officers and directors of Sterling Financial own shares of our common stock and/or warrants to purchase our common stock, aggregating less than 5% of our outstanding shares. Sterling Financial also served as placement agent for us in connection with the private placement of our common stock and warrants that closed at the same time as our reverse merger. Sterling Financial received cash fees and expense reimbursements or allowances of $155,000, and Sterling Financial and its designees received warrants to purchase an aggregate of 340,000 shares of our common stock, at an exercise price of $1.54 per share, for a term of three years.

     In connection with the engagement of Sterling Financial as placement agent in two private placements of securities in 2000 and 2001, DOBI Medical Systems agreed to nominate one person designated by Sterling Financial to the board of directors of DOBI Medical so long as stockholders introduced to DOBI Medical by Sterling Financial own at least 10% of all outstanding equity securities of DOBI Medical. That agreement now applies to us under the terms of the Merger Agreement. Bradford Baker is the current designee of Sterling Financial.

     Bradford Baker, a director of DOBI Medical Systems who became a member of our board, was designated for nomination to the board pursuant to the above-described agreement with Sterling Financial. From April 2000 to February 2002, Mr. Baker served as an officer of Sterling Financial, which was the placement agent in our private placement of common stock and warrants. Sterling Financial was a financial advisor to DOBI Medical and acted as a placement agent in connection with four offerings of the securities of DOBI Medical in the period from April 2000 through October 2003.

STRATEGIC INITIATIVES

     At the closing of the reverse merger, we entered into an investor relations/public relations services agreement with Strategic Initiatives, Inc., pursuant to which we issued an option to Strategic Initiatives, to purchase up to 250,000 shares of our common stock at a price of $1.54, for a term of three years, and advanced an aggregate of $750,000 to Strategic Initiatives, to cover costs and expenditures which Strategic Initiatives, anticipates it will incur during the one-year term of the agreement. Keith A. Ebert, our former director, is a principal of Strategic Initiatives.

     Immediately prior to the closing of the reverse merger and the private placement, we purchased all 1,000,000 shares of common stock held by Mr. Ebert, a director and formerly the Chief Financial Officer, Treasurer and Secretary of Lions Gate Investment Limited, for $143,805.27. At the same time, we also purchased 738,462 shares of our common stock owned by Graham Crabtree, Beverly Strench and Renata Kubicek for an aggregate consideration of $106,194.73. All shares were then cancelled at the closing of the reverse merger. Funds to effect the redemptions were provided by a capital contribution from Verus Support Services Inc. At the same time, N. Desmond Smith also agreed to the cancellation of 400,000 shares of our common stock owned by him in consideration for the release of an assignment of a number of oil and gas leases by Mr. Smith to us, and the termination of receivables due from Mr. Smith to us in the amount of $10,109.

DYNAMICS IMAGING

     Dynamics Imaging, Inc., a holder of more than 5% of our common stock following the merger, agreed not to sell our common stock for up to two years following the merger, provided that Dynamics Imaging, Inc. will be permitted to sell its shares of our common stock at a rate of 1% per month of the total number of shares of common stock issued in the merger, subject to applicable securities laws, from six months until 12 months after the merger; thereafter, the applicable percentage increases to 1.3% of those shares per month until 24 months after the merger. Mr. Turner, a member of our board, is the Chairman of the Board and Chief Executive Officer of Dynamics Imaging, Inc.

RELATED TRANSACTION POLICY

     We have no current written policy with respect to entering into transactions with members of management or affiliated companies. Any non-arm's length transaction we consider will be reviewed and voted on by disinterested members of our board of directors and be in accordance with our certificate of incorporation, by-laws and Delaware law.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth:

     o    the name of the selling stockholders,

     o the number of shares of common stock beneficially owned by the selling stockholders as of September 8, 2004,

     o the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

     o the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

     Except as otherwise noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. None of the selling stockholders are members of the National Association of Securities Dealers, Inc.

     Beneficial ownership is determined under the rules of the U.S. Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after September 8, 2004. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.


                                                                                                  BENEFICIAL OWNERSHIP
                                                                                                AFTER THIS OFFERING (3)
                                                        BENEFICIAL            SHARES           --------------------------
                                                    OWNERSHIP PRIOR TO     REGISTERED IN       NUMBER OF
                       NAME                          THIS OFFERING (1)   THIS OFFERING (2)       SHARES       PERCENT (4)
--------------------------------------------------- -------------------- ------------------    -----------    -----------

405 Investments, LP(5)                                   25,000               25,000                0             *
Robert Abrams                                             8,342                8,342                0             *
D. Luis Montenegro Acero                                  1,126                1,126                0             *
Al Mal Investment Company K.S.C. (6)                    130,000              130,000                0             *
Jaime Alfaro                                             57,108               57,108                0             *
Allandale Services Inc. (7)                             468,701              468,701                0             *
John and Margaret Alvarez                                13,000               13,000                0             *
Norman B. Antin                                         145,175              145,175                0             *
Archimedes Ramirez, Inc. Defined Benefit Pension
   Plan DTD 5-1-80 (8)                                   52,167               52,167                0             *
Farhad Assari                                            26,000               26,000                0             *
Richard B. Aubrey                                        50,000               50,000                0             *
Steve B. Aubrey                                         150,000              150,000                0             *
Joseph Azrak                                             26,000               26,000                0             *


                                       38

                                                                                                  BENEFICIAL OWNERSHIP
                                                                                                AFTER THIS OFFERING (3)
                                                        BENEFICIAL            SHARES           --------------------------
                                                    OWNERSHIP PRIOR TO     REGISTERED IN       NUMBER OF
                       NAME                          THIS OFFERING (1)   THIS OFFERING (2)       SHARES       PERCENT (4)
--------------------------------------------------- -------------------- ------------------    -----------    -----------

Bradford Baker Revocable
   Trust dtd 4/21/93 (9)                                 13,000               13,000                0             *
Banco BSN Banif, S.A. (10)                               23,228               23,228                0             *
Banco Itau SA - Grand Cayman Branch (11)                150,000              150,000                0             *
Baruma, S.L. (12)                                        36,834               36,834                0             *
Moshe J. Bernstein                                       20,230               20,230                0             *
Mody K. Boatright                                        25,000               25,000                0             *
Mody and Frances Boatright                               30,400               30,400                0             *
Mody K. Boatright Keough Plan (13)                       31,034               31,034                0             *
Erika Boehm                                              25,000               25,000                0             *
Robert L. Bonitz and Ann Bonitz                          10,000               10,000                0             *
D. Jose Tejon Borrajo                                     6,760                6,760                0             *
Wexford Clearing c/f David Boyer IRA Rollover
(14)                                                    216,078              216,078                0             *
Frank H. Brenton                                         50,000               50,000                0             *
William B. Brown                                         25,000               25,000                0             *
Bushido Capital Master Fund, LP (15)                    250,000              250,000                0             *
Brent D. Butcher                                        125,626              125,626                0             *
Rena Katherine Capoyanopoulos                            69,976               69,976                0             *
Eduardo F. Carlo                                         40,000               40,000                0             *
Stephen J. Caspers                                       25,000               25,000                0             *
Dimas Castillo                                           10,000               10,000                0             *
Robert E. Cathro                                         25,000               25,000                0             *
D. Teresa Bravo Alonso de Celis                           2,231                2,231                0             *
Jose Tom Chen and/or Ana Chen
   Suy Ha de Tom                                         13,000               13,000                0             *
Fabio Ferreira Cleto                                     41,382               41,382                0             *
Stuart Cohen                                             26,000               26,000                0             *
Collins Family Revocable Trust (16)                      20,000               20,000                0             *
William W. Collins and Ann
   Y. Collins JT/WROS                                   127,764              127,764                0             *
Fredric C. Coleman                                      663,921              663,921                0             *
Vince Colocchio                                          21,690               21,690                0             *
Denise A. Comolli                                         6,500                6,500                0             *
Aldo Comuzzi                                              5,750                5,750                0             *


                                       39

                                                                                                  BENEFICIAL OWNERSHIP
                                                                                                AFTER THIS OFFERING (3)
                                                        BENEFICIAL            SHARES           --------------------------
                                                    OWNERSHIP PRIOR TO     REGISTERED IN       NUMBER OF
                       NAME                          THIS OFFERING (1)   THIS OFFERING (2)       SHARES       PERCENT (4)
--------------------------------------------------- -------------------- ------------------    -----------    -----------

D. Alvaro de La Serna Corral                                650                  650                0             *
Carlo Corzine                                            69,264               69,264                0             *
Richard S. Crane                                         40,540               40,540                0             *
Richard S. Crane                                         15,000               15,000                0             *
Steven D. Crawford                                       75,000               75,000                0             *
W. Bruce Crawford                                        50,000               50,000                0             *
William R. Crawford                                      50,000               50,000                0             *
Credit Suisse Wealth Management (17)                    208,000              208,000                0             *
Richard Crowley                                         500,000              500,000                0             *
Robert E. Crowther                                       30,345               30,345                0             *
Armenio Jose Romao Ramso Da Silva                         5,194                5,194                0             *
Harry Datys                                             349,883              349,883                0             *
Kathleen Datys                                          606,300              606,300                0             *
Bernard H. Davis Revocable Trust (18)                    20,000               20,000                0             *
Decoy Investments Ltd. (19)                              90,000               90,000                0             *
Franklin Del Rio and Felipe Pimentel                     25,000               25,000                0             *
Charles Diamond (20)                                    579,546              579,546                0             *
Rebecca C. de Djemal                                     19,487               19,487                0             *
Double Eagle Trust #2 (21)                               90,000               90,000                0             *
David Noah Dubrow                                       102,733              102,733                0             *
Abraham Alberto Attie Duek                               26,000               26,000                0             *
Clarice B. Dykema                                        25,000               25,000                0             *
Dynamics Imaging, Inc.(22)                            2,600,003            2,600,003                0             *
Simon Edde                                                5,200                5,200                0             *
Edgar Financial LLC (23)                                 85,000               85,000                0             *
Robert R. Emerson                                        25,000               25,000                0             *
Joseph A. Ens, Jr. Defined Benefit Plan (24)            189,469              189,469                0             *
Shirley A. Ens                                           25,000               25,000                0             *
D. Beltran Alvarez de Estrada                             6,666                6,666                0             *
D. Manuel Alvarez de Estrada                              6,666                6,666                0             *
Alex Fainberg                                            20,000               20,000                0             *
David R. Falk                                            45,251               45,251                0             *
D. Jose Manuel Maceda Fernandez                           6,760                6,760                0             *


                                       40

                                                                                                  BENEFICIAL OWNERSHIP
                                                                                                AFTER THIS OFFERING (3)
                                                        BENEFICIAL            SHARES           --------------------------
                                                    OWNERSHIP PRIOR TO     REGISTERED IN       NUMBER OF
                       NAME                          THIS OFFERING (1)   THIS OFFERING (2)       SHARES       PERCENT (4)
--------------------------------------------------- -------------------- ------------------    -----------    -----------

George G. Feussner, MD PA
   Profit Sharing Trust (25)                            180,120              180,120                0             *
Adele S. Fink Trust #2 (26)                              50,667               50,667                0             *
Neal J. Fink Individual Retirement Account (27)          52,156               52,156                0             *
Eugenia Fleury                                           400,000             400,000                0             *
Marcelo Fleury                                           19,998               19,998                0             *
John F. Flick                                            20,277               20,277                0             *
Flint River Investments (28)                             39,000               39,000                0             *
Flomar 2000, S.L. (29)                                   26,000               26,000                0             *
Reynaldo Franco and Maria Virginia Franco                26,000               26,000                0             *
Eliahou Faskha Froimzon                                   6,500                6,500                0             *
Louis A. Gage and Mae V. Gage                            25,000               25,000                0             *
Charles P. Garcia                                       711,620              711,620                0             *
D. Luis Moreno Garcia                                     6,695                6,695                0             *
Randy Gardiner                                          205,511              205,511                0             *
Jose Ramon Jimenez Garnica                                4,810                4,810                0             *
Neal Gehring                                             50,675               50,675                0             *
Generation Capital Associates (30)                      359,773              311,192               48,581         *
Gibralt Capital (31)                                  2,215,774            2,042,274               173,500        *
Gilbert A. Goodwin Trustee, The Goodwin Trust dtd
   April 20, 2000 (32)                                   75,617               75,617                0             *
Great South Beach Improvement
   Company (33)                                           6,500                6,500                0             *
Greensor Invernaderos, SL (34)                           26,000               26,000                0             *
Greenstreet Partners (35)                               100,000              100,000                0             *
Malcolm Russell Gregory                                  25,000               25,000                0             *
Leonard Grossman                                         51,728               51,728                0             *
Guilford Management, SA (36)                             26,000               26,000                0             *
Teofilo Hafeitz and Ezra Hafeitz                          6,500                6,500                0             *
David Hallman Revocable Trust of 1993 (37)               26,000               26,000                0             *
Hans Abaton, S.L. (38)                                   30,334               30,334                0             *
James Eric Hanson                                        76,000               76,000                0             *
John W. Hardy                                            75,683               75,683                0             *
Keith Harris                                             75,000               75,000                0             *


                                       41

                                                                                                  BENEFICIAL OWNERSHIP
                                                                                                AFTER THIS OFFERING (3)
                                                        BENEFICIAL            SHARES           --------------------------
                                                    OWNERSHIP PRIOR TO     REGISTERED IN       NUMBER OF
                       NAME                          THIS OFFERING (1)   THIS OFFERING (2)       SHARES       PERCENT (4)
--------------------------------------------------- -------------------- ------------------    -----------    -----------

Haslemere Partners (39)                               1,159,091            1,159,091                0             *
Don T. Haynes, Jr.                                       25,000               25,000                0             *
Barbara W. Hearst                                       250,000              250,000                0             *
Heinemann Family Trust (40)                              25,000               25,000                0             *
Carlos Lopez Henares                                      1,214                1,214                0             *
Hernal, S.A. (41)                                        26,000               26,000                0             *
Byron Hill                                               25,000               25,000                0             *
Byron Hill or George C. Thorne, Jr. MD                   25,000               25,000                0             *
Nawaz Hirji (42)                                        419,577              419,577                0             *
HL 1, S.L. (43)                                          26,000               26,000                0             *
Richard A. and Donna C. Hoefer, JTWROS                  308,034              308,034                0             *
Wexford Clearing c/f Richard A. Hoefer
   IRA #LUU-800128 (44)                                  80,919               80,919                0             *
Charles B. Hoh IRA (45)                                  50,000               50,000                0             *
Dennis J. Holman                                         72,040               72,040                0             *
Gerald Holman                                            41,056               41,056                0             *
Bance Hom                                                25,000               25,000                0             *
Kevin Houlihan                                           50,576               50,576                0             *
Rex Houlihan                                             50,667               50,667                0             *
Bobby R. Inman                                          100,000              100,000                0             *
Inmobiliaria Sandi, S.L. (46)                            30,334               30,334                0             *
Inversiones Carmel LTDA (Saronis Investments) (47)       26,000               26,000                0             *
Cassio Ismael                                            48,049               48,049                0             *
Bernard and Selma Izes                                   12,500               12,500                0             *
Howard Izes                                              25,321               25,321                0             *
Scott Francis Jasper                                     35,380               35,380                0             *
Jelcada L.P. (48)                                       283,911              283,911                0             *
Jose Ivan Jimenez                                         1,250                1,250                0             *
Jo-Bar Enterprises, LLC (49)                            129,334              129,334                0             *
William E. Jones                                         50,000               50,000                0             *
Michael Jorgensen (50)                                  230,000              230,000                0             *
Naomi O. Jorgensen (51)                                  10,000               10,000                0             *
Mauricio Jungueira                                       10,000               10,000                0             *

                                       42

                                                                                                  BENEFICIAL OWNERSHIP
                                                                                                AFTER THIS OFFERING (3)
                                                        BENEFICIAL            SHARES           --------------------------
                                                    OWNERSHIP PRIOR TO     REGISTERED IN       NUMBER OF
                       NAME                          THIS OFFERING (1)   THIS OFFERING (2)       SHARES       PERCENT (4)
--------------------------------------------------- -------------------- ------------------    -----------    -----------

Tae Kang                                                 60,800               60,800                0             *
John S. Kartousky                                        25,000               25,000                0             *
Jason M. Kates                                           26,000               26,000                0             *
Wilbert E. Kellner Living
   Trust dtd 7/26/90 (52)                                45,000               45,000                0             *
Avi Kent                                                  6,801                6,801                0             *
Mark Klein                                               17,409               17,409                0             *
Jay Kopf                                                 51,861               51,861                0             *
Joel B. Kornblau and David L.
   Kornblau JT Tenants W/R/S                             30,370               30,370                0             *
Alexis C. Korybut (53)                                  775,575              775,575                0             *
Michael Korybut                                          73,921               73,921                0             *
Kirk Kuback                                               8,342                8,342                0             *
Michael Kulberg                                           2,500                2,500                0             *
Molly Ellen Ladd                                         35,448               35,448                0             *
John W. Lahr                                            157,234              157,234                0             *
Lake Worth Ventures, Inc. (54)                       11,788,833           11,788,833                0             *
Lejosa International Corp. (55)                          26,000               26,000                0             *
Ricardo Alfonso Leon and Silvia M. de Leon            1,033,334            1,033,334                0             *
Lerios Varlop, S.L. (56)                                 37,700               37,700                0             *
Robert H. Lessin Venture Capital, LLC (57)              150,000              150,000                0             *
Charles T. Liamos                                        50,633               50,633                0             *
Henry D. Lindsley III Family Trust (58)                  51,861               51,861                0             *
Mitchell J. Lipcon and Barbara P. Lipcon                 25,000               25,000                0             *
Mitchell J. Lipcon Profit Sharing
   Keough Plan (59)                                      40,506               40,506                0             *
Mara London-Berke                                        25,000               25,000                0             *
Gregory Long                                             25,000               25,000                0             *
Loreto Trading SA (60)                                   26,000               26,000                0             *
William L. Lurie and Rita M. Lurie                      128,017              128,017                0             *
Robert Machinist (61)                                   210,189              210,189                0             *
D. Jose Maria Coterillo Madrazo                           2,254                2,254                0             *
Santiago Maggi                                            1,998                1,998                0             *
Stanley Mallin                                           25,313               25,313                0             *

                                       43

                                                                                                  BENEFICIAL OWNERSHIP
                                                                                                AFTER THIS OFFERING (3)
                                                        BENEFICIAL            SHARES           --------------------------
                                                    OWNERSHIP PRIOR TO     REGISTERED IN       NUMBER OF
                       NAME                          THIS OFFERING (1)   THIS OFFERING (2)       SHARES       PERCENT (4)
--------------------------------------------------- -------------------- ------------------    -----------    -----------

Elias Maloul                                              6,500                6,500                0             *
Marbury Development Ltd. (62)                           176,467              176,467                0             *
Margulies Family Trust (63)                              31,037               31,037                0             *
D. Borja Morenes Mariategui                                 564                  564                0             *
Marcelo Jose Marimelli                                   30,345               30,345                0             *
D. Juan Guitard Marin                                     5,633                5,633                0             *
D. Reynaldo Figueredo Marquez                             4,506                4,506                0             *
Richard Mastromatteo                                    100,000              100,000                0             *
Robert Mateicka                                           8,342                8,342                0             *
John J. McAtee, Jr.                                     310,400              310,400                0             *
John McCall                                               1,200                1,200                0             *
Timothy McCartney                                       155,075              155,075                0             *
Donald J. and Mary-Margaret McHugh                       30,770               30,770                0             *
Donald J. McHugh                                         92,533               92,533                0             *
Adam McNulty and Lucille
   McNulty JTWROS                                        13,000               13,000                0             *
Andrew and Lisa Merkatz                                 133,333              133,333                0             *
Irwin R. Merkatz (64)                                   156,314              156,314                0             *
Charles M. Merkel                                       257,872              257,872                0             *
Christine Metsch                                         30,365               30,365                0             *
Cynthia Metsch                                           30,405               30,405                0             *
Joan Metsch                                              30,420               30,420                0             *
David Mitchell (65)                                     149,987              149,987                0             *
Shariar Mohajer                                         100,000              100,000                0             *
Montecoral, S.L. (66)                                    30,334               30,334                0             *
Amarildo Jose Mendes Monteiro                           146,919              146,919                0             *
Carr Moody                                                9,067                9,067                0             *
John Forrer, Trustee, Miriam Mooney Trust FBO
   Catherine Forrer (67)                                 40,460               40,460                0             *
John Forrer, Trustee, Miriam Mooney Trust FBO
   David Forrer (68)                                     40,460               40,460                0             *
John Forrer, Trustee, Miriam Mooney Trust FBO
   Joan Connolly (69)                                    40,460               40,460                0             *
D. Rafael Garay Morenes                                   2,254                2,254                0             *
John Morrison                                            15,000               15,000                0             *



                                       44

                                                                                                  BENEFICIAL OWNERSHIP
                                                                                                AFTER THIS OFFERING (3)
                                                        BENEFICIAL            SHARES           --------------------------
                                                    OWNERSHIP PRIOR TO     REGISTERED IN       NUMBER OF
                       NAME                          THIS OFFERING (1)   THIS OFFERING (2)       SHARES       PERCENT (4)
--------------------------------------------------- -------------------- ------------------    -----------    -----------

Rodrigo De Paula Motta                                   10,000               10,000                0             *
Murgab Investment Company, Ltd. (70)                    805,933              805,933                0             *
Jose Nae                                                 90,000               90,000                0             *
Akira Nakamura and Rurie Nakamura Family Trust
   DTD 10-4-94 (71)                                     150,000              150,000                0             *
Dennis Nakamura                                          12,500               12,500                0             *
Narraganset, S.A. (72)                                    5,633                5,633                0             *
Nebras UK Ltd. (73)                                      41,613               41,613                0             *
Nelson Family Trust, dtd 10/5/99 (74)                    20,000               20,000                0             *
Peter C. Neumann                                         25,000               25,000                0             *
Koupatsaris Nikolaos                                     26,000               26,000                0             *
Peter Norris                                             30,000               30,000                0             *
Paul E. Northcutt                                       215,034              215,034                0             *
Zeny Ocean                                               52,000               52,000                0             *
John O'Donnell                                           50,000               50,000                0             *
UBS as custodian FBO Dr. Matilde Ong.(75)               216,667              216,667                0             *
Pacific Coast Corp.(76)                                  13,000               13,000                0             *
Robert S. Paget                                          77,167               77,167                0             *
Jon Palanuk                                              25,000               25,000                0             *
Charanjit S. Pangali                                    104,389              104,389                0             *
Richard Pawliger                                        169,971              169,971                0             *
Perel, S.L.(77)                                           6,666                6,666                0             *
Daniel M. Piccolo                                         6,500                6,500                0             *
Plusvert Holdings International, Inc.(78)               180,000              180,000                0             *
Benny Polito                                             25,338               25,338                0             *
Richard Potapchuk                                       100,000              100,000                0             *
Donald B. Poynter                                        50,000               50,000                0             *
Leon Prince                                              50,000               50,000                0             *
Prospect Street Ventures(79)                             56,250               56,250                0             *
David C. Ptolemy and Regina P. Ptolemy                   30,385               30,385                0             *
Gene Ramirez                                              8,342                8,342                0             *
Ramsell Corp.(80)                                       150,000              150,000                0             *
D. Rafael Garcia de la Rasilla                            1,126                1,126                0             *

                                       45

                                                                                                  BENEFICIAL OWNERSHIP
                                                                                                AFTER THIS OFFERING (3)
                                                        BENEFICIAL            SHARES           --------------------------
                                                    OWNERSHIP PRIOR TO     REGISTERED IN       NUMBER OF
                       NAME                          THIS OFFERING (1)   THIS OFFERING (2)       SHARES       PERCENT (4)
--------------------------------------------------- -------------------- ------------------    -----------    -----------

Martin W. Rauch                                          26,000               26,000                0             *
Martin W. Rauch, Jr.                                     13,000               13,000                0             *
Richard Reichler                                         26,377               26,377                0             *
Paul Richardson                                           9,067                9,067                0             *
Ricardo A. Rivas                                        208,920              208,920                0             *
Achilleas Rizoulis                                      120,141              120,141                0             *
D. Jaime Perinat Escriva de Romani                        6,666                6,666                0             *
D. Javier Marin Romano                                    6,760                6,760                0             *
Kenneth Rosenblatt                                       13,164               13,164                0             *
Marvin Rosenblatt                                        77,762               77,762                0             *
Delaware Charter c/f David W. Rossi IRA Rollover
   (81)                                                  15,000               15,000                0             *
Norman Rothstein                                         50,000               50,000                0             *
Steven Rothstein                                         50,000               50,000                0             *
Richard Rudin                                            60,800               60,800                0             *
Charles W. Santoro                                       90,000               90,000                0             *
Gilberto Sarian                                          30,691               30,691                0             *
Stephen L. Sax                                           50,000               50,000                0             *
Phillip Schaefer                                         40,513               40,513                0             *
Peter Schiff                                             25,000               25,000                0             *
Leonard M. Schiller                                      26,346               26,346                0             *
Semamor Enterprises(82)                               1,159,091            1,159,091                0             *
Alexios Sgoumbopoulos                                    51,984               51,984                0             *
Sharkey Goldstein Capital LLC(83)                        46,364               46,364                0             *
Charles Shawcroft                                        12,500               12,500                0             *
Charles D. Shedd                                         25,000               25,000                0             *
Louis Shinaman                                            1,000                1,000                0             *
Steve Shraiberg (84)                                    579,546              579,546                0             *
Edgar Simons                                             25,000               25,000                0             *
Lee Skoblow                                              21,875               21,875                0             *
Athanasios T. Skoutelios                                 75,834               75,834                0             *
Carolina First Bank c/f Edward D. Sloan, Jr.
   IRA(85)                                               90,000               90,000                0             *
R. Steven Smith                                          50,000               50,000                0             *

                                       46

                                                                                                  BENEFICIAL OWNERSHIP
                                                                                                AFTER THIS OFFERING (3)
                                                        BENEFICIAL            SHARES           --------------------------
                                                    OWNERSHIP PRIOR TO     REGISTERED IN       NUMBER OF
                       NAME                          THIS OFFERING (1)   THIS OFFERING (2)       SHARES       PERCENT (4)
--------------------------------------------------- -------------------- ------------------    -----------    -----------

Martin L. Solomon (86)                                1,159,091            1,159,091                0             *
Melvin Solomon                                           25,000               25,000                0             *
Samuel Solomon                                           29,364               29,364                0             *
Doug Song                                                75,000               75,000                0             *
Maria Cristina Frasca Spilborghs                         10,000               10,000                0             *
Ricardo Fransca Spilborghs                                6,500                6,500                0             *
Christopher Stala                                        41,875               41,875                0             *
Linda M. Staneck and Joseph L. Staneck                   25,000               25,000                0             *
Scott Stemm                                              25,000               25,000                0             *
Sterling Investments Holdings Group
   International, LTDA(87)                               56,460               56,460                0             *
Joel A. Stone                                            65,506               65,506                0             *
Strategic Community Solutions(88)                       139,091              139,091                0             *
Strategic Initiatives, Inc.(89)                         250,000              250,000                0             *
Martin B. Stringfellow Revocable Trust dated
   7/29/02(90)                                          103,800              103,800                0             *
Summer Sunshine Holdings, Ltd.(91)                       42,751               42,751                0             *
SV Investment Fund 1, LLC(92)                         1,000,001            1,000,001                0             *
Leigh Taaffe                                             21,666               21,666                0             *
Ian Tacher                                               10,000               10,000                0             *
Tazata Ventures, LLC(93)                                 85,000               85,000                0             *
Paul Tervelt                                             25,000               25,000                0             *
Therm Flo Profit Sharing Trust (94)                     104,456              104,456                0             *
Albert Thomas                                             4,500                4,500                0             *
Allen Thomas                                             12,500               12,500                0             *
Phillip C. Thomas(95)                                 2,925,003            2,925,003                0             *
D. Francisco Carbonell Torres                             4,506                4,506                0             *
Torwood Investment S.A.(96)                             749,933              749,933                0             *
Rodney S. Traeger                                       224,960              224,960                0             *
Gayle Traveis Trust (97)                                 15,000               15,000                0             *
Salvatore Trovato                                        50,000               50,000                0             *
Tudor Investment Co. Multiportfolio
   Fund, Ltd.(98)                                        10,400               10,400                0             *
J.P. Turner                                               1,875                1,875                0             *



                                       47

                                                                                                  BENEFICIAL OWNERSHIP
                                                                                                AFTER THIS OFFERING (3)
                                                        BENEFICIAL            SHARES           --------------------------
                                                    OWNERSHIP PRIOR TO     REGISTERED IN       NUMBER OF
                       NAME                          THIS OFFERING (1)   THIS OFFERING (2)       SHARES       PERCENT (4)
--------------------------------------------------- -------------------- ------------------    -----------    -----------

Webb W. Turner(99)                                        6,500                6,500                0             *
Yoshie Uchida                                            90,000               90,000                0             *
Delaware Charter Guarantee & Trust Co. c/f
   Frederick Utter(100)                                  60,730               60,730                0             *
Wexford Clearing c/f Rebecca Cheryl
   Utter IRA(101)                                        51,972               51,972                0             *
Verus International Group, Ltd.(102)                  2,928,535            2,568,535             360,000          *
Viewtrade Securities(103)                                12,500               12,500                0             *
Jose Salgado Fuertes de Villavicencio                     2,384                2,384                0             *
Brian Vodicka                                           400,000              400,000                0             *
Gary Vodicka                                             25,000               25,000                0             *
Helen Vodicka                                            25,000               25,000                0             *
Vodicka Family Trust(104)                               150,000              150,000                0             *
Jacobus P. Vrolijk                                       10,115               10,115                0             *
Jacobus P. Vrolijk and Susan Cartwright                   5,000                5,000                0             *
Shirley and George Waring                                25,000               25,000                0             *
Thomas E. Warrilow                                       68,376               68,376                0             *
Robert Wasserman                                         88,566               88,566                0             *
Richard A. and Susan K. Weidenbach                       25,321               25,321                0             *
Marcos Archina Weigt                                     10,000               10,000                0             *
Allan D. Weingarten                                      90,000               90,000                0             *
Jerold Weinger                                          312,444              312,444                0             *
Harvey P. Weintraub                                      85,700               85,700                0             *
Alton C. White, Jr.                                     125,000              125,000                0             *
Ronald L. White                                          92,707               92,707                0             *
Winton Capital(105)                                   2,057,274            2,057,274                0             *
Jay Zager                                                 8,342                8,342                0             *
Kal Zeff                                                405,694              405,694                0             *
Strauss Zelnick (106)                                 2,522,274            2,062,274             460,000        1.2%
Samuel E. Zimber                                         20,230               20,230                0             *
Gerald and Mary Kay Zordani(107)                        231,818              231,818                0             *

_________________

* Represents less than 1% of outstanding shares.

(1) Beneficial ownership as of September 8, 2004 for the selling stockholders based upon information provided by the selling stockholders or known to us.

(2) The number of shares in this column includes 29,286,754 presently outstanding shares of our common stock, up to 19,294,219 shares of our common stock issuable upon exercise of outstanding warrants to purchase our common stock, 2,580,677 shares of our common stock issuable upon the conversion of shares of our series A convertible preferred stock to common stock, and 3,000,001 shares of common stock and 3,000,001 shares of common stock underlying warrants which may be issuable in connection with the closing of the second tranche of our December 2003 private placement, which closing is conditioned upon our achievement of specified performance milestones by not later than June 9, 2005. Does not include an additional 869,278 shares issuable on account of dividends payable to the holders of our series A convertible preferred stock if those dividends are not paid in cash.

(3) Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(4) Based on 37,748,792 shares of common stock outstanding on September 8, 2004. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after September 8, 2004, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(5) Judy Pederson is the general partner of 405 Investments, LP, which is the registered holder of the shares of common stock. Ms. Pederson, as the general partner of 405 Investments, LP, has sole voting and disposition power over the shares owned by 405 Investments, LP offered under this prospectus.

(6) Bader Al-Bahar is the Assistant General Manager of Al Mal Investment Company K.S.C., which is the registered holder of the shares of common stock. Mr. Al-Bahar, as the Assistant General Manager of Al Mal Investment Company K.S.C., has voting and disposition power over the shares owned by Al Mal Investment Company K.S.C. offered under this prospectus.

(7) Andrew Meade is a director and shareholder of Allandale Services Inc., which is the registered holder of the shares of common stock. Mr. Meade, as a director of Allandale Services Inc., has voting and disposition power over the shares owned by Allandale Services Inc. offered under this prospectus.

(8) Archimedes Ramirez is the trustee of the Archimedes Ramirez, Inc. Defined Benefit Pension Plan, which is the registered holder of the shares of common stock. Mr. Ramirez, as the trustee of the Archimedes Ramirez, Inc. Defined Benefit Pension Plan, has sole voting and disposition power over the shares owned by Archimedes Ramirez, Inc. Defined Benefit Pension Plan offered under this prospectus.

(9) Bradford Baker is the trustee of the Bradford Baker Revocable Trust dated 4/21/93, which is the registered holder of the shares of common stock. Mr. Baker, as trustee of the Bradford Baker Revocable Trust dated 4/21/93, has sole voting and disposition power over the shares owned by the Bradford Baker Revocable Trust dated 4/21/93 offered under this prospectus. Bradford Baker is a member of our board of directors and audit committee.

(10) Luis Moreno and Jose Solgado are officers of Banco BSN Banif, S.A., which is the registered holder of the shares of common stock. Messrs. Moreno and Solgado, as officers of Banco BSN Banif, S.A. have voting and disposition power over the shares owned by Banco BSN Banif, S.A. offered under this prospectus.

(11) Olavo Egydio Setubal, Jose Carlose Moraes Abreu, Carlos da Camara Pestana, Roberto Egydio Setubal, Henri Penchas, Sergio Silva de Freitas, Antonio Jacinot Matias, Antonio Carlos Barbosa, de Oliviera, Humberto Fabio Fischer Pinotti, Joao Jaco Hazarabedian, Luciano da Silva Amaro, Renato Roverto Cuoco, Rodolfo Angel Corvi, Rodolfo Henrique Fischer, Ronald Anton de Jongh, Slivio Aparecido de Carvalho, Paulo Roberto Soares, Antonio Calos Genoveze, Martinho G. Balbina and Gilson Gomes de Paula are each authorized signatories for Banco Itau SA - Grand Cayman Branch, which is the registered holder of the shares of common stock. Each of such persons has voting and disposition power over the shares owned by Banco Itau SA - Grand Cayman Branch offered under this prospectus.

(12) Jose Antonio Matji Tudri is the authorized signatory of Baruma, S.L., which is the registered holder of the shares of common stock. Mr. Tudri, as authorized signatory of Baruma, S.L., has voting and disposition power over the shares owned by Baruma, S.L. offered under this prospectus.

(13) Mody K. Boatright has voting and disposition power over the shares owned by the Moody K. Boatright Keough Plan.

(14) Wexford Clearing, as custodian for David Boyer IRA Rollover, is the registered holder.

(15) Christopher Rossman is the Managing Director of Bushido Capital Master Fund, LP, which is the registered holder of the shares of common stock. Mr. Rossman, as Managing Director of Bushido Capital Master Fund, LP, has voting and disposition power over the shares owned by Bushido Capital Master Fund, LP offered under this prospectus.

(16) Richard Collins is the trustee of the Collins Family Revocable Trust, which is the registered holder of the shares of common stock. Mr. Collins, as trustee of the Collins, Family Revocable Trust, has sole voting and disposition power over the shares owned by the Collins Family Revocable Trust offered under this prospectus.

(17) Sean Newbold and Michael Ranson are the Assistant Vice President and Director, respectively, of Credit Suisse Wealth Management, which is the registered holder of the shares of common stock. Such persons have shared voting and disposition power over the shares owned by Credit Suisse Wealth Management offered under this prospectus.

(18) Bernard H. Davis and Linda Davis are the co-trustees of the Bernard H. Davis Revocable Trust, which is the registered holder of the shares of common stock. Mr. Davis and Ms. Davis, as co-trustees of the Bernard H. Davis Revocable Trust, have voting and disposition power over the shares owned by the Bernard H. Davis Revocable Trust offered under this prospectus.

(19) Robin Gaul is a director of Decoy Investments Ltd. which is the registered holder of the shares of common stock. Mr. Gaul, as a director of Decoy Investments Ltd., has voting and disposition power over the shares owned Decoy Investments Ltd. offered under this prospectus.

(20) Includes 204,546 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement.

(21) John R. Smith is the trustee of Double Eagle Trust #2, which is the registered holder of the shares of common stock. Mr. Smith, as the trustee of Double Eagle Trust #2, has sole voting and disposition power over the shares owned by Double Eagle Trust #2 offered under this propectus.

(22) Webb W. Turner is the chairman of the board of directors of Dynamics Imaging, Inc., which is the registered holder of the shares of common stock. Mr. Turner, as the chairman of Dynamics Imaging, Inc., has voting and disposition power over the shares owned by Dynamics Imaging, Inc. offered under this prospectus. Mr. Turner is a member of our board of directors and compensation committee.

(23) Anne Marie Dunphy is the managing director of Edgar Financial LLC, which is the registered holder of the shares of common stock. Ms. Dunphy, as the managing director of Edgar Financial LLC, has sole voting and disposition power over the shares owned by Edgar Financial LLC offered under this prospectus.

(24) Joseph A. Ens, Jr. is the trustee of the Joseph A. Ens, Jr. Defined Benefit Plan, which is the registered holder of the shares of common stock. Mr. Ens, as the trustee of the Joseph A. Ens, Jr. Defined Benefit Plan, has sole voting and disposition power over the shares owned by the Joseph A. Ens, Jr. Defined Benefit Plan offered under this prospectus.

(25) Dr. George G. Feussner is the trustee of the George G. Feussner, MD PA Profit Sharing Trust, which is the registered holder of the shares of common stock. Dr. Feussner, as the trustee of the George G. Feussner, MD PA Profit Sharing Trust, has sole voting and disposition power over the shares owned by the George G. Feussner, MD PA Profit Sharing Trust offered under this prospectus.

(26) Neal J. Fink is the trustee of the Adele S. Fink Trust # 2, which is the registered holder of the shares of common stock. Mr. Fink, as the trustee of the Adele S. Fink Trust No. 2, has sole voting and disposition power over the shares owned by the Adele S. Fink Trust No. 2 offered under this prospectus.

(27) Neal J. Fink has sole voting and disposition power over the shares of common stock held in the Neal J. Fink Individual Retirement Account.

(28) Rosa Maria Sellers is the President of Flint River Investments, which is the registered holder of the shares of common stock. Ms. Sellers, as the President of Flint River Investments, has sole voting and disposition power over the shares owned by Flint River Investments offered under this prospectus.

(29) Florention Felix Martinez Ortega is an authorized signatory of Flomar 2000, S.L., which is the registered holder of the shares of common stock. Mr. Ortega, as an authorized signatory of Flomar 2000, S.L., has voting and disposition power over the shares owned by Flomar 2000, S.L. offered under this prospectus.

(30) Includes 105,873 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement. Frank E. Hart and David A. Rapaport are the general partner and Executive Vice President and General Counsel, respectively of Generation Capital Associates, which is the registered holder of the shares of common stock. Such persons have shared voting and disposition power over the shares owned by Generation Capital Associates offered under this prospectus.

(31) Includes 627,273 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement. Sam Belzburg is a principal of Gibralt Capital, which is the registered holder of the shares of common stock. Mr. Belzbug, as a principal of Gibralt Capital, has voting and disposition power over the shares owned by Gibralt Capital offered under this prospectus.

(32) Gilbert A. Goodman is the trustee of the Goodman Trust, which is the registered holder of the shares of common stock. Mr. Goodman, as the trustee of the Goodman Trust, has sole voting and disposition power over the shares owned by the Goodman Family Trust offered under this prospectus.

(33) David H. Clarke, a member of our board of directors, is a Vice President of Great South Beach Improvement Company, which is the registered holder of the shares of common stock. Mr. Clarke, as a Vice President of Great South Beach Improvement Company, has voting and disposition power over the shares owned by Great South Beach Improvement Company offered under this prospectus. Excludes shares of common stock owned by Lake Worth Ventures, Inc., of which Mr. Clarke is the Chairman and Chief Executive Officer, which are separately reported in the table above and explained in footnote
     (54) below.

(34) Ignacio Horche Trueba is the administrator of Greensor Invernaderos, SL, which is the registered holder of the shares of common stock. Mr. Trueba, as administrator of Greensor Invernaderos, SL, has voting and disposition power over the shares owned by Greensor Invernaderos, SL offered under this prospectus.

(35) Jeffrey Safchik is a partner of Greenstreet Partners, which is the registered holder of the shares of common stock. Mr. Safchik, as a partner of Greenstreet Partners, has voting and disposition power over the shares owned by Greenstreet Partners offered under this prospectus.

(36) Chris Zollinger is a director of Guilford Management, SA, which is the registered holder of the shares of common stock. Mr. Zollinger, as a director of Guilford Management, SA, has voting and disposition power over the shares owned by Guilford Management, SA offered under this prospectus.

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(37) David Hallman is the trustee of the David Hallman Revocable Trust of 1993, which is the registered holder of the shares of common stock. Mr. Hallman, as the trustee of the David Hallman Revocable Trust of 1993, has sole voting and disposition power over the shares owned by the David Hallman Revocable Trust of 1993 offered under this prospectus.

(38) D. Ricardo de Landaluce Arias is an authorized representative of Hans Abaton, S.L., which is the registered holder of the shares of common stock. Mr. Arias, as an authorized representative of Hans Abaton, S.L., has voting and disposition power over the shares owned by Hans Abaton, S.L. offered under this prospectus.

(39) Includes 409,091 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement. Martin L. Solomon is the genral partner of Haslemere Partners, which is the registered holder of the shares of common stock. Mr. Solomon, as general partner of Haslemere Partners, has voting and disposition power over the shares owned by Haslemere Partners offered under this prospectus. Excludes shares of common stock owned by Mr. Solomon individually, which are separately reported in the table above and explained in footnote (86) below.

(40) Kenneth Allen Heinemann is the trustee of the Heinemann Family Trust, which is the registered holder of the shares of common stock. Mr. Heinemann, as trustee of the Heinemann Family Trust, has sole voting and disposition power over the shares owned by the Heinemann Family Trust offered under this prospectus.

(41) D. Antonio Hernandez Alonso is the authorized representative of Hernal, S.A., which is the registered holder of the shares of common stock. Mr. Alonso, as authorized representative of Hernal, S.A., has voting and disposition power over the shares owned by Hernal, S.A. offered under this prospectus.

(42) Includes 142,527 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement.

(43) Antonio Hernandez Lopez is the authorized representative of HL 1, S.L., which is the registered holder of the shares of common stock. Mr. Lopez, as the authorized representative of HL 1, S.L., has sole voting and disposition power over the shares owned by HL 1, S.L. offered under this prospectus.

(44) Wexford Clearing, as IRA custodian for Richard A. Hoefer, is the registered holder.

(45) Charles B. Hoh has sole voting and disposition power over the shares of common stock held in the Charles B. Hoh IRA.

(46) Jose Francisco Santos Martinez is an officer of Inmobiliara Sandi, S.L., which is the registered holder of the shares of common stock. Mr. Martinez, as an officer of Inmobiliara Sandi, S.L., has voting and disposition power over the shares owned by Inmobiliara Sandi, S.L. offered under this prospectus.

(47) Avram Fritch is the President of Inversiones Carmel LTDA (Saronis Investments), which is the registered holder of the shares of common stock. Mr. Fritch, as the President of Inversiones Carmel LTDA (Saronis Investments), has voting and disposition power over the shares owned by Inversiones Carmel LTDA (Saronis Investments) offered under this prospectus.

(48) John O. Forrer is the general partner of Jelcada L.P., which is the registered holder of the shares of common stock. Mr. Forrer, as the general partner of Jelcada L.P., has voting and disposition power over the shares owned by Jelcada L.P. offered under this prospectus.

(49) Joel Stone is the managing member of Jo-Bar Enterprises, LLC, which is the registered holder of the shares of common stock. Mr. Stone, as managing member of Jo-Bar Enterprises, LLC, has voting and disposition power over the shares owned by Jo-Bar Enterprises, LLC offered under this prospectus.

(50) Michael Jorgensen is our Executive Vice President and Chief Financial Officer.

(51) Naomi O. Jorgensen is the adult daughter of Michael Jorgensen, our Executive Vice President and Chief Financial Officer. Mr. Jorgensen disclaims beneficial ownership of the shares held by Naomi Jorgensen.

(52) Wilbert Kellner is the trustee of the Wilbert E. Kellner Living Trust dated 7/26/90, which is the registered holder of the shares of common stock. Mr. Kellner, as the trustee of the Wilbert E. Kellner Living Trust dated 7/26/90, has voting and disposition power over the shares owned by the Wilbert E. Kellner Living Trust dated 7/26/90 offered under this prospectus.

(53) Excludes shares of common stock owned by Sterling Investments Holdings Group International, LTDA, of which Mr. Korybut is the President, which are separately reported in the table above and explained in footnote (87) below.

(54) David H. Clarke, a member of our board of directors, is the Chairman and Chief Executive Officer of Lake Worth Ventures, Inc., which is the registered holder of the shares of common stock. Mr. Clarke, as the Chairman and Chief Executive Officer of Lake Worth Ventures, Inc., has sole voting and disposition power over the shares owned by Lake Worth Ventures, Inc. offered under this prospectus. Excludes shares of common stock owned by Great South Beach Improvement Company, of which Mr. Clarke is a Vice President which are separately reported in the table above explained in footnote (33) above.

(55) Saul Malca is the President of Lejosa International Corp., which is the registered holder of the shares of common stock. Mr. Malca, as the President of Lejosa International Corp., has sole voting and disposition power over the shares owned by Lejosa International Corp. offered under this prospectus.

(56) Evaristo to Varela Parra is the manager of Lerios Varlop, S.L., which is the registered holder of the shares of common stock. Mr. Parra, as the manager of Lerios Varlop, S.L., has voting and disposition power over the shares owned by Lerios Varlop, S.L. offered under this prospectus.

(57) Robert H. Lessin is the President of Robert H. Lessin Venture Capital, LLC, which is the registered holder of the shares of common stock. Mr. Lessin, as the President of Robert H. Lessin Venture Capital, LLC, has sole voting and disposition power over the shares owned by Robert H. Lessin Venture Capital, LLC offered under this prospectus.

(58) Henry D. Lindsley III is the trustee of Henry D. Lindsley III Family Trust, which is the registered holder of the shares of common stock. Mr. Lindsley, as trustee of the Henry D. Lindsley III Family Trust, has sole voting and disposition power over the shares owned by the Henry D. Lindsley III Family Trust offered under this prospectus.

(59) Mitchell J. Lipcon is the trustee of the Mitchell J. Lipcon Profit Sharing Keough Plan, which is the registered holder of the shares of common stock. Mr. Lipcon, as trustee of the Mitchell J. Lipcon Profit Sharing Keough Plan, has sole voting and disposition power over the shares owned by Mitchell J. Lipcon Profit Sharing Keough Plan offered under this prospectus.

(60) Simon Hafeitz is the President of Loreto Trading SA, which is the registered holder of the shares of common stock. Mr. Hafeitz, as the President of Loreto Trading SA, has sole voting and disposition power over the shares owned by Loreto Trading SA offered under this prospectus.

(61) Robert Machinist is the chairman of our board of directors and a member of our audit committee.

(62) Dr. Charles-Andre Junod is the general attorney of Marbury Development Ltd., which is the registered holder of the shares of common stock. Mr. Junod, as general attorney of Marbury Development Ltd., has voting and disposition power over the shares owned by Marbury Development Ltd. offered under this prospectus.

(63) Arthur Margulies is the trustee of Margulies Family Trust, which is the registered holder of the shares of common stock. Mr. Margulies as the trustee of the Margulies Family Trust, have shared voting and disposition power over the shares owned by Margulies Family Trust offered under this prospectus.

(64) Includes 52,937 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement.

(65) Includes 52,937 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement.

(66) Fernando Pablos Alonso is the Vice Administrator of Montecoral, S.L., which is the registered holder of the shares of common stock. Mr. Alonso, as Vice Administrator of Montecoral, S.L., has sole voting and disposition power over the shares owned by Montecoral, S.L. offered under this prospectus.

(67) John Forrer is the trustee of the Miriam Mooney Trust FBO Catherine Forrer, which is the registered holder of the shares of common stock. Mr. Forrer, as the trustee of the Miriam Mooney Trust FBO Catherine Forrer, has sole voting and disposition power over the shares owned by the Miriam Mooney Trust FBO Catherine Forrer offered under this prospectus.

(68) John Forrer is the trustee of the Miriam Mooney Trust FBO David Forrer, which is the registered holder of the shares of common stock. Mr. Forrer, as the trustee of Miriam Mooney Trust FBO David Forrer, has sole voting and disposition power over the shares owned by Miriam Mooney Trust FBO David Forrer offered under this prospectus.

(69) John Forrer is the trustee of the Miriam Mooney Trust FBO Joan Connolly, which is the registered holder of the shares of common stock. Mr. Forrer, as the trustee of Miriam Mooney Trust FBO Joan Connolly, has sole voting and disposition power over the shares owned by Miriam Mooney Trust FBO Joan Connolly offered under this prospectus.

(70) Includes 264,683 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement. Abdullatif Ali Alshaya and Abdulaziz Mohammed Alshaya are officers of Murgab Investment Company, Ltd., which is the registered holder of the shares of common stock. Mr. Alshaya and Mr. Alshaya, as officers of Murgab Investment Company, Ltd., each have voting and disposition power over the shares owned by Murgab Investment Company, Ltd. offered under this prospectus.

(71) Akira and Rurie Nakamura are the co-trustees of the Akira Nakamura and Rurie Nakamura Family Trust dated 10-4-94, which is the registered holder of the shares of common stock. Mr. Nakamura and Ms. Nakamura, as co-trustees of the Akira Nakamura and Rurie Nakamura Family Trust, have shared sole voting and disposition power over the shares owned by the Akira Nakamura and Rurie Nakamura Family Trust offered under this prospectus.

(72) D. Juan Guitard Marin is a partner of Narraganset, S.A., which is the registered holder of the shares of common stock. Mr. Marin, as a partner of Narraganset, S.A., has voting and disposition power over the shares owned by Narraganset, S.A. offered under this prospectus.

(73) Panicos Onofriou is an authorized representative of Nebras UK Ltd., which is the registered holder of the shares of common stock. Mr. Onofriou, as an authorized representative of Nebras UK Ltd., has voting and disposition power over the shares owned by Nebras UK Ltd. offered under this prospectus.

(74) Jack Paul Nelson is the trustee of the Nelson Family Trust dtd 10/5/99, which is the registered holder of the shares of common stock. Mr. Nelson, as the trustee of the Nelson Family Trust, has voting and disposition power over the shares owned by the Nelson Family Trust offered under this prospectus.

(75) UBS, as the custodian for Dr. Matilde Ong, is the registered holder.

(76) Sergio Lucena is the President of Pacific Coast Corp., which is the registered holder of the shares of common stock. Mr. Lucena, as the President of Pacific Coast Corp., has voting and disposition power over the shares owned by Pacific Coast Corp. offered under this prospectus.

(77) D. Guillermo Perinat Escriva de Romani is a partner of Perel, S.L., which is the registered holder of the shares of common stock. Mr. Escriva de Romani, as a partner of Perel, S.L., has voting and disposition power over the shares owned by Perel, S.L. offered under this prospectus.

(78) Silvano Correa is a director and shareholder of Plusvert Holdings International, Inc., which is the registered holder of the shares of common stock. Mr. Correa, as a director and shareholder of Plusvert Holdings International, Inc., has voting and disposition power over the shares owned by Plusvert Holdings International, Inc. offered under this prospectus.

(79) John Barry is the general partner of Prospect Street Ventures, which is the registered holder of the shares of common stock. Mr. Barry, as the general partner of Prospect Street Ventures, has voting and disposition power over the shares owned by Prospect Street Ventures offered under this prospectus.

(80) Sylester Flowers is the Chief Executive Officer of Ramsell Corp., which is the registered holder of the shares of common stock. Mr. Flowers, as the Chief Executive Officer of Ramsell Corp., has voting and disposition power over the shares owned by Ramsell Corp. offered under this prospectus.

(81) Delaware Charter, as IRA rollover custodian for David W. Rossi, is the registered holder.

(82) Includes 409,091 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement. Morris Belzberg and Cynthia Belzberg are partners of Semamor Enterprises, which is the registered holder of the shares of common stock. Mr. Belzberg and Ms. Belzberg, as partners of Semanor Enterprises, each have voting and disposition power over the shares owned by Semanor Enterprises offered under this prospectus.

(83) Seth Goldstein is a partner of Sharkey Goldstein Capital LLC, which is the registered holder of the shares of common stock. Mr. Goldstein, as a partner of Sharkey Goldstein Capital LLC, has voting and disposition power over the shares owned by Sharkey Goldstein Capital LLC offered under this prospectus. Includes 16,364 shares of common stock and common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement.

(84) Includes 204,546 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement.

(85) Carolina First Bank, as IRA custodian for Edward D. Sloan, Jr.

(86) Excludes shares of common stock owned by Haslemere Partners LTDA, of which Mr. Solomon is the general partner, which are separately reported in the table above and explained in footnote (39) above. Includes 409,091 shares of common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement.

(87) Alexis C. Korybut is the President of Sterling Investments Holdings Group International, LTDA, which is the registered holder of the shares of common stock. Mr. Korybut, as President of Sterling Investments Holdings Group International, LTDA, has voting and disposition power over the shares owned by Sterling Investments Holdings Group International, LTDA offered under this prospectus. Sterling Investments Holdings Group International, LTDA formerly served as the placement agent in our July 2004 private placement. At the time these shares of common stock were received in consideration for services, Sterling Investments Holdings Group International, LTDA did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares. Sterling Investments Holdings Group International, LTDA is a member firm of the National Association of Securities Dealers, Inc. Excluding shares of common stock owned by Mr. Korybut individually, which are separately reported in the table above and explained in footnote (53) above.

(88) Richard Rudin is the President of Strategic Community Solutions, which is the registered holder of the shares of common stock. Mr. Rudin, as President of Strategic Community Solutions, has voting and disposition power over the shares owned by Strategic Community Solutions offered under this prospectus.

(89) Keith A. Ebert is the President and principal stockholder of Strategic Initiatives, Inc., which is the registered holder of the shares of common stock. Mr. Ebert formerly served as a member of our board of directors from July 2003 until December 2003. Mr. Ebert, as President and principal stockholder of Strategic Initiatives, Inc., has voting and disposition power over the shares owned by Strategic Initiatives, Inc. offered under this prospectus. Strategic Initiatives, Inc. currently serves as our public relations firm.

(90) Martin Stringfellow is the trustee of the Martin B. Stringfellow Revocable Trust dated 7/29/02, which is the registered holder of the shares of common stock. Mr. Stringfellow, as the trustee of the Martin B. Stringfellow Revocable Trust, has voting and disposition power over the shares owned by the Martin B. Stringfellow Revocable Trust offered under this prospectus.

(91) Dan Firestone is the President of Summer Sunshine Holdings, Ltd., which is the registered holder of the shares of common stock. Mr. Firestone, as the President of Summer Sunshine Holdings, Ltd., has voting and disposition power over the shares owned by Summer Sunshine Holdings, Ltd. offered under this prospectus.

(92) Dan Firestone is the managing partner of SV Investment Fund I, LLC, which is the registered holder of the shares of common stock. Mr. Firestone, as managing partner of SV Investment Fund I, LLC, has voting and disposition power over the shares owned by SV Investment Fund I, LLC offered under this prospectus.

(93) Jeremy Hill is the President of Tazata Ventures, LLC, which is the registered holder of the shares of common stock. Mr. Hill, as the President of Tazata Ventures, LLC, has voting and disposition power over the shares owned by Tazata Ventures, LLC offered under this prospectus.

(94) Stephen Izzo is the trustee of the Therm Flo Profit Sharing Trust, which is the registered holder of the shares of common stock. Mr. Izzo, as the trustee of the Therm Flo Profit Sharing Trust, has voting and disposition power over the shares owned by the Therm Flo Profit Sharing Trust offered under this prospectus.

(95) Phillip C. Thomas is a member of our board of directors and our Chief Executive Officer.

(96) Includes 264,683 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement. Dan A. Attie Betesh is an authorized representative of Torwood Investment S.A., which is the registered holder of the shares of common stock. Mr. Attie Betesh, as an authorized representative of Torwood Investment S.A., has voting and disposition power over the shares owned by Torwood Investment S.A. offered under this prospectus.

(97) Gayle Traveis is the trustee of the Gayle Traveis Family Trust, which is the registered holder of the shares of common stock. Mr. Traveis, as trustee of the Gayle Traveis Family Trust, has voting and disposition power over the shares owned by the Gayle Traveis Family Trust offered under this prospectus.

(98) Mercelo Borges is an authorized representative of Tudor Investment Co. Multiportfolio Fund, Ltd., which is the registered holder of the shares of common stock. Mr. Borges, as an authorized representative of Tudor Investment Co. Multiportfolio Fund, Ltd., has voting and disposition power over the shares owned by Tudor Investment Co. Multiportfolio Fund, Ltd. offered under this prospectus.

(99) Webb W. Turner is a member of our board of directors and compensation committee. Excludes shares of common stock owned by Dynamics Imaging, Inc., of which Mr. Turner is the Chairman of the board of directors, which are separately reported in the table above and explained in footnote (22) above.

(100) Delaware Charter Guarantee & Trust Co., as custodian for Frederick Utter, is the registered holder.

(101) Wexford Clearing, as IRA custodian for Rebecca Cheryl Utter, is the registered holder.

(102) Includes 1,500,000 shares of common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement. Ajmal Khan is the Chief Executive Officer of Verus International Group, Ltd., which is the registered holder of the shares of common stock.
      Mr. Khan, as Chief Executive Officer of Verus International Group, Ltd., has voting and disposition power over the shares owned by Verus International Group, Ltd. offered under this prospectus.

(103) Terrence DeFranco is an authorized representative of Viewtrade Securities, which is the registered holder of the shares of common stock. Mr. DeFranco, as an authorized representative of Viewtrade Securities, has voting and disposition power over the shares owned by Viewtrade
      Securities offered under this prospectus.

(104) Brian Vodicka is the trustee of the Vodicka Family Trust, which is the registered holder of the shares of common stock. Mr. Vodicka, as the trustee of the Vodicka Family Trust, has sole voting and disposition power over the shares owned by the Vodicka Family Trust offered under this prospectus.

(105) Includes 627,273 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement. Marc Belzberg is a principal of Winton Capital, which is the registered holder of the shares of common stock.
      Mr. Belzberg, as a principal of Winton Capital, has voting and disposition power over the shares owned by Winton Capital offered under this prospectus.

(106) Includes 627,273 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement.

(107) Includes 81,818 shares of common stock and common stock underlying warrants to purchase shares of common stock which may be issuable in connection with the future closing of the second tranche of our December 2003 private placement.

                              PLAN OF DISTRIBUTION

DISTRIBUTION BY SELLING STOCKHOLDERS

     We are registering the shares of our common stock covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholders" includes the donees, transferees or others who may later hold the selling stockholders' interests. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may, from time to time, sell all or a portion of its shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

     o a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction,

     o purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account pursuant to this prospectus,

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market-makers,

     o transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and

     o    privately-negotiated transactions.

     In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

     For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both. We have advised the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to its sales in the market and have informed it that it must deliver copies of this prospectus. We are not aware, as of the date of this prospectus, of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares of common stock covered by this prospectus.

     The selling stockholders and any broker-dealers or agents participating in the distribution of our shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933. The commissions received by a broker-dealer or agent may be in excess of customary compensation. If a selling stockholder is deemed to be an "underwriter," the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act of 1933.

     At a time a particular offer of shares is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

     In connection with distributions of the selling stockholders' shares, or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise. The selling stockholders may also:

     o    sell shares short and redeliver shares to close out short positions,

     o enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons the shares, and broker-dealers may resell those shares pursuant to this prospectus, and

     o pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

     We have advised the selling stockholders that open positions in shares of common stock covered by this prospectus prior to the registration statement, of which this prospectus is a part, being declared effective by the U.S. Securities and Exchange Commission may constitute a violation of Section 5 of the Securities Act of 1933. The selling stockholders advised us that it did not have an open position in the common stock covered by this prospectus at the time of its response to our inquiry.

     In order to comply with securities laws of some states, if applicable, the shares of our common stock may be sold only through registered or licensed broker-dealers.

     The selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of our common stock by the selling stockholders. Rule 102 under Regulation M provides, with limited exceptions, that it is unlawful for the selling stockholders or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholders or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of our common stock.

     The selling stockholders may offer all of the shares of our common stock for sale immediately. Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

     We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholders, except upon exercise of warrants presently outstanding.

     We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the selling stockholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. We estimate that these fees and expenses will total approximately $100,000. The selling stockholders will pay all of its own brokerage fees and commissions, if any, incurred in connection with the sale of its shares of common stock. In addition, we have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

     We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 150,000,000 shares of stock, of which 140,000,000 shares are designated common stock and 10,000,000 shares are designated preferred stock. Of the preferred stock, 520 shares have been designated as series A convertible preferred stock. As of September 8, 2004, there were issued and outstanding:

     o    37,748,292 shares of common stock,

     o    206.45 shares of series A convertible preferred stock,

     o stock options to purchase 3,537,750 shares of common stock at an average weighted per share price of $1.79, and

     o warrants to purchase 19,294,219 shares of common stock at an average per share price of $1.75.

     The following summary of the material provisions of our common stock, series A convertible preferred stock, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrants included as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     The holders of our common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of our business. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon conversion of the series A convertible preferred stock and exercise of the warrants described below will be, when issued, fully-paid and non-assessable.

SERIES A CONVERTIBLE PREFERRED STOCK

     CONVERSION. Holders of series A convertible preferred stock will be entitled at any time to convert their shares of series A convertible preferred stock into common stock without any further payment therefor. We may also require holders of series A convertible preferred stock to convert their shares into common stock at any time upon 30 days written notice, after the closing market price for a share of common stock on our principal trading market is at least $6.00 for a period of 20 consecutive trading days, provided the common stock has traded at or above such price for a period 10 days prior to the date on which a notice of conversion is sent and, a registration statement covering the shares of the common stock underlying the series A convertible preferred stock and associated warrants has been declared and remains effective. Each share of series A convertible preferred stock is initially convertible into 12,500 shares of common stock , based upon a stated value of $25,000 per share, plus any accrued and unpaid dividends, at a price per share of common stock equal to $2.00. The number of shares of common stock issuable upon conversion of the series A convertible preferred stock is subject to adjustment upon the occurrence of certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. Employee stock options, warrants for commercial banks and equipment lessors, strategic alliances and acquisitions approved by our board of directors are excluded from this provision. Upon a merger or consolidation of our company with or into another company, or any transfer, sale or lease by us of substantially all of our assets, the series A convertible preferred stock will be treated as common stock for all purposes, including the determination of any assets, property or stock to which holders of the series A convertible preferred stock are entitled to receive, or into which the series A convertible preferred stock is converted, by reason of the consummation of such merger, consolidation, sale or lease.

     ANTI-DILUTION PROVISIONS. In the event of any issuances of shares of series A convertible preferred stock, common stock or stock options, warrants or securities convertible or exercisable into common stock within two years after the final closing of the offering of shares of series A convertible preferred stock at a price per share of common stock less than the conversion price of the series A convertible preferred stock, the conversion price of these shares of series A convertible preferred stock will be adjusted to a lower price per share computed on the basis of a "weighted average formula." In addition, the conversion price of all the shares of series A convertible preferred stock issued will be subject to adjustment in connection with any subdivision, stock split, combination of shares or recapitalization. Employee stock options, warrants for commercial banks and equipment lessors, strategic alliances and acquisitions approved by our board of directors are excluded from this provision.

     LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, holders of series A convertible preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution is made to holders of our common stock, liquidating distributions in an amount equal to the stated value of the series A convertible preferred stock, plus any accrued but unpaid dividends.

     Without the consent of holders of at least 50% of the then outstanding shares of series A convertible preferred stock, we may not create, authorize or issue any other series of preferred stock which rank senior to or pari passu with the series A convertible preferred stock.

     DIVIDENDS. Holders of series A convertible preferred stock will be entitled to receive a quarterly cumulative dividend at the end of each calendar quarter calculated at a rate of 8% per annum of the issue price of any outstanding share of series A convertible preferred stock for the first three years after the closing of the offering of shares of series A convertible preferred stock, 10% per annum for the following two years and 12% per year for any additional year in which any share of series A convertible preferred stock remains outstanding. At our option, this dividend may be paid in either cash or registered shares of common stock. In the case of payment in stock, this stock will be valued at 95% of the average of the closing trading price of the common stock for the 20 trading days ending on the day prior to the day on which such payment is due.

     VOTING RIGHTS. Holders of series A convertible preferred stock are not entitled to vote, except to the extent they are entitled to do so by Delaware law.

     REDEMPTION. The series A convertible preferred stock may not be redeemed by us at any time.

     RESTRICTIONS ON TRANSFER. The offer and sale of the shares of series A convertible preferred stock issued in our July 2004 private placement was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither the shares of series A convertible preferred stock nor the shares of common stock underlying the series A convertible preferred stock may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

     REGISTRATION RIGHTS. Under the terms of the July 2004 private placement, we are required to file a registration statement with the SEC by September 29, 2004 with respect to the resale of the shares of common stock underlying the shares of series A convertible preferred stock and associated warrants issued in such private placement. If the registration statement is not filed with the SEC by January 26, 2005, then monthly cash delay payments equal to 1.5% of the aggregate gross proceeds from the July 2004 private placement will be paid by us to the holders of series A convertible preferred stock. We are required to use commercially reasonable efforts to cause the registration statement to become effective by January 26, 2005. We will request the SEC to declare accelerated effectiveness for the registration as soon as practicable.

     We are required to use commercially reasonable efforts to cause this registration statement to remain effective until the earlier to occur of (1) the expiration of the time period referred to in Rule 144(k) under the Securities Act with respect to all beneficial holders of the underlying shares other than our affiliates, and (2) such time as all the restricted underlying shares covered by any registration statement have been sold or are otherwise freely tradable without registration under the Securities Act.

JULY 2004 PRIVATE PLACEMENT WARRANTS

     As part of the closing of our July 2004 private placement, we issued four-year investor warrants to purchase a total of 2,580,667 shares of common stock. These investor warrants are exercisable in whole or in part until July 30, 2008 and have an exercise price of $3.00 per share.

     In connection with the closing of our July 2004 private placement, as part of the fees paid to Sterling Financial Investment Group, the placement agent, we issued to Sterling, or its designees, four-year placement agent warrants to purchase a total of 770,450 shares of common stock. The placement agent warrants are exercisable in whole or in part until July 30, 2008. The placement agent warrants, which have an exercise price of $2.00 per share, include a cashless-exercise feature, which allows the holder to exercise the warrant without paying the cash exercise price for a lesser number of shares of common stock.

     REDEMPTION. We may redeem the investor warrants at any time after January 31, 2006, on not less than 60 days' written notice, at a price of $.01 per warrant, provided that the closing price of our common stock exceeds $6.00 per share, as reported by the OTC Bulletin Board, the American Stock Exchange or other primary trading market, as the case may be, for a period of 20 consecutive trading days and ending within 15 days after the date on which the notice of redemption is given and a registration statement covering the shares underlying the investor warrants has been declared and remains effective or the shares are not otherwise subject to any sale restrictions. Holders of the investor warrants will automatically forfeit their rights to purchase the shares of common stock issuable upon exercise of such warrants unless the warrants are exercised before they are redeemed.

     ADJUSTMENTS. The investor and placement agent warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. These warrants do not confer upon holders any voting or any other rights as stockholders.

     RESTRICTIONS ON TRANSFER. The offer and sale of the investor and placement agent warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

DECEMBER 2003 PRIVATE PLACEMENT WARRANTS

     As part of the closing of the first tranche of our December 2003 private placement, we issued three-year investor warrants to purchase a total of 2,750,001 shares of common stock. These investor warrants are exercisable in whole or in part until December 9, 2006 and have an exercise price of $1.54 per share.

     If we close the second tranche of our December 2003 private placement, we expect to issue investor warrants to purchase an additional 1,500,000 shares of common stock upon the same terms and conditions as the investor warrants issued in the first tranche closing of our December 2003 private placement.

     In connection with the closing of the first tranche our December 2003 private placement, as part of the fees paid to Sterling Financial Investment Group, the placement agent, Verus International Group Ltd. and Tazata Ventures, LLC, we issued to Sterling, Verus and Tazata, or their designees, three-year advisory warrants to purchase a total of 3,770,000 shares of common stock. The advisory warrants are exercisable in whole or in part until December 9, 2006. The advisory warrants, which have an exercise price of $1.54 per share, include a cashless-exercise feature, which allows the holder to exercise the warrant without paying the cash exercise price for a lesser number of shares of common stock.

     If we close the second tranche of our December 2003 private placement, we expect to issue advisory warrants to purchase an additional 1,500,000 shares of common stock upon the same terms and conditions as those advisory warrants issued in the first tranche closing of our December 2003 private placement.

     ADJUSTMENTS. The investor and advisory warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. These warrants do not confer upon holders any voting or any other rights as stockholders.

     RESTRICTIONS ON TRANSFER. The offer and sale of the investor and advisory warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

MERGER WARRANTS

     In connection with the merger, all outstanding warrants issued by DOBI Medical prior to the merger to purchase shares of DOBI Medical common stock were either exchanged for, amended to become, or automatically converted into, three-year warrants to purchase shares of our common stock on the same terms and conditions as those warrants issued by us in the December 2003 private placement, which we completed concurrently with the merger. These warrants have an exercise price of $1.54 per share. At the closing of the merger, all outstanding DOBI Medical warrants were exercisable into 9,573,321 shares of DOBI Medical common stock, and were either exchanged for, amended to become or automatically converted into three-year warrants to purchase a like number of shares of our common stock.

MARKET INFORMATION

     Our common stock is quoted on the OTC Bulletin Board under the trading symbol DBMI.OB. The high and low bid prices for our common stock at the close of business on September 8, 2004, as reported by the OTC Bulletin Board, were $1.50 and $1.46 per share, respectively. We have applied to list our shares of common stock for trading on the AMEX, but cannot be certain that we will receive approval.

TRANSFER AGENT

     The transfer agent and registrar for our common stock is The Nevada Agency and Trust Company, Reno, Nevada. We serve as transfer agent for our series A convertible preferred stock and warrant agent for our warrants.

ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

     CERTIFICATE OF INCORPORATION AND BY-LAWS. Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

     o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

     o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors, or

     o effecting an acquisition that might complicate or preclude the takeover.

     Our certificate of incorporation also allows our board of directors to fix the number of directors in the by-laws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

     DELAWARE ANTI-TAKEOVER LAW. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

     o the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status,

     o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers, or

     o on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

     LIMITED LIABILITY AND INDEMNIFICATION. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

     Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

     o    conducted himself or herself in good faith,

     o reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests, and

     o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of September 8, 2004, we had outstanding an aggregate of 37,748,292 shares of our common stock, assuming no conversions of our outstanding preferred stock or exercises of our outstanding options and warrants. All shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act. A number of the selling stockholders, however, are subject lock-up agreements. These lock-up agreements limit the number of shares included in this prospectus that the selling stockholder may sell per month. See "Description of Securities - Restrictions on Transfer" and "Management's Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources."

     The remaining 8,461,538 outstanding shares of our common stock not included in this prospectus and the 29,286,754 shares included in this prospectus, as of September 8, 2004, will be eligible for sale in the public market as follows:

PUBLIC FLOAT

     As of September 8, 2004, the public float for our common stock consisted of 8,461,538 shares. These shares are freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.

RULE 144

     In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     o 1% of the number of shares of our common stock then outstanding, which equaled 377,483 shares as of September 8, 2004, or

     o the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

     As of September 8, 2004, none of our shares of common stock were available for sale under Rule 144.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions. On September 8, 2004, none of our shares of our common stock were eligible for sale under Rule 144(k).

EQUITY INCENTIVE PLAN

     As of September 8, 2004, stock options to purchase 3,537,750 shares of our common stock were outstanding under the 2001 Equity Incentive Plan. We may determine to file a registration statement on Form S-8 under the Securities Act of 1933 covering shares of common stock reserved for issuance under our Equity Incentive Plan. Based on the number of stock options outstanding and shares reserved for issuance under our Equity Incentive Plan, the Form S-8 registration statement would cover 5,630,000 shares. The Form S-8 registration statement would become effective immediately upon filing. At that point, subject to the satisfaction of applicable exercisability periods and Rule 144 volume limitations applicable to affiliates, shares of our common stock to be issued upon exercise of outstanding stock options granted pursuant to our Equity Incentive Plan will be available for immediate resale in the public market.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus will be passed upon for us by our counsel, Greenberg Traurig, LLP, New York, New York.

                                     EXPERTS

     Our financial statements as of December 31, 2003, and for the year ended December 31, 2003 included in this prospectus and in the registration statement have been audited by Marcum & Kleigman LLP, independent registered public accounting firm, as stated in its report, appearing in this prospectus and in the registration statement and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

     Ernst & Young LLP, independent registered public accounting firm, have audited our 2002 financial statements as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2 to the financial statements). We have included our financial statements in this prospectus and elsewhere in this registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

     We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2003.

     On July 15, 2003, and prior to our reverse merger transaction, the board of directors of Lions Gate dismissed its independent accountant, Dohan & Company, P.A., and engaged the firm of Moore Stephens Ellis Foster Ltd. as its new independent accountant.

     In October 2003, the independent accountant of DOBI Medical Systems, Ernst & Young LLP, resigned as the independent accountant.

     On December 10, 2003, our shareholders ratified the appointment of Marcum & Kliegman LLP as our new certifying public accountants for the fiscal year ended December 31, 2003.

     We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period. Since we are a developmental company with no revenues, each our independent public accountants included a "going concern" explanatory paragraph in each of its audit reports for the last four years.

                   INDEX TO CONSOLIDATED FINANCIAL INFORMATION

                                                                                                               Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...............................................         F-2

ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

     Consolidated Balance Sheet at December 31, 2003..................................................         F-4

     Consolidated Statements of Operations for the years ended December 31, 2003 and 2002, and for the period from September 7, 1999 (inception)
           to December 31, 2003.......................................................................         F-5

     Consolidated Statements of Stockholder's Equity for the period from September 7,
           1999 (inception) to December 31, 2003......................................................         F-6

     Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2002, and the period From September 7, 1999 (inception)
           to December 31, 2003.......................................................................         F-7

NOTES TO ANNUAL CONSOLIDATED FINANCIAL STATEMENTS.....................................................         F-9

QUARTERLY FINANCIAL STATEMENTS (UNAUDITED)

     Condensed Consolidated Balance Sheet at June 30, 2004............................................        F-21

     Condensed Consolidated Statements of Operations for the
           Three and Six Month Periods ended June 30, 2004 and 2003, and for the
           Period From September 7, 1999
           (inception) to June 20, 2004...............................................................        F-22

     Condensed Consolidated Statements of Cash Flows for the Three and Six
           Month Periods ended June 30, 2004 and 2003, and for the Period
           from September 7, 1999 (inception) to June 30, 2004........................................        F-23

NOTES TO CONDENSED CONSOLIDATED QUARTERLY FINANCIAL STATEMENTS........................................        F-25


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
DOBI Medical International, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheet of DOBI Medical International, Inc. and Subsidiary (formerly DOBI Medical Systems LLC, a development stage company) as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2003 and for the period from September 7, 1999 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company for the period from inception (September 7, 1999) to December 31, 2002 were audited by other auditors whose report, dated July 11, 2003, expressed an unqualified opinion on those statements and included and explanatory paragraph regarding the Company's ability to continue as a going concern. The consolidated financial statements for the period from inception (September 7, 1999) to December 31, 2002 reflect a net loss of $11,589,121 of the total inception to date net loss of $16,740,524. The other auditors' report has been furnished to us, and our opinion, insofar as it related to the amounts included for such prior periods, is based solely on the report of such other auditors.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of other auditors for the cumulative information for the period from inception (September 7, 1999) to December 31, 2002, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DOBI Medical International, Inc. and Subsidiary as of December 31, 2003 and the consolidated results of their operations and their cash flows for the year ended December 31, 2003, and for the period from inception (September 7, 1999) to December 31, 2003 in conformity with U.S. generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that DOBI Medical International, Inc. and Subsidiary will continue as a going concern. As more fully described in Note 2, the Company has no revenues and has incurred significant operating losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Marcum & Kliegman LLP

New York, New York

February 3, 2004

                        REPORT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of
DOBI Medical International, Inc and subsidiary

     We have audited the accompanying statements of operations, stockholders' equity (deficiency) and cash flows of DOBI Medical International, Inc, and Subsidiary (formerly DOBI Medical Systems LLC, a development stage company) for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of DOBI Medical International, Inc. and Subsidiary for the year ended December 31, 2002 in conformity with U.S. generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that DOBI Medical International, Inc. and Subsidiary will continue as a going concern. As more fully described in Note 2, the Company has no revenues and has incurred significant operating losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

Metro Park, New Jersey
July 11, 2003, except for the second paragraph of Footnote 2, as to which the date is February 17, 2004

                 DOBI Medical International, Inc. and Subsidiary
                          (A Development Stage Company)
                           Consolidated Balance Sheet
                                December 31, 2003

ASSETS
   Current assets:
   Cash and cash equivalents                                $ 2,627,887
Prepaid expenses and other current assets                       814,157
                                                            -----------

Total current assets                                          3,442,044

Property and equipment, net                                      24,508
Intangible assets, net                                           33,822
Other assets                                                     16,973
                                                            -----------
Total assets                                                $ 3,517,347
                                                            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Series 1 Convertible Notes payable                        $ 170,000
    Accounts payable                                            264,061
    Accrued expenses                                            552,424
    Deferred revenue                                             43,645
                                                            -----------
Total current liabilities                                     1,030,130
                                                            -----------

Stockholders' Equity
    Preferred stock, $.000l par value, 10,000,000 shares
       authorized, none issued and outstanding                       --
    Common stock, $.000l par value, 140,000,000 shares
       authorized, 37,537,712 issued and outstanding
                                                                  3,754
    Additional paid-in capital                               19,223,987
    Deficit accumulated during development stage           (16,740,524)
                                                            -----------

Total stockholders' equity                                    2,487,217
                                                            -----------

Total liabilities and stockholders' equity                  $ 3,517,347
                                                            ===========

See notes to consolidated financial statements

                 DOBI Medical International, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Operations



                                                                                                        PERIOD FROM SEPTEMBER 7,
                                                                            DECEMBER 31,                  1999 (INCEPTION) TO
                                                                          2003               2002             DECEMBER 31, 2003
                                                                       -----------     -------------    --------------------------

Research and development expenses                                       $1,154,197          $932,260              $6,902,254
General and administrative expenses                                      1,470,237         1,103,184               4,367,226
Clinical program expenses                                                  300,529            49,740               1,716,070
Sales and marketing expenses                                               420,612           370,057               1,770,543
Interest expense                                                         1,808,085           260,443               2,165,656
Interest income                                                            (2,257)           (8,222)               (181,225)
                                                                        ----------        ----------            -------------

Net loss                                                                $5,151,403        $2,707,462            $ 16,740,524
                                                                        ==========        ==========            =============

Basic and diluted loss per common share                                      $0.26             $0.15
                                                                        ==========        ==========

Weighted average common shares, basic and diluted                       19,981,963        18,382,692
                                                                        ==========        ==========

     See notes to consolidated financial statements

                 DOBI MEDICAL INTERNATIONAL, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                ADDITIONAL         SHARE       DEFICIT ACCUMULATED
                                           COMMON STOCK           PAID-IN      SUBSCRIPTION     DURING DEVELOPMENT
                                        SHARES       AMOUNT       CAPITAL          NOTE               STAGE              TOTAL
                                        ------       ------       -------          ----               -----              -----

Initial capital contribution          10,725,011    $1,073     $   748,927      $(225,000)                           $    525,000

Purchase of the net asset of
   Dynamics Imaging, Inc               2,275,002       227         158,864                                                159,091
Net loss                                                                                           $(1,219,293)        (1,219,293)
                                      ----------    ------     -----------    ----------------     -----------        ------------

BALANCE, DECEMBER 31, 1999            13,000,013     1,300         907,791       (225,000)          (1,219,293)          (535,202)

Conversion of promissory notes to
   Common stock                         764,118         76       1,763,272                                              1,763,348
Sale of common stock                  2,405,951        241       5,551,947                                              5,552,188
Transaction costs in connection
   with the sale of common stock                                  (923,499)                                              (923,499)
Stock-based compensation                                             1,213                                                  1,213
Interest receivable on share
   subscription note                                                               (1,125)                                 (1,125)
Net loss                                                                                            (3,012,627)        (3,012,627)
                                      ----------    ------     -----------    ----------------     -----------        ------------
BALANCE, DECEMBER 31, 2000            16,170,082     1,617       7,300,724       (226,125)          (4,231,920)         2,844,296

Issuance/Conversion of preferred
   stock for common stock             2,211,491        221       1,474,106                                              1,474,327
Fair value of private placement
   stock warrants                                                  737,161                                                737,161
Transaction Costs in connection
   with the sale of common stock                                  (414,837)                                              (414,837)
Issuance of consulting stock                                        55,000                                                 55,000
   warrants
Interest receivable on Share
   subscription note                                                              (13,500)                                (13,500)
Stock-based compensation                                           148,718                                                148,718
Net loss                                                                                            (4,649,739)        (4,649,739)
                                      ----------    ------     -----------    ----------------     -----------        ------------
BALANCE, DECEMBER 31, 2001            18,381,573     1,838       9,300,872       (239,625)          (8,881,659)           181,426

Conversion of promissory notes to
   common stock                         370,837         37         432,606                                                432,643
Transaction costs in connection
   with the sale of common stock                                   (59,978)                                               (59,978)
Payment of dividends                                               (88,459)                                               (88,459)
Payment of Subscription Note                                                      239,625                                 239,625
Issuance of consulting stock                                        11,464                                                 11,464
   warrants
Placement agent stock warrants                                      73,403                                                 73,403
Fair value of detachable warrants                                  458,000                                                458,000
Stock-based compensation                 37,500          4          75,273                                                 75,277
Net loss                                                                                            (2,707,462)        (2,707,462)
                                      ----------    ------     -----------    ----------------     -----------        ------------
BALANCE, DECEMBER 31, 2002            18,789,910     1,879      10,203,181              -          (11,589,121)        (1,384,061)

Stock-based Compensation                 12,500          1          87,174                                                 87,175
Placement agent stock warrants                                      69,614                                                 69,614
Fair value of detachable warrants                                  350,112                                                350,112
Payment of dividends                                               (44,230)                                               (44,230)
Conversion of Notes and accrued
   interest to common stock           4,773,764        478       4,773,284                                              4,773,762
Sale of common stock                  5,500,000        550       5,499,450                                              5,500,000
Transaction coats in connection
   with the sale of common stock                                (1,713,752)                                            (1,713,752)
Outstanding common stock of Lions
   Gate                               8,461,538        846            (846)                                                    --
Investment Limited
Net Loss                                                                                            (5,151,403)        (5,151,403)
                                      ----------    ------     -----------    ----------------     -----------        ------------
BALANCE, DECEMBER 31, 2003            37,537,712    $3,754     $19,223,987    $             --     (16,740,524)        $2,487,217
                                      ==========    ======     ===========    =================    ============

See notes to consolidated financial statements

                 DOBI MEDICAL INTERNATIONAL, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                      Period from
                                                                                                   September 7, 1999
                                                                      Year ended December 31,      (inception) to
                                                                       2003             2002       December 31, 2003
OPERATING ACTIVITIES                                               --------------  ------------    ------------------
Net loss                                                           $(5,151,403)    $(2,707,462)      $(16,740,524)
Adjustments to reconcile net loss to net cash
  used in operating activities:
       Depreciation and amortization                                    48,310          62,964            204,320
       Amortization of financing costs                                 796,924          57,419            854,343
       Loss on sale of equipment                                            --              --                334
       Write-off of purchased in-process research and                       --              --          1,023,525
          development costs
       Interest receivable in connection with share
          subscription notes charged to equity                              --              --            (14,625)
                                                                            --
       Stock based compensation                                         87,175          86,741            378,847
       Accrued interest converted to equity                            215,258          25,688            340,454
       Accretion of discount on Series land 2 convertible notes        722,794          85,319            808,113
       Common stock warrants in connection with the conversion
          of notes payable                                                  --          61,806             61,806
       Changes in assets and liabilities:
            (Increase) in other current assets                        (781,132)        (21,447)          (813,935)
            Decrease in other assets                                    84,175              --             71,552
            Increase (decrease) in accounts payable                    (63,749)       (312,224)           529,537
            Increase in accrued expenses                               196,660           4,160            200,820
            Increase in deferred revenue                                43,645              --             43,645
                                                                  --------------  ------------    ------------------

Net cash used in operating activities                               (3,801,343)     (2,657,036)       (13,051,788)

INVESTING ACTIVITIES
Purchase of business, net of cash received                                  --              --           (500,000)
Purchase of property and equipment                                     (18,465)         (2,826)          (116,104)
Patent costs                                                                --              --            (43,022)
Proceeds from sale of equipment                                             --              --                250
                                                                  --------------  ------------    ------------------

Net cash used in investing activities                                  (18,465)         (2,826)          (658,876)
FINANCING ACTIVITIES
Proceeds from founding members                                              --              --            525,000
Cash paid for transaction costs associated with equity              (1,713,752)        (59,978)        (2,008,107)
   transactions
Cash paid for transaction costs associated with debt                  (361,230)       (358,255)          (719,485)
   transactions
Deferred offering costs                                                     --         (75,000)           (75,000)
Proceeds from subscriptions receivable - Class A preferred                  --         940,020            940,020
   shares
Dividends - Class A redeemable convertible preferred units             (44,230)        (88,459)          (132,689)
Proceeds from share subscription note - related party                       --         239,625            239,625
Proceeds from Series 1 and Series 2 Convertible Notes                2,266,000       2,290,000          4,556,000
Proceeds from notes payable, net                                       172,500         345,149          3,113,799
Proceeds from sale of common stock                                   5,500,000              --         10,128,688
Repayment of notes payable                                                  --              --           (229,300)
                                                                  --------------  ------------    ------------------
Net cash provided by financing activities                            5,819,288       3,233,102         16,338,551
Increase in cash and cash equivalents                                1,999,480         573,240          2,627,887
Cash and cash equivalents at beginning of year/period                  628,407          55,167                 --
                                                                  --------------  ------------    ------------------
Cash and cash equivalents at end of year/period                     $2,627,887       $ 628,407         $2,627,887
                                                                  ==============  ============    ==================
See notes to consolidated financial statements



                                      F-7




                 DOBI MEDICAL INTERNATIONAL, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                                       Period from
                                                                                                   September 7, 1999
                                                                      Year ended December 31,         (inception) to
                                                                       2003             2002       December 31, 2003
                                                                   --------------  ------------    ------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the year for interest                               $ 89,066              --       $       90,610
                                                                   ==============  ============    ==================
Purchase of business, net of cash received:
Fair value of assets purchased                                               --            --       $     (109,693)
Acquisition of in-process research and development costs                     --            --           (1,023,525)
Assumption of promissory notes                                               --            --              417,877
Transaction Costs                                                            --            --               56,250
Issuance of shares                                                           --            --               159,091
                                                                   --------------  ------------    ------------------
Net cash used to acquire business                                    $       --    $       --              (500,000)
                                                                   ==============  ============    ==================
Non-cash investing and financing activities:

Conversion of notes payable and accrued interest to common stock     $4,773,758    $     370,837    $    8,026,451
                                                                   ==============  ============    ==================
Conversion of Class A preferred shares to common stock               $1,307,846              --     $    1,307,846
                                                                   ==============  ============    ==================
Share subscription note                                                      --              --     $      239,625
                                                                   ==============  ============    ==================
Transaction costs in accrued expenses in connection with sale
   of common stock                                                           --    $      27,500    $       27,500
                                                                   ==============  ============    ==================
Issuance of common warrants for consulting                           $   87,175    $     184,173    $      326,348
                                                                   ==============  ============    ==================
Accretion of Class A redeemable convertible preferred shares         $  189,092    $     175,242    $      364,334
                                                                   ==============  ============    ==================
See notes to consolidated financial statements

1.   ORGANIZATION OF BUSINESS

     The consolidated financial statements include the accounts of DOBI Medical International, Inc. and its wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated.

     DOBI Medical International, Inc. (formerly Lions Gate Investment Limited), is the parent company of DOBI Medical Systems, Inc., (collectively, the "Company") and which is the surviving entity in a reverse merger closed in December, 2003 (see Note 11, "Reverse Merger"). The Company was organized on September 7, 1999 as a Delaware limited liability company ("LLC"). Effective January 1, 2003, the Company converted from a Delaware limited liability company to a Delaware corporation.

     The Company was formed to acquire and further develop a new technology for imaging of the human body referred to as Dynamic Functional Imaging. On December 8, 1999, the Company acquired certain assets, including the research, technology, all intellectual property rights and other assets and assumed certain liabilities of Dynamics Imaging, Inc. in exchange for $500,000 in cash and a 17.5% membership interest (equal to 2,275,002 common shares with a value of $159,091) in DOBI Medical Systems, LLC. The transaction was accounted for by the purchase method of accounting. The purchase price has been allocated to the net assets acquired based on estimated fair values at the date of acquisition.

     As part of the allocation of the purchase price, management determined that intangible assets with an assigned value of $1,023,525 represented purchased in-process research and development costs since significant additional costs will be required for clinical trials and Food and Drug Administration ("FDA") approval prior to marketing a commercial product. The technology purchased has no alternative use and there can be no assurances that the Company can obtain FDA approval with the acquired technology before it needs additional funds (see
Note 2). As such, the $1,023,525 of acquired in-process research and development was charged to research and development expense in 1999.

2.   BASIS OF PRESENTATION

     The Company's principal activities to date have been in the research and development of a medical diagnostic system known as the Dynamic Optical Breast Imaging or "DOBI" System, which is an optically-based medical device for improved diagnosis of breast cancer as a complement to mammography. The accompanying financial statements have been prepared in accordance with Statement of Financial Accounting Standards No. 7, Development Stage Enterprises, since planned principal operations have not yet commenced.

     Certain retroactive adjustments have been made to the financial statements presented for the periods prior to January 1, 2003 to reflect the Company as a corporation (rather than a limited liability company). The term "units" has been replaced with the terms "shares" or "stock" to reflect the Company's status as a corporation when referring to various financial and equity instruments. In addition, the reverse stock split of 1-for-1.54 and the change in par value from $0.001 to $0.0001 has also been retroactively adjusted to inception.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is currently a development stage enterprise and the Company's continued existence is dependent upon the Company's ability to obtain additional debt and/or equity financing. The Company has yet to generate a positive cash flow from operations, and until meaningful sales of the Company's product begin, the Company is totally dependent upon debt and equity funding to finance the Company's operations.

     In the event that the Company is unable to obtain debt or equity financing or the Company is unable to obtain such financing on terms and conditions acceptable to us, the Company may have to cease or severely curtail operations. This would materially impact our ability to continue as a going concern. Management has been able to raise the capital necessary to reach this stage of product development and has been able to obtain funding for operating requirements to date. There is no assurance that, if and when FDA marketing clearance is obtained, the DOBI System will achieve market acceptance or that we will achieve a profitable level of operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

     The Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with financial institutions and money market instruments. The Company places its cash and cash equivalents with high quality financial institutions and, to date, has not experienced losses on any of its balances. At times, cash balances held at financial institutions were in excess of federally insured limits.

Property and Equipment

     Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years.

     Expenditures for routine maintenance and repairs are charged against operations. Major replacements, improvements and additions are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective account, and any resulting gain or loss is reported as income or expense.

Long-Lived Assets

     In accordance with Financial Accounting Standards Board ("FASB") Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FAS 144"), the Company performs impairment tests on its long-lived assets when circumstances indicate that their carrying amounts may not be recoverable. If required, recoverability is tested by comparing the estimated future undiscounted cash flows of the asset or asset group to its carrying value. If the carrying value is not recoverable, the asset or asset group is written down to market value.

Intangible Assets

     FASB Statement No. 142, Goodwill and Other Intangible Assets ("FAS 142") requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of FAS 142. This standard also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

     The Company's intangible assets consist of the costs of filing various United States and international patents and are amortized on a straight-line basis over the estimated useful lives of the respective patents, generally five to ten years.

Deferred Financing and Offering Costs

     For the years ended December 31, 2003 and 2002, the Company recorded $422,685 and $431,658 respectively, of financing costs related to its Series 1 and Series 2 Convertible Notes. Such costs were capitalized and had been amortized using the straight-line method over the term of the Series 1 and Series 2 Convertible Notes. Amortization, which is included in interest expense for the years ended December 31, 2003 and 2002 totaled $796,924 (fully amortized) and $57,419 respectively.

     During 2002, the Company paid a non-refundable retainer fee of $75,000 to a placement agent in connection with a proposed financing. In 2003, this proposed financing was withdrawn and the $75,000 fee was expensed.

Research and Development

     Research and development costs are expensed as incurred. These expenses consist primarily of compensation, benefits and related expenses for personnel engaged in research and development activities, outside contract and consulting expenses, materials and supplies, and personnel costs to produce prototype units and develop manufacturing processes, methods and templates.

Advertising Costs

     Advertising costs are expensed as incurred. For the years ended December 31, 2003 and 2002 advertising expense was $75,901 and $70,423, respectively.

Equity-Based Compensation

     As permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"), which establishes a fair value based method of accounting for equity-based compensation plans, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") for recognizing equity-based compensation expense for financial statement purposes. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

     The Company accounts for equity instruments issued to non-employees in accordance with the provisions of FAS 123 and the Emerging Issues Task Force in Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

     In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure ("FAS 148"). This standard amends the disclosure requirements of FAS 123 for fiscal years ending after December 15, 2002 to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results. The Company follows the disclosure-only provisions of FAS 123 which requires disclosure of the pro forma effects on net income (loss) as if the fair value method of accounting prescribed by FAS 123 had been adopted, as well as certain other information.

     Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The following table summarizes relevant information as to reported results under the Company's intrinsic value method of accounting for stock awards, with supplemental information as if the fair value recognition provisions of FAS 123 had been applied for the following years ended December 31, 2003 and 2002 as follows:


                                                                               2003                     2002
                                                                         --------------------   ---------------------
Net loss, as reported                                                    $       5,151,403      $       2,707,462
Add total stock-based compensation, as reported                                     34,275                 37,777
Deduct total stock-based compensation determined under fair value
   based method for all awards                                                   (100,145)              (376,884)
                                                                         --------------------   ---------------------
Pro forma net loss                                                       $       5,217,273      $       3,046,569
                                                                         ====================   =====================
Basic and diluted loss per common share - as reported                    $            0.26      $            0.15
                                                                         ====================   =====================
Proforma loss per share basic and diluted                                $            0.26      $            0.17
                                                                         ====================   =====================
Income Taxes

     The company was treated as a limited liability company ("LLC") for federal and state income tax purposes through December 31, 2002 and did not incur income taxes as its earnings and losses were included in the tax returns of the members. Accordingly, the financial statements do not reflect a provision for federal or state income taxes through December 31, 2002.

     Effective as of January 2, 2003, the Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived primarily from tax loss carryforwards. The Company has established a valuation allowance related to the benefits of net operating losses for which utilization in future periods is uncertain. The Company believes it is more likely than not that the Company will not realize the benefits of these deductible differences in the near future and therefore a full valuation allowance of approximately $2,000,000 is provided.

     As of December 31, 2003 the Company has approximately $5,000,000 of federal net operating losses available to offset future taxable income, which if not utilized will expire in 2023. No provision for income taxes has been recorded in the financial statements as a result of continued losses. Any benefit for income taxes as a result of utilization of net operating losses may be limited as a result of a change in control.

Management Estimates

     The preparation of financial statements are in conformity with accounting principles generally accepted in the United States and requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value of Financial Instruments

     The recorded amounts of cash and cash equivalents, short-term borrowings, accounts payable and accrued expenses as presented in the financial statements approximate fair value because of the short-term nature of these instruments.

Net Loss Per Common share

     Basic net loss per common share has been computed using the weighted average number of common shares outstanding during the periods presented. There were no common stock equivalents consisting of options and warrants which were required to be included in the calculation of diluted loss per share for the periods presented. Total stock options and warrants outstanding as of December 31, 2003 equaled 2,862,250 and 16,343,351, respectively.

     Prior to the reverse merger on December 9, 2003, the Company paid dividends to the Class A Preferred Stockholders. In addition, the Company accounted for the accretion to redemption value of the preferred stock. These amounts were not deducted from loss attributable to Common shareholders, in calculating net loss per share, as such amounts were determined to have an immaterial impact on the financial statements for all periods presented.

Recently Issued Accounting Standards

     The following pronouncements have been issued by the FASB:

     In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of the SFAS
133. SFAS 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting.

     SFAS 149 is effective (1) for contracts entered into or modified after September 30, 2003, with certain exceptions, and (2) for hedging relationships designated after September 30, 2003. The guidance is to be applied prospectively.

     In May 2003, the FASB issues SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 addresses certain financial instruments that, under previous guidance, could be accounted for as equity, but now must be classified as liabilities in statements of financial position. These financial instruments include: 1.) mandatorily redeemable financial instruments, 2.) obligations to repurchase the issuer's equity shares by transferring assets, and 3.) obligations to issue a variable number of shares. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

     Management does not believe that the adoption of any of these pronouncements will have a material effect on the Company's financial statements.

4.   PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 2003 consisted of the following:

Computer software and equipment                              $     124,170
Furniture, fixtures and equipment                                   26,192
                                                             -------------
                                                                   150,362
Less accumulated depreciation and amortization                    (125,854)
                                                             -------------
Property and equipment, net                                  $      24,508
                                                             =============

     Depreciation and amortization expense was $27,069 and $41,725 for the years ended December 31, 2003 and 2002, respectively.

5.   INTANGIBLE ASSETS

     Intangible assets at December 31, 2003 consisted of:

Patents                                                      $     112,128
Less accumulated amortization                                      (78,306)
Intangible assets, net                                       $      33,822

     The weighted-average amortization period for the patents is approximately five years. Amortization expense for each of the years ended December 31, 2003 and 2002 related to patents totaled $21,240. Amortization expense for the next five years is estimated as follows:

               2004               $21,239
               2005                 4,572
               2006                 2,426
               2007                   481
               Thereafter           5,104

6.   NOTES PAYABLE

     As part of the acquisition of Dynamics Imaging, Inc., the Company assumed approximately $418,000 of Series Promissory Notes ("Notes") with a member of the Board of Directors. These Notes bore interest at 10% per year, were payable on demand or within 180 days of issuance and were collateralized by all of the Company's intellectual property and other assets. As of December 31, 1999, borrowings totaling $600,498 were outstanding with this director under the identical terms of the original issue. Subsequent to this acquisition, the Company borrowed an additional $1,004,000 in 2000 from this director, of which $899,000 was under the same terms as the Notes and $105,000 was under Unsecured Demand Promissory Notes ("Unsecured Notes"), which bore interest at 10% per year. Further, $309,000 was borrowed under the Unsecured Notes from a second director. As of December 31, 2000, outstanding borrowings totaling $1,763,348 with these related parties, including accrued interest of $79,150, were converted to common units and $229,300, including accrued interest of $1,500, was repaid.

     During 2001, the Company borrowed $1,098,150 from this director under the same terms as previous borrowings. As of December 31, 2001, all outstanding borrowings, including accrued interest of $20,358, were converted to Class A redeemable convertible preferred shares.

Series 1 Convertible 8% Notes and Series 1 Warrants

     In 2002, the Company authorized the private placement of up to $4,000,000 in "lots", each lot consisting of one Series 1 Convertible 8% Note ("Series 1 Notes") and one Series 1 Warrant ("Series 1 Warrants") exercisable for securities of the Company having a dollar value equal to 100% of the principal amount of the corresponding Series 1 Note. Principal and interest related to the Series 1 Notes are repayable within 10 days following the closing of a qualified debt or equity financing, as defined, or on their respective maturity dates 13 months from their dates of issuance, which range from July 12, 2002 through January 31, 2003. In the event of a voluntary or involuntary liquidation, the Series 1 Notes are senior to all other unsecured indebtedness. The Series 1 Notes are convertible, on the same terms and conditions, into securities the Company may issue in connection with a qualified financing, or, if no such qualified financing occurs prior to the maturity date, into common shares of the Company at $1.85 per share. The Series 1 Warrants, which expire on the earlier of (i) any reorganization or reclassification of the equity securities for the Company, (ii) any consolidation or merger of the Company in which the Company is not the surviving entity, (iii) the sale or disposition by the Company of all or substantially all of its assets, or (iv) August 31, 2009, are exercisable, on the same terms and conditions, for securities the company may issue in connection with a qualified financing, or, if no such qualified financing occurs prior to the maturity date, into common shares of the Company at $1.85 per share.

     The Company sold $3,373,000 of its Series 1 Notes and Series 1 Warrants. In connection with this financing, the Company incurred and deferred a total of $610,313 in transaction related expenses which included the issuance of placement agent unit warrants (the "Series 1 Placement Agent Warrants") to purchase $500,600 in "lots", each lot consisting of a Series 1 Note and a Series 1 Warrant. The exercise price of the Series 1 Placement Agent Warrants was 110% of the price paid by investors ($2.03 per lot). The fair value of the Series 1 Placement Agent Warrants were approximately $0.21 per warrant, or $109,108 in total, using the Black-Scholes option pricing model. Amortization of transaction related expenses for the years ended December 31, 2003 and 2002 totaled $552,894 and $57,419 respectively.

     The Series 1 Notes were recorded at their original discounted value, by deducting and recording in paid-in capital, the estimated fair value, using the Black-Scholes option pricing model for the Series Warrants totaling $674,600.

     On December 9, 2003, $2,878,000 of these notes and $177,761 of accrued interest were converted into common stock (see Note 11, "Reverse Merger"). Of the remaining $495,000 of notes that were not converted into common stock, $325,000 with accrued interest had been paid prior to December 31, 2003 and the remaining $170,000 was paid in January 2004.

Series 2 Subordinated Convertible 12% Notes and Series 2 Warrants

     In 2003, the Company authorized the private placement of up to $3,000,000 in "lots", each lot consisting of one Series 2 Subordinated Convertible 12% Note ("Series 2 Notes") and one Series 2 Warrant ("Series 2 Warrants") exercisable for securities of the Company having a dollar value equal to 100% of the principal amount of the corresponding Series 2 Note. At the election of the Company, the Series 2 Notes shall be converted into the Company's Common Stock at a price equal to the price of common shares issued pursuant to a Qualified Financing. A Qualified Financing is defined as the sale or a series of sales of equity securities by the company with gross proceeds of not less than $5,000,000. A Qualified Financing also includes any merger or consolidation to which the company is a party, and in which the party to the merger other than the Company immediately prior to the effective time of the merger or consolidation, has cash and cash equivalents, of not less than $5,000,000. The Series 2 Notes had respective maturity dates 13 months from their dates of issuance, which range from October 13, 2004 through October 30, 2004. The Series 2 Notes are convertible, on the same terms and conditions, into securities the company may issue in connection with a qualified financing, or, if no such qualified financing occurs prior to the maturity date, into common shares of the Company at $1.85 per share. The Series 2 Warrants are exercisable at $1.85 per share for a share of the Company's Common Stock, subject to adjustments under certain circumstances. The warrants expire on December 31, 2008.

     The Company sold $1,680,500 of its Series 2 Notes and Series 2 Warrants. In connection with this financing, the Company incurred and deferred a total of $244,030 in transaction related expenses which included the issuance of placement agent warrants (the "Series 2 Placement Agent Warrants") to purchase $143,050 in "lots", each lot consisting of a Series 2 Note and a Series 2 Warrant. The exercise price of the Series 1 Placement Agent Warrants is 110% of the price paid by investors ($2.03 per lot). The fair value of the Series 2 Placement Agent Warrants is approximately $0.27 per warrant, or $25,749 in total, using the Black-Scholes option pricing model.

     The Series 2 Notes were recorded at their original discounted value, by deducting and recording in paid-in capital, the estimated fair value, using the Black-Scholes option pricing model for the Series 2 Warrants totaling $133,513.

     On December 9, 2003, these notes and $37,501 of accrued interest were converted into common stock (see Note 11, "Reverse Merger"). The deferred transaction costs of $244,030 and warrant costs of $133,513 were recognized as interest expense in the year ended December 31, 2003.

7.   STOCKHOLDERS' (DEFICIT) EQUITY

     Pursuant to the approval of the holders of common units of the Company at a Special Meeting of the Holders of the Common Units on December 18, 2002, on January 1, 2003, the Company converted, from a Delaware limited liability company to a Delaware corporation. In accordance with the Certificate of Incorporation approved at that meeting, the Company was authorized to issue 95,000,000 common shares, 2,500,000 Class A 4% redeemable convertible preferred shares, and 2,500,000 preferred shares.

     Pursuant to the merger the number of shares of common stock authorized was increased from the 100,000,000 shares of common stock, par value $.000l per share authorized under Lions Gate's Articles of Incorporation, to 150,000,000 shares of capital stock, divided into 140,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share.

     Through December 31, 2002 the Board of Managers has had sole and complete discretion in determining the issuance of units, including terms, conditions or rights of the units, the number of units to be issued and the price of each issuance. Initially, the Board of Managers authorized 20 million common units. The admission of new members or an increase in a member's interest due to additional capital contributions or the issuance of options, warrants, awards or convertible securities was deemed to automatically increase the number of authorized units. Effective January 1, 2003, the Board of Directors is authorized to administer these duties in accordance with the by-laws of the Company.

Class A 4% Redeemable Convertible Preferred Shares

     On June 25, 2001, the Board of Managers authorized up to 2,500,000 shares of membership interest to be designated as Class A 4% Redeemable Convertible Preferred Shares (the "Preferred Shares"). Preferred Shares are non-voting securities with a liquidation value of $2.25 per unit and are entitled to a dividend at the rate of four percent (4%) per year on the liquidation value of each Preferred Share outstanding, in cash, semi-annually on June 30 and December 31 each year. Each Preferred Share outstanding will be redeemed for 100% liquidation value at the earlier of (i) December 31, 2006, or (ii) the closing of any transaction in which the common units are redeemable or exchangeable in full for cash or any combination of cash, securities or other property.

     Upon liquidation or dissolution of the Company, the remaining assets of the Company shall be distributed first, to the payment of all taxes, unpaid wages, debts and liabilities of the company (including debts and liabilities to shareholders); second, to holders of any classes of ownership interests having rights senior to the rights of the Preferred Shares; third, to the payment of accrued but unpaid dividends to the Class A shareholders on their outstanding Preferred Shares; fourth, to the holders of the Preferred Shares, at the liquidation value per Preferred Share; fifth, to holders of any classes or groups of shareholder interests in the Company having rights junior to the Preferred Shares; sixth, to the holders of the common shares.

     On December 31, 2001, the Company completed a private placement of its Preferred Shares. In connection with this private placement, the Company issued 2,211,491 Preferred lots at an issuance price of $1.00 per lot. Each lot consists of one Preferred Share and one warrant to purchase a common share at an exercise price of $1.00. The warrants are exercisable at any time and expire on December 31, 2006, unless the common shares are listed on NASDAQ (National Market or SmallCap Market), the American Stock Exchange, or the New York Stock Exchange ("a major exchange"). If the common shares are listed on a major exchange and the price of the common shares equals or exceeds $3,375 per share for 20 consecutive days, the warrants will automatically expire 45 days after the occurrence of this event. Further, if the common shares are listed on a major exchange or if the Company enters into a transaction exchanging equity securities, the Company has the right to redeem the warrants, upon 45 days written notice, at 50% of the exercise price.

     Additionally, as part of this transaction $1,118,508 of promissory notes and accrued interest to a related party were converted at $1.00 per share into 1,118,508 Preferred Shares in 2001. The Company incurred approximately

$414,800 of transaction related expenses, including cash commissions and non-accountable expenses totaling $131,158 to the Placement Agent. In addition, the Placement Agent received 131,422 warrants (the "2001 Placement Agent Warrants") to purchase Preferred lots, each lot consisting of one Preferred Share and one warrant to purchase a common share for $1.00 per common share. The exercise price of the 2001 Placement Agent Warrants is $1.10 per lot. These warrants are exercisable at any time, expire five years from date of issuance and contain certain anti-dilution provisions.

     In August 2002, the Company entered into a three-month consulting agreement with a placement agent and issued 87,616 warrants in October 2002, at the same price and terms as the 2001 Placement Agent Warrants. Using the Black-Scholes option pricing model, the fair value of these warrants totaled $11,464 or approximately $0.13 per warrant.

     The Preferred Shares were converted to shares of Company common stock (see
Note 11, "Reverse Merger").

Common Shares and Warrants

     During 2000, the Company completed a private placement of its common shares. In connection with this private placement, the Company issued 3,170,069 common shares at an issuance price of $2.31 per share. As part of this transaction, approximately $1,680,000 of promissory notes and accrued interest to a related party were converted at $2.31 per share into 764,118 shares, and approximately $82,000 of promissory notes and accrued interest due to the Placement Agent were converted at $2.31 per share into 40,260 shares. The Company also incurred approximately $923,500 of transaction-related expenses. Common shares have voting rights equal to one vote for each share held.

     As part of the private placement, the Placement Agent received 309,908 warrants (the "2000 Placement Agent warrants") to purchase common shares at 10% above the issuance price ($1.57 per share) . These warrants are exercisable at any time, expire four years from the date of issuance and contain certain anti-dilution provisions.

     In August 2001, the Company entered into a financial consulting agreement with the Placement Agent and granted warrants (the "2001 Consultancy Warrants") to purchase common shares at the same price and terms as the 2000 Placement Agent warrants.

     During 2002, the Company borrowed $345,149 from a related party under the same terms as previous borrowings (see Note 6 and Note 10). As of December 31, 2002, the outstanding borrowings, including accrued interest of $25,688, were converted to common shares at a price of $1.00 per share. The common shares were subject to the same anti-dilution provisions as the Preferred Shares. In connection with this transaction, the Company issued $370,837 in warrants in substantially the same form as the Series 1 Warrants resulting in a fair value of $61,806 recorded as interest expense in the 2002 statement of operations.

     On December 9, 2003, all outstanding warrants were exchanged on a one-for-one basis for three-year warrants to purchase common stock at an exercise price of $1.54 per share (see Note 11, "Reverse Merger").

     As of December 31, 2003 there were issued and outstanding 16,343,351 shares of common stock warrants with an exercise price of $1.54 and expiring on December 9, 2006.

8.   COMMITMENTS AND CONTINGENCIES

Leases

     The Company leases office space under an operating lease which expires on February 14, 2004. The Company is subject to its proportioned share of common area maintenance charges and real estate tax increases. Future minimum lease payments under this non-cancelable lease for the year ended December 31, 2004 is $23,965.

     Rent expense for the years ended December 31, 2003 and 2002 was $117,145 and $116,371, respectively.

Litigation

     Historically, the Company has been involved in disputes and/or litigation encountered in its normal course of business. The Company believes that the ultimate outcome of these proceedings will not have a material adverse effect on the Company's business, financial condition, and results of operations or cash flows.

Employment Agreement

     The Company has an employment agreement with its Chief Executive Officer which expires on December 8, 2006. The agreement includes a base salary of $225,000 per year and has certain salary increases and bonuses included, based on milestones being reached.

Consulting Agreement

     On December 8, 2003, the Company entered into a consulting agreement with Strategic Initiatives, Inc. ("Strategic") to provide investor and public relations services on behalf of the Company. In connection with the agreement, the Company paid Strategic $750,000 and issued a warrant to purchase 250,000 shares of Common Stock of the Company at an exercise price of $1.54. The Company expects Strategic to provide Such investor and public relations services during fiscal 2004. The prepayment of $750,000 is included in the Consolidated Balance at December 31, 2003, as a component of prepaid expenses and other current assets.

9.   SHARE INCENTIVE PLAN

     Effective September 13, 2000, the Board of Managers established a unit incentive plan (the "Share Plan") to provide for the granting of options to purchase common shares in the Company to the Board of Managers, officers, key employees and consultants at a price not less than the fair market value at the date of grant for "incentive" share options and a price not less than 75% of the fair market value at the date of grant for "non-qualified" options. Under the provisions of the Share Plan, no option will have a term in excess of 10 years.

     On December 18, 2002, pursuant to the approval at a Special Meeting of the Holders of the Common Shares, the Share Plan was amended to increase the number of share options available for issuance under the Share Plan to the lesser of 15 percent of the common units outstanding calculated on a fully diluted basis, or 7,000,000 shares.

     In connection with the merger, Lions Gate adopted and assumed all of DOBI Medical System's obligations under the Share Plan and increased the number of shares issuable under stock option grants to 5,630,000 shares. As of December 31, 2003 there were issued and outstanding stock options to purchase 2,862,250 shares of our common stock.

     The Share Plan is administered by a Committee named by the Board of Directors and is responsible for determining the individuals to be granted options, the number of options each individual will receive, the option price per share and the exercise period of each option. Options granted pursuant to the Share Plan generally vest over a four-year period and are subject to accelerated vesting under certain conditions.

     During years ended December 31, 2003 and 2002, the Board of Directors granted 1,676,000 and 752,375 options respectively. These options have an exercise price of $1.00 to $1.38 per share and expire 10 years from the date of grant. Options granted to non-employees are accounted for under SFAS No. 123, whereby compensation measurement of equity awards is based on their fair value. The fair market value of these options was estimated at the date of grant using a Black-Scholes option pricing model. In accordance with Emerging Issues Task Force Issue No. 96-18, expense generally must be recorded based on the fair value of the stock options on the vesting date. The expense recorded for the years ended December 31, 2003 and 2002 was $34,275 and $37,777 respectively.

     The following table summarizes information about stock options outstanding at December 31, 2003 and 2002:


                                                              2003                               2002
                                                ------------------------------    ------------------------------------
                                                WEIGHTED-AVERAGE   NUMBER OF      WEIGHTED-AVERAGE
                                                EXERCISE PRICE      OPTIONS        EXERCISE PRICE   NUMBER OF OPTIONS
                                                --------------      -------        --------------   -----------------

Options outstanding, beginning of year               $2.31          1,787,500           $2.78            1,305,687
Granted                                               1.06          1,676,000            1.38              752,375
Exercised                                            --                    --           --                      --
Forfeited                                             2.79           (601,250)           2.26             (270,562)
                                                      ----          ---------            ----              -------
Options outstanding, end of year                     $1.46          2,862,250           $2.28            1,787,500
                                                     ======         =========           =====            ==========
         Options exercisable, end of year            $2.07            983,931           $2.12              977,833
                                                     ======         =========           =====            ==========

     Stock options outstanding at December 31, 2003 for each of the following classes of options, by exercise price, are summarized as follows:


                                                                   WEIGHTED-AVERAGE             NUMBER OF OPTIONS
                                         NUMBER OF                    REMAINING                    CURRENTLY
EXERCISE PRICE                            OPTIONS                 CONTRACTUAL LIFE                EXERCISABLE
----------------                     ---------------              -----------------             ------------------
$2.31                                   633,750                     6.7 years                        598,000
$3.46                                    79,625                     7.2 years                         59,314
$1.38                                   758,875                     8.8 years                        326,617
$1.00                                 1,390,000                     9.4 years                             --


     The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 2003 and 2002:

     Expected life from vest date (in years)               5
     Risk-free interest rate                           2.75%
     Volatility                                        69.6%
     Dividend yield                                       --

10.  RELATED PARTY TRANSACTIONS

     In connection with the organization of the Company, a member of the Board of Directors of the Company agreed to provide his initial capital contribution and, from time to time, additional loans and/or equity capital in the form of cash or cash equivalents in an aggregate amount not to exceed $1,750,000 for the operations and working capital of the Company. This funding, which was in the form of notes payable by the Company, has been completed. In accordance with the funding agreement, $1,681,545, including interest, was converted to common stock at the completion of the first round of private equity funding in 2000.

     During 2001, this same director provided bridge financing to the Company in the form of notes payable totaling $1,098,150. On December 31, 2001 the loan balance and accrued but unpaid interest totaling $20,358, was converted into 1,118,508 Class A 4% Redeemable Convertible Preferred Shares and 1,118,805 common share purchase warrants. No cash interest was paid by the Company on the loans in 2001.

     During 2002, the Company borrowed $345,149 from this same director under the same terms as previous borrowings. In December, 2002, the outstanding borrowings were converted to common stock at a price of $1.00 per share. The common shares are subject to the same anti-dilution provisions as the Preferred Shares. In connection with this transaction, the Company issued $370,837 in warrants in substantially the same form as the Series 1 warrants resulting in a fair value of $61,806 recorded as interest expense in the 2002 statement of operations.

     During 2003, the Company borrowed $250,000 from this same director under the same terms as previous borrowings. As of December 1, 2003, the outstanding borrowings were converted to purchase $250,000 of Series 2 Notes.

     In connection with the Company's placement of its Series 1 Notes and Series 1 Warrants through January 31, 2003, the Company recorded cash commissions and non-accountable expenses totaling $337,950 to an investment bank and issued warrants to purchase $450,600 in lots, each lot consisting of its Series 1 Notes and its Series 1 Warrants. A former member of the Board of Directors is the president of the investment bank.

     In connection with the Company's placement of its Series 2 Notes and Series 2 Warrants, the Company recorded cash commissions and non-accountable expenses totaling $171,660 to an investment bank and issued warrants to purchase $143,050 in lots, each lot consisting of its Series 2 Notes and its Series 2 Warrants. A former member of the Board of Directors is the president of the investment bank.

     In connection with the Company's private placement of its Class A 4% Redeemable Convertible Preferred Shares, which closed on December 31, 2001, the Company paid cash commissions and non-accountable expenses to an investment bank totaling $131,158 and issued 131,422 warrants (2001 Placement Agent Warrants) to purchase a Preferred Unit consisting of one Preferred Share and one common share purchase warrant to purchase one common share at an exercise price of $1.00 per share, subject to adjustment in certain circumstances. The exercise of the 2001 Placement Agent Warrant is $1.10 per lot. A former member of the Board of Directors is the president of the investment bank.

     In connection with the Company's private placement of its common stock, which closed on December 29, 2000, the Company paid cash commissions to the Placement Agent totaling $557,398, and issued warrants (2000 Placement Agent Warrants) to purchase an aggregate of 309,908 common shares. The exercise price of the 2000 Placement Agent Warrants is $1.57 per share. A former member of the Board of Directors is the president of the investment bank.

     In consideration for consulting services rendered during 2001, the Placement Agent was granted warrants dated as of August 1, 2001 (2001 Consultancy Warrants) to purchase 89,090 Common shares at an exercise price of $1.57 per share. In consideration for consulting services rendered during 2002, the Placement Agent was issued warrants (2002 Consultancy Warrants) to purchase 87,616 lots, each lot consisting of (i) one Class A 4% Redeemable Convertible Preferred Shares and (ii) one common share purchase warrant. The exercise price of the 2002 Consultancy Warrants is $1.10 per lot. A former member of the Board of Directors is the president of the investment bank.

     The Company had a consulting agreement with one of the equity holders of Dynamics Imaging, Inc. Under the terms of this agreement, which commenced in December 1999, the Company paid this individual a monthly fee of $10,106 plus an additional fee to cover a portion of the Cost of certain benefits. The Company recorded an expense of approximately $33,800 in 2002 for these consulting services. The agreement terminated on April 1, 2002. A former member of the Board of Directors is the president of the investment bank.

     DOBI Medical Systems' chief executive officer and director was indebted to DOBI Medical Systems pursuant to a limited recourse promissory note which was paid in full in December 2002. As of January 1, 2001, the principal amount of the note was $225,000, and from the date of the loan to payment of the note in full, the note bore interest at the annual rate of 6%, payable annually in arrears. The original amount of the note, $225,000, was used by the chief executive officer and director to purchase 2,925,003 shares of common stock of DOBI Medical Systems.

     Immediately prior to the closing of the reverse merger and the private placement transaction, Lions Gate Investment purchased and redeemed 1,000,000 shares of common stock held by a director and the former Chief Financial Officer, Treasurer and Secretary of Lions Gate Investment, for $143,805.27.

11.  REVERSE MERGER

     On December 9, 2003, the Company merged into Lions' Gate Investment, Limited ("Lions Gate"), a publicly listed company, with the Company as the surviving entity (the "Merger"). At the time of the Merger, Lions Gate had 8,461,538 shares of common stock outstanding.

     For accounting purposes the Company is the acquirer in the transaction, and consequently the transaction will be treated as a recapitalization of the company.

     Prior to the Merger, Lions Gate (i) redeemed and cancelled 1,738,462 shares of its outstanding common stock from a director and three other persons for a cash payment of $250,000, and (ii) released to its other director its oil and gas licenses and certain related receivables due from such other director (valued on its books at $10,109) in exchange for 400,000 shares of its common stock held by that director, thereby reducing the total number of shares of common stock outstanding from 10,600,000 to 8,461,538 shares. Effective immediately prior to the merger, the Company engaged in a 1.53846:1 reverse stock split of its outstanding common stock, and made appropriate adjustments to its outstanding warrants, stock options, convertible debt and equity securities.

     Simultaneous to the Merger, the Company closed a two-tranche private financing (the "Private Financing") in which the Company received gross proceeds of the first tranche totaling $5,500,000. In connection with the first tranche of the Private Financing, the Company issued 5,500,000 shares of common stock and 2,750,000 three-year warrants to purchase common stock at an exercise price of $1.54 per share (the "Warrants").

     Pursuant to the Merger Agreement, at closing, Lions Gate issued 23,576,174 shares of its common stock to the former security holders of the Company, representing 62.8% of the outstanding Lions Gate common stock following the merger, in exchange for 100% of the outstanding capital stock of the Company and convertible promissory notes. Included in the shares of capital stock of the Company outstanding prior to the merger were (i) 16,590,920 shares of common stock of the Company, which were converted at the merger on a one-for-one basis into 16,590,920 shares of Lions Gate common stock, and (ii) 2,211,491 shares of the Company's Class A Convertible Preferred Stock, which were converted at the merger on a l-for-l basis into 2,211,491 shares of Lions Gate common stock. Convertible promissory notes of the Company outstanding prior to the merger included (i) $1,680,500 of outstanding indebtedness under the Company's Series 2 Convertible Notes, which represented all of the indebtedness outstanding under those notes, and which was converted, together with accrued but unpaid interest thereon, at the merger into 1,718,002 shares of Lions Gate common stock, and
(ii) $2,878,000 of outstanding indebtedness under the Company's Series 1 Convertible Notes, which represented all but $270,000 of the principal indebtedness outstanding under those notes, and which was converted, together with accrued but unpaid interest thereon, at the merger into 3,055,761 shares of Lions Gate common stock. The $270,000 of indebtedness left outstanding, plus accrued interest thereon, under the Series 1 Notes became an outstanding debt obligation of the Company following the merger. The company repaid $100,000 subsequent to the merger and the remaining debt was $170,000 as of December 31, 2003.

     Pursuant to the Merger Agreement, all outstanding warrants were exchanged on a one-for-one basis for three-year Warrants to purchase common stock at an exercise price of $1.54 per share.

     In connection with the Private Placement, the Company incurred cash transaction expenses as follows: (i) placement agent fees totaling $1,020,000, of which $660,000 were paid on closing and $360,000 are due six months from closing; (ii) transaction expenses incurred by the Company's financial consultant and Placement agent totaling $270,000; and (iii) legal, accounting and other professional fees and expenses incurred by the Company totaling approximately $423,000. In addition, the Company issued 3,770,000 Warrants to the placement agent and its financial advisors in connection with the first tranche.

     The Company used the Black-Scholes option pricing model to determine a fair value of the three-year Warrants issued in the Offering. The 3-year warrants were valued at $0.14 per share.

                 DOBI Medical International, Inc. and Subsidiary
                          (A Development Stage Company)
                      Condensed Consolidated Balance Sheet
                                  June 30, 2004
                                   (Unaudited)

ASSETS
Current assets:                                                                                  $      96,780
         Cash                                                                                          347,810
         Prepaid expenses and other current assets                                                     130,876
                                                                                                 ----------------
         Inventory                                                                                     575,466
Total current assets
Property and equipment, net                                                                            247,071
Intangible assets, net                                                                                  22,850
Other assets                                                                                           175,688
                                                                                                 ----------------
Total assets                                                                                        $1,021,075
                                                                                                 ================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Accounts payable                                                                          $   634,761
         Accrued expenses                                                                              741,044
         Deferred revenue                                                                               87,290
                                                                                                 ----------------
Total current liabilities                                                                            1,463,095
Stockholders' deficiency
         Preferred stock, $.0001 par value, 10,000,000 shares
              authorized, none issued and outstanding                                                       --
         Common stock, $.0001 par value, 140,000,000 shares authorized,
              37,694,322 issued and outstanding                                                          3,769
         Additional paid-in capital                                                                 19,246,340
         Deficit accumulated during development stage                                              (19,692,129)
                                                                                                 ----------------
Total stockholders' deficiency                                                                        (442,020)
                                                                                                 ----------------
Total liabilities and stockholders' deficiency                                                      $1,021,075
                                                                                                 ================

See notes to condensed consolidated financial statements

                 DOBI Medical International, Inc. and Subsidiary
                          (A Development Stage Company)

                 Condensed Consolidated Statements of Operations
                                   (Unaudited)



                                                                                                       Period from
                                                                                                      September 7,
                                                                                                    1999 (inception)
                                       Three months ended June 30,    Six months ended June 30,            to
                                           2004          2003            2004            2003         June 30, 2004
                                       -----------   ------------    -----------      ----------     --------------

Research and development expenses         $466,342      $273,001       $969,981        $601,054        $7,872,235
General and administrative expenses        515,804       285,419        992,791         575,911         5,360,017
Clinical program expenses                  147,760        92,240        276,753         138,148         1,992,823
Sales and marketing expenses               506,911       119,086        712,430         233,781         2,482,973
Interest expenses                            2,020       359,078          4,140         707,400         2,169,796
Interest income                               (565)          (36)        (4,490)           (280)         (185,715)
                                       -----------   -----------    -----------      ----------     -------------
Net loss                               $(1,638,272)  $(1,128,788)   $(2,951,605)     (2,256,014)    $ (19,692,129)
                                       ===========   ===========    ===========      ==========     =============


Basic and diluted loss per common      $     (0.04)  $     (0.06)   $     (0.08)     $    (0.12)
share                                  ===========   ===========    ===========      ==========

Weighted average common shares,
basic and diluted                       37,693,974    18,802,410     37,616,669      18,800,327
                                       ===========   ===========    ===========      ==========

See notes to condensed consolidated financial statements

                 DOBI Medical International, Inc. and Subsidiary
                          (A Development Stage Company)

                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)



                                                                                                       Period from
                                                                                                      September 7,
                                                                    Six months ended June 30,       1999 (inception)
                                                                      2004              2003        to June 30, 2004
                                                                 ---------------  ---------------   ------------------
Operating activities
Net loss                                                         $ (2,951,605)    $   (2,256,013)   $   (19,692,129)
Adjustments to reconcile net loss to net cash used in
operating activities:
     Depreciation and amortization                                     26,107             24,820            230,427
     Amortization of financing costs                                       --            576,791            854,343
     Loss on sale of equipment                                             --                 --                334
     Write-off of purchased in-process research and                        --                 --          1,023,525
       development costs
     Interest receivable in connection with share                          --                 --            (14,625)
       subscription notes charged to equity
     Stock based compensation                                          22,370             29,636            401,217
     Accrued interest converted to equity                                  --                 --            340,454
     Accretion of discount on Series land 2 convertible notes              --                 --            808,113
     Common stock warrants in connection with the conversion
       of notes payable                                                    --                 --             61,806
     Changes in assets and liabilities:
         (Increase) in other current assets                           346,167            (34,268)          (467,768)
         (Increase) Decrease in other assets                         (169,411)           (51,125)           (97,859)
         Increase (decrease) in accounts payable                      370,699             43,471            900,236
         Increase (decrease) in accrued expenses                      188,619            155,575            389,439
         Increase in deterred revenue                                  43,645             43,645             87,290
                                                                 -------------    --------------    ----------------
Net cash used in operating activities                              (2,123,409)        (1,467,468)       (15,175,197)
Investing activities
Purchase of business, net of cash received                                 --                 --           (500,000)
Purchase of property and equipment                                   (237,698)            (8,864)          (353,802)
Patent costs                                                               --                 --            (43,022)
Proceeds from sale of equipment                                            --                 --                250
                                                                 -------------    --------------    ----------------
Net cash used in investing activities                                (237,698)            (8,864)          (896,574)
Financing activities
Proceeds from founding members                                             --                 --            525,000
Cash paid for transaction costs associated with equity                     --                 --         (2,008,107)
   transactions
Cash paid for transaction costs associated with debt                       --           (142,950)           719,485
   transactions
Deferred offering costs                                                    --                 --            (75,000)
Proceeds from subscription receivable - Class A preferred                  --                 --            940,020
   shares
Dividends - Class A redeemable convertible preferred units                 --            (44,229)          (132,689)
Proceeds from share subscription note - related party                      --                 --            239,625
Proceeds (payments) Series 1 and Series 2 convertible Notes -        (170,000)         1,083,000          4,386,000
   net
Proceeds from notes payable, net                                           --                 --          3,113,799
Proceeds from sale of common stock                                         --                 --         10,128,688
Repayment of notes payable                                                 --                 --           (229,300)
                                                                 -------------    --------------    ----------------
Net cash provided by financing activities                            (170,000)           895,821         16,168,551
Increase (decrease) in cash                                        (2,531,107)          (580,511)            96,780
Cash at beginning of period                                         2,627,887            628,407                 --
                                                                 -------------    --------------    ----------------
Cash at end of period                                           $      96,780     $       47,896    $        96,780
                                                                ==============    ==============    ================
See note to condensed financial statements


                 DOBI Medical International, Inc. and Subsidiary
                          (A Development Stage Company)

           Condensed Consolidated Statements of Cash Flows (continued)
                                   (Unaudited)



                                                                                                       Period from
                                                                                                      September 7,
                                                                      Six months ended June 30,     1999 (inception)
                                                                         2004            2003       to June 30, 2004
                                                                      ------------   -----------    -----------------

Supplemental disclosures of cash flow information
Cash paid during the period for interest                            $      4,138    $        675    $          94,748
                                                                    =============   ============    =================
Income taxes paid                                                             --              --                   --
                                                                    =============   ============    =================
   Purchase of business, net of cash received:
   Fair value of assets purchased                                             --              --    $        (109,693)
   Acquisition of in-process research and development Costs                   --              --           (1,023,525)
   Assumption of promissory notes                                             --              --              417,877
   Transaction costs                                                          --              --               56,250
   Issuance of shares                                                         --              --              159,091
Net cash used to acquire business                                             --              --    $        (500,000)
                                                                    =============   ============    =================
Non-cash investing and financing activities:
   Conversion of notes payable and accrued interest to common
     stock                                                                    --              --    $       8,026,451
                                                                    =============   ============    =================
   Conversion of Class A preferred shares to common stock                     --              --    $       1,307,646
                                                                    =============   ============    =================
   Share subscription note                                                    --              --    $         239,625
                                                                    =============   ============    =================
   Transaction costs in accrued expenses in connection with sale
     of common stock                                                          --              --    $          27,500
                                                                    =============   ============    =================
   Issuance of common warrants for consulting                                 --              --    $         242,407
                                                                    =============   ============    =================
   Accretion of Class A redeemable convertible preferred shares               --    $     99,473    $         364,334
                                                                    =============   ============    =================
See notes to condensed consolidated financial statements

                 DOBI Medical International, Inc. and Subsidiary
                          (A Development Stage Company)

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)

1.   ORGANIZATION OF BUSINESS

     The consolidated financial statements include the accounts of DOBI Medical International, Inc. and its wholly-owned subsidiary, DOBI Medical Systems, Inc.

     All significant inter-company balances and transactions have been eliminated.

     The Company was formed to acquire and further develop a new technology for imaging of the human body, referred to as Dynamic Optical Breast Imaging ("DOBI") (R)

2.   BASIS OF PRESENTATION

     The accompanying interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. The results of operations for the three and six month periods ended June 30, 2004 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2004.

     These consolidated financial statements should be reed in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-KSB filed on February 18, 2004 with the Securities and Exchange Commission,

     The Company's principal activities to date have been in the research and development of a medical diagnostic system known as the ComfortScan (TM) system, which is an optically-based medical device for improved diagnosis of breast cancer as a complement to mammography. The accompanying financial statements have been prepared in accordance with Statement of Financial Accounting Standards No. 7, Development Stage Enterprises, since planned principal operations have not yet commenced.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is currently a development stage enterprise and its continued existence is dependent upon its ability to resolve its liquidity problems, principally by obtaining additional debt and/or equity financing. The Company has yet to generate a positive internal cash flow, and until meaningful sales of our product begin, we are totally dependent upon debt and equity funding.

     In the event that the Company is unable to obtain debt or equity financing or unable to obtain such financing on terms and conditions that are acceptable to the Company, we may have to cease or severely curtail our operations. This would materially impact the Company's ability to continue as a going concern. Management has been able to raise the capital necessary to reach this stage of product development and has been able to obtain funding for operating requirements to date. There is no assurance that, if and when FDA premarket approval is obtained, the ComfortScan system will achieve market acceptance or that the Company will achieve a profitable level of operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Equity--Based Compensation

     As permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"), which establishes a fair value based method of accounting for equity-based compensation plans, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") for recognizing equity-based compensation expense for financial statement purposes. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

     The Company accounts for equity instruments issued to non-employees in accordance with the provisions of FAS 123 and the Emerging Issues Task Force in Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

     In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure ("FAS 148"). This standard amends the disclosure requirements of FAS 123 for fiscal years ending after December 15, 2002 to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results. The Company follows the disclosure-only provisions of FAS 123 which require disclosure of the pro forms effects on net income (loss) as if the fair value method of accounting prescribed by FAS 123 had been adopted, as well as certain other information.

     Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     During six months ended June 30, 2004, the Board of Directors granted employees and directors 715,000 options. These options have various exercise prices from $2.50 to $3.30 per share. They expire 10 years from the date of grant. Options granted to non-employees are accounted for under SFAS No. 123, whereby compensation measurement of equity awards is based on their fair value. The fair market value per share of these options was estimated to be $1.48 to $1.95 per share at the date of grant using the Black-Scholes option pricing model. Compensation expense generally must be recorded based on the fair value of the stock options over the vesting period. The expense recorded for the three and six months ended June 30, 2004 and 2003 were $22,368 and $17,138, respectively.

     The following table summarizes relevant information as to reported results under the Company's intrinsic value method of accounting for stock awards, with supplemental information as if the fair value recognition provisions of FAS 123 had been applied for the following six months ended June 30:

                                                                                          2004               2003
                                                                                      ------------       -------------
Net loss, as reported                                                                 $(2,951,605)       $(2,256,014)
Add total stock-based compensation, as reported                                             22,368             17,138
Deduct total stock-based compensation determined under fair value based
     method for all awards                                                               (146,935)           (50,072)
                                                                                      -----------        ------------
Pro forma net loss                                                                    $(3,076,172)       $(2,291,948)
                                                                                      ============       ============
Basic and diluted loss per common share - as reported                                 $     (0.08)       $     (0.12)
                                                                                      ============       ============
Pro forma loss per share basic and diluted                                            $     (0.08)       $     (0.12)
                                                                                      ============       ============
Net Loss Per Common share

     Basic net loss per common share is computed using the weighted average number of common shares outstanding during the periods presented. There were no common stock equivalents consisting of options and warrants which were required to be included in the calculation of diluted loss per share for the periods presented since their inclusion would be antidilutive. The total number of stock options and warrants outstanding as of June 30, 2004 was 3,577,250 and 15,943,102, respectively.

Recently Issued Accounting Standards

     In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. However, in December 2003, FASB deferred the latest date by which all public entities, which meet the definition of small business issuer under SEC Regulation S-B ("Public SBs"), must apply FIN 46 to the first interim or annual reporting period ended after December 15, 2004. The adoption of this pronouncement did not have a material effect on the Company's financial statements.

4.   SUBSEQUENT EVENT

     On July 30, 2004, the Company closed on a private placement financing in which it sold 206.45 Series A Preferred shares for $25,000 per share, which are convertible into 2,580,667 shares of common stock. Gross proceeds of the transaction were $5,161,333. The Company also issued 2,580,667 4-year investor warrants to purchase common stock at a price of $3.00 per share.

     The Company incurred cash transaction costs totaling approximately $828,000, which included placement agent commissions and non-accountable expenses totaling approximately $664,000. In addition, the Company issued 770,450 4-year placement agent warrants to purchase common stock at a price of $2.00 per share.

     The holders of Series A Preferred Stock shall be entitled to receive a quarterly cumulative dividend at the end of each calendar quarter (the "Dividend") calculated at a rate of 8% per annum of the issue price of any outstanding share of Series A Preferred Stock for the first three years after the closing of this offering, 10% per annum for the following two years, and 12% per annum for any additional year in which any share of Series A Preferred Stock remains outstanding. At the option of the Company, the Dividend may be paid in either cash or registered shares of Common Stock. In the case of payment in stock, this stock will be valued at 95% of the average of the closing trading price of the Common Stock for the 20 trading days ending on the day prior to the day on which such payment is due.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our amended and restated certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

     We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       Registration Fees                                     $  10,881.81
       Federal Taxes                                                --
       State Taxes                                                  --
       Legal Fees and Expenses                                  65,000.00
       Printing and Engraving Expenses                          10,000.00
       Blue Sky Fees                                            20,000.00
       Accounting Fees and Expenses                              5,000.00
       Miscellaneous                                             5,000.00
               Total                                         $ 115,881.81
                                                             =============

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     On December 9, 2003, we completed a reverse merger transaction with Lions Gate Investment Limited, a Nevada corporation formed on October 29, 1999. Simultaneously with the reverse merger transaction described above, we completed a private placement of shares of our common stock to new investors at a price of $1.00 per share, together with warrants to purchase shares of common stock at an exercise price of $1.54 per share. The completed private placement is to close in two tranches. The first tranche closed on the merger closing date, resulting in gross proceeds to us of $5.5 million. The closing of the second tranche is conditioned on our meeting specified operating milestones no later than 18 months after the closing of the merger. Gross proceeds to us from the second tranche are expected to be $3.0 million.

     In connection with the closing of the first tranche our December 2003 private placement, as part of the fees paid to Sterling Financial Investment Group, the placement agent, Verus International Group Ltd. and Tazata Ventures, LLC, we issued to Sterling, Verus and Tazata, or their designees, three-year advisory warrants to purchase a total of

3,770,000 shares of common stock. The advisory warrants are exercisable in whole or in part until December 9, 2006. The advisory warrants, which have an exercise price of $1.54 per share, include a cashless-exercise feature, which allows the holder to exercise the warrant without paying the cash exercise price for a lesser number of shares of common stock.

     For a more complete description of the reverse merger transaction and accompanying private placement in which we received $5.5 million in gross proceeds, see our current report on Form 8-K, dated December 9, 2003 and filed with the Securities and Exchange Commission (SEC) on December 19, 2003.

     On July 30, 2004, we completed a private placement of 206.45 shares of our series A convertible preferred stock, par value $.0001 per share, at a price of $25,000 per share to accredited investors. For each share of series A convertible preferred stock purchased, an investor received warrants to purchase 12,500 shares of common stock. At the closing of the private placement, we issued warrants to purchase a total of 2,580,667 shares of common stock, which are convertible at an exercise price of $3.00 per share. We received $5,161,333 in gross proceeds from this private placement.

     The series A preferred stock are convertible into shares of our common stock based upon a stated value of $25,000 per share of series A convertible preferred stock, plus any accrued but unpaid dividends, at a price per share of our common stock equal to $2.00, subject to adjustment. Initially, the shares of series A convertible preferred stock we issued in the private placement are convertible into 2,580,667 shares of our common stock.

         Each warrant is exercisable at $3.00 per share of our common stock, subject to adjustment in the event of stock splits or reverse stock splits, stock dividends, recapitalizations or similar events, and expires on July 30, 2008, four years after the date of issuance.

         In connection with the closing of our July 2004 private placement, as part of the fees paid to Sterling Financial Investment Group, the placement agent, we issued to Sterling, or its designees, four-year placement agent warrants to purchase a total of 770,450 shares of common stock. The placement agent warrants are exercisable in whole or in part until July 30, 2008. The placement agent warrants, which have an exercise price of $2.00 per share, include a cashless-exercise feature, which allows the holder to exercise the warrant without paying the cash exercise price for a lesser number of shares of common stock.

ITEM 27.  EXHIBITS.

     The following is a list of Exhibits filed as part of this registration statement:


EXHIBIT NO.          DESCRIPTION OF EXHIBIT
          2.1        Agreement of Merger and Plan of Reorganization, dated December 8, 2003, among Lions Gate
                     Investment Limited, DOBI Acquisition Corp. and DOBI Medical Systems, Inc.(1)

          3.1        Certificate of Incorporation of DOBI Medical International, Inc.(2)

          3.2        By-Laws of DOBI Medical International, Inc.(2)

          4.1        Form of Three-Year Warrant to Purchase Common Stock.(1)

          4.2        Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of
                     DOBI Medical International, Inc.

          5.1        Opinion of Greenberg Traurig, LLP, as to the legality of the shares of common stock.

         10.1        2000 Stock Incentive Plan.(1)

         10.2        Employment Agreement, dated as of December 9, 2003, between Philip C. Thomas and DOBI Medical
                     International, Inc.(1)

         10.3        Form of International Marketing, Sales and Services Agreement.

         14.1        Code of Business Conduct and Ethics.(2)

         14.2        Code of Ethics for CEO and Senior Financial Officers.(2)


                                      II-2

         21.1        Subsidiaries of DOBI Medical International, Inc.(2)

         23.1        Consent of Marcum & Kleigman LLP.

         23.2        Consent of Ernst & Young LLP.

         23.3        Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).

         24.1        Power of Attorney (set forth on signature page of the Registration Statement).

         99.1        Audit Committee Charter.(2)

         99.2        Compensation Committee Charter.(2)

________________________

(1) Incorporated by reference from the exhibits filed with the Current Report on Form 8-K, dated December 9, 2003 (filed with the SEC on December 19,
     2003).

(2) Incorporated by reference from the exhibits filed with the Current Report on Form 8-K, dated January 30, 2004 (filed with the SEC on February 2,
     2004).

(3) Incorporated by reference from the exhibits filed with the Annual Report on Form 10-KSB, as amended, for the year ended December 30, 2003.


ITEM 28.  UNDERTAKINGS.

     (a) The undersigned small business issuer hereby undertakes:

         (1) To file, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

             (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Secaucus, State of New Jersey, on September 14, 2004.

                                           DOBI MEDICAL INTERNATIONAL, INC.


                                           By:   /s/ Phillip C. Thomas
                                              ----------------------------------
                                                Phillip C. Thomas
                                                Chief Executive Officer
                                                (principal executive officer)

                                           By::  /s/ Michael R. Jorgensen
                                              ----------------------------------
                                                 Michael R. Jorgensen
                                                 Chief Financial Officer
                                                 (principal financial and
                                                  accounting officer)

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of DOBI Medical International, Inc., hereby severally constitute and appoint Phillip C. Thomas, Michael R. Jorgensen and Frank M. Puthoff, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

         Signature                                   Title                                       Date

/s/ Robert B. Machinist                             Chairman                                    September 14, 2004
----------------------------------
Robert B. Machinist

/s/ Phillip C. Thomas                               Director and Chief Executive Officer        September 14, 2004
----------------------------------
Phillip C. Thomas

/s/ David H. Clarke                                 Director                                    September 14, 2004
----------------------------------
David H. Clarke

/s/ Bradford Baker                                  Director                                    September 14, 2004
----------------------------------
Bradford Baker

/s/ William Li, M.D.                                Director                                    September 14, 2004
----------------------------------
William Li, M.D.

/s/ Webb W. Turner                                  Director                                    September 14, 2004
----------------------------------
Webb W. Turner

/s/ Michael R. Jorgensen                            Chief Financial Officer                     September 14, 2004
----------------------------------
Michael R. Jorgensen

                                  EXHIBIT INDEX

EXHIBIT
NUMBER              DESCRIPTION

         4.2        Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of
                    DOBI Medical International, Inc.

         5.1        Opinion of Greenberg Traurig, LLP, as to the legality of the shares of common stock.

        10.3        Form of International Marketing, Sales and Services Agreement.

        23.1        Consent of Marcum & Kleigman LLP.

        23.2        Consent of Ernst & Young LLP.

        23.3        Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).

        24.1        Power of Attorney (set forth on signature page of the Registration Statement).
